AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998
                                                      REGISTRATION NO. 333-66883

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                              YOUNG & RUBICAM INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                              7311                       13-1493710
    (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
     incorporation or organization)      Classification Code Number)     Identification Number)

                               285 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           STEPHANIE W. ABRAMSON, ESQ.
                    EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                              YOUNG & RUBICAM INC.
                               285 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 210-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

       PETER H. DARROW, ESQ.                         MARK C. SMITH, ESQ.
   CLEARY, GOTTLIEB, STEEN & HAMILTON      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
         ONE LIBERTY PLAZA                            919 THIRD AVENUE
         NEW YORK, NEW YORK 10006                 NEW YORK, NEW YORK 10022
           (212) 225-2000                              (212) 735-3000

                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                ----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1998


PROSPECTUS
           , 1998

                                10,000,000 SHARES
                               [GRAPHIC OMITTED]

                                  COMMON STOCK
                               -------------------
     This is an offering of 10,000,000 shares of Common Stock, par value $0.01 per share, of Young & Rubicam Inc.

     All of the 10,000,000 shares of Common Stock offered hereby are being sold by the Selling Stockholders named in this Prospectus. Young & Rubicam will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


     The last reported sale price of the Common Stock, which is listed on the New York Stock Exchange under the symbol "YNR", on November 11, 1998, was $28.00 per share. See "Price Range of Common Stock and Dividend Policy."


     INVESTING IN COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   PER SHARE     TOTAL
                                                  -----------   ------
Public offering price .........................       $         $
Underwriting discount .........................       $         $
Proceeds to the Selling Stockholders ..........       $         $

     The underwriters may, under certain circumstances, purchase up to an additional 1,500,000 shares of Common Stock from certain Selling Stockholders at the public offering price less the underwriting discount, solely to cover over-allotments. The Company has agreed to pay expenses incurred by the Selling Stockholders in connection with the offering, other than the underwriting discount.

     The underwriters are severally underwriting the shares being offered. The underwriters are offering the shares when, as and if delivered to and accepted by them, subject to various prior conditions, including their right to reject orders in whole or in part. The underwriters expect to deliver the shares against payment in New York, New York on , 1998.

                               -------------------
            JOINT GLOBAL COORDINATORS AND JOINT BOOK-RUNNING MANAGERS

BEAR, STEARNS & CO. INC.                            DONALDSON, LUFKIN & JENRETTE

                               -------------------

GOLDMAN, SACHS & CO.

                          ING BARING FURMAN SELZ LLC

                                                            SALOMON SMITH BARNEY



The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         CERTAIN INTRODUCTORY MATTERS

     Unless otherwise stated, all of the information in this Prospectus assumes that the underwriters' over-allotment option is not exercised. Unless otherwise stated, all references to the "Company" and "Y&R" refer to Young & Rubicam Inc., its predecessors and its consolidated subsidiaries, including Young & Rubicam L.P. References in this Prospectus to the years 1993, 1994, 1995, 1996 and 1997 are, unless the context otherwise requires, to the Company's fiscal years ended December 31.

     Information regarding worldwide advertising expenditures, historical and projected growth in advertising expenditures and comparative rankings of the size of Young & Rubicam Inc., its affiliates, subsidiaries and operating units has been obtained from industry sources, principally Advertising Age, McCann-Erickson Report, O'Dwyer's PR Services Report, Med Ad News and Design Week. All information regarding comparative size rankings is based on 1997 billings or revenues.

     Young & Rubicam, Y&R, Young & Rubicam Advertising, Y&R Advertising, Wunderman Cato Johnson, WCJ, The Chapman Agency, The Bravo Group, Burson-Marsteller, Marsteller Advertising, Cohn & Wolfe, Landor Associates, Sudler & Hennessey, BrandAsset Valuator, Brand Dialogue, Kang & Lee, The Media Edge and The Mead Point Group are trademarks of the Company. Other trademarks referenced herein are trademarks of their respective legal owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this Prospectus are forward-looking statements. These forward-looking statements include statements in the "Business--Industry Overview," "--Industry Trends" and "--Strategy" sections of this Prospectus relating to trends in the advertising and marketing and communications industries, including anticipated advertising expenditures (and the growth thereof) in the world's advertising markets. These forward-looking statements also include statements relating to the Company's performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of this Prospectus. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission, and in written material, press releases and oral statements issued by or on behalf of us. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include forward-looking terminology such as "may," "will," "should," "believes," "expects," "anticipates," "estimates," "continues" or similar expressions or comparable terminology) with respect to various matters.

     It is important to note that our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include (i) revenues received from clients, including pursuant to incentive compensation arrangements entered into by us with certain clients, (ii) gains or losses of clients and client business and projects, as well as changes in the marketing and communications budgets of clients, (iii) the overall level of economic activity in the principal markets in which we conduct business and other trends affecting our financial condition or results of operations, (iv) the impact of competition in the marketing and communications industry, (v) our liquidity and financing plans and (vi) risks associated with the Company's efforts to comply with Year 2000 requirements.

     All forward-looking statements in this Prospectus are based on information available to us on the date hereof. We do not undertake to update any forward-looking statements that may be made by or on behalf of us, in this Prospectus or otherwise. In addition, please note that the matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to these forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                              PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, especially the risks of investing in the Common Stock discussed under "Risk Factors."

                                  THE COMPANY

     Young & Rubicam Inc. is the fifth largest consolidated marketing and communications organization in the world. Since our founding 75 years ago, we have evolved from a single New York-based advertising agency to a diversified global marketing and communications company operating in 121 cities in 76 countries worldwide as of September 30, 1998. We operate through internationally recognized market leaders including Young & Rubicam Advertising (full-service advertising), Wunderman Cato Johnson (direct marketing and sales promotion), Burson-Marsteller (perception management and public relations), Landor Associates (branding consultation and design services) and Sudler & Hennessey (healthcare communications). Revenues in 1997 totaled approximately $1.4 billion, representing a compound annual growth rate of 12.9% from 1995 to 1997.

     Through multi-disciplinary, client-focused teams, we provide clients with global access to fully integrated marketing and communications solutions. Among our approximately 5,500 client accounts are a number of large multinational organizations, including AT&T, Citibank, Colgate-Palmolive, Ford and Philip Morris. We have maintained long-standing relationships with many of our clients; the average length of relationship with our top 20 clients exceeds 20 years.

     Our mission is to be our clients' most valued business partner in building, leveraging, protecting and managing their brands for both short-term results and long-term growth. Consistent with our mission, we have developed an organizational and management structure designed to meet the diverse needs of our large global clients as well as the more specialized needs of our other clients. Our strategy combines this organizational and management structure with the pursuit of new business opportunities and continued investment in our business, personnel and superior consumer knowledge.

     In late 1992, we created the Key Corporate Account, or KCA, program to enhance the coordination of services sought by clients from both a global coverage as well as an integrated solutions perspective. KCAs are large global client accounts that, as a group, contribute the greatest share of our revenues and profits, and are served on a multinational basis by two or more of our businesses. We currently designate 41 of our client accounts as KCAs. Revenues from the KCAs, as a group, increased by 14.6% in 1997, and accounted for approximately 45.5% of our consolidated revenues in 1996 and approximately 46.1% of our consolidated revenues in 1997. In order to further strengthen client relationships and reward us for meeting or exceeding certain performance targets, we are working with KCAs to adopt incentive compensation arrangements that align our compensation with our performance and our clients' business performance.


     As part of our client focus, Peter A. Georgescu, our Chairman and Chief Executive Officer, Edward H. Vick, our Chief Operating Officer, and Thomas D. Bell, Jr., an Executive Vice President of the Company and the Chairman and Chief Executive Officer of Young & Rubicam Advertising, all retain ongoing responsibilities for individual KCAs in addition to their managerial roles.

INDUSTRY TRENDS

     The marketing and communications industry encompasses a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communications channels. Several significant trends are changing the dynamics of the marketing and communications industry, including the following:

     o GROWTH IN UNITED STATES MARKETING AND COMMUNICATIONS MARKETS. Advertising expenditures in the United States have continued to grow, increasing from approximately $140 billion in 1993 to approximately $188 billion in 1997.

     o GROWTH IN INTERNATIONAL MARKETING AND COMMUNICATIONS MARKETS. Since 1986, non-U.S. advertising expenditures have grown more rapidly than U.S. expenditures, and according to industry sources, have increased from approximately 44% of worldwide expenditures in 1986 to approximately 53% in 1997.

     o INVESTMENT IN BRAND DEVELOPMENT. Over the last several years, advertisers have focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty.

     o DEMAND FOR INTEGRATED SERVICE OFFERINGS. Demand has increased for globally integrated marketing and communications solutions as companies seek consistent and effective delivery of their messages through multiple communications channels and across a variety of geographic markets.

     o INCREASED EMPHASIS ON TARGETED MARKETING. The desire of companies to reach their target audiences and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, infomercials, in-store promotions and interactive programs.

STRATEGY

     Our strategy consists of the following key components:

     o INCREASE PENETRATION OF KEY CORPORATE ACCOUNTS. We believe that there are significant opportunities to increase our share of the marketing and communications expenditures of our KCAs by leveraging our global network to provide integrated services. In recent years, we have successfully increased our share of the marketing and communications expenditures of certain KCAs. KCAs also have increased their use of multiple services offered by us over the same period. During 1997, our 20 largest clients used the capabilities of an average of five of our marketing and communications services.

     o DEVELOP NEW CLIENT RELATIONSHIPS. We believe that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. We have successfully used our integrated and global approach as an effective tool in winning new business.

     o LEVERAGE EXISTING GLOBAL NETWORK. With a worldwide presence in 76 countries, we believe that we are well positioned to continue to benefit from the trend towards the globalization of client marketing and communications needs and the consolidation of those needs with a single international service provider.

     o CAPITALIZE ON EXISTING CAPABILITIES. We intend to continue the development of our existing capabilities into more visible and accessible client services. For example, we created our Brand Dialogue unit in 1997 by combining the existing interactive capabilities of Young & Rubicam Advertising and Wunderman Cato Johnson in the United States, Latin America, Europe and Asia/Pacific.

     o UTILIZE SUPERIOR CONSUMER KNOWLEDGE AND BRAND INSIGHTS. To assist our clients in building, leveraging, protecting and managing their brands, we have developed and are maintaining extensive knowledge of consumer brand perceptions. For example, we have developed BrandAsset Valuator, or BAV, a proprietary database that reflects the perceptions of over 95,000 consumers in 32 countries on five continents. We believe that BAV is the first global consumer study that provides an empirically derived model for how brands gain and lose their strength over time.

     o CULTIVATE CREATIVE EXCELLENCE. We intend to continue emphasizing the importance of creative marketing and communications. We have created numerous memorable marketing and communications programs for clients, including "The Softer Side of Sears," "Everybody Needs a Little KFC," "It's All Within Your Reach" for AT&T, "The Document Company" for Xerox and "Be All That You Can Be" for the United States Army. We have also performed identity and design assignments, including the creation of corporate identities, for Lucent Technologies, Netscape and the 2002 Salt Lake City Olympics.

     o IMPROVE OPERATING EFFICIENCIES. We believe that opportunities exist to improve operating efficiencies in order to expand margins and increase future profitability. For example, we have implemented initiatives which have both improved productivity and reduced compensation expense as a percentage of consolidated revenues.

     o EXPAND CAPABILITIES THROUGH ACQUISITIONS. In order to add new capabilities, enhance our existing capabilities and expand the geographic scope of our operations, we regularly evaluate and intend to pursue appropriate acquisition opportunities.

     Our principal executive office is located at 285 Madison Avenue, New York, New York 10017, and our telephone number is (212) 210-3000.

                                 THE OFFERING

Common Stock offered.....    10,000,000 shares

Common Stock to be
  outstanding after
  the Offering ..........    66,519,164 shares (1)


Dividend  Policy.........    We expect to  declare  and pay a regular  quarterly
                             cash dividend in the first half of 1999. See "Price
                             Range of Common Stock and Dividend Policy."

Use  of  Proceeds........    We will not  receive any of the  proceeds  from the
                             sale of Common Stock offered hereby.

New York Stock Exchange
 Symbol..................    YNR

-----------


(1) As of the date hereof, the number of shares of Common Stock outstanding excludes (i) an aggregate of 27,169,189 shares reserved for issuance upon the exercise of outstanding options under the Young & Rubicam Holdings Inc. Management Stock Option Plan (under which no additional awards will be made) and the Young & Rubicam Inc. 1997 Incentive Compensation Plan at a weighted average exercise price of $7.74 per share and (ii) an aggregate of 2,598,105 shares reserved for issuance upon the exercise of outstanding options issued to certain investors in the Company at a weighted average exercise price of $7.67 per share. See "Management--Executive Compensation" and "Capitalization."



                                 RISK FACTORS

     For a discussion of certain risks that you should consider before buying shares of the Common Stock, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                ------------------------------------------ ------------------------------
                                                     1995          1996          1997           1997            1998
                                                ------------- ------------- -------------- -------------- ---------------
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues ......................................  $1,085,494    $1,222,139     $1,382,740    $   977,067     $1,095,720
Compensation expense, including
 employee benefits (1) ........................     672,026       730,261        836,150        600,767        659,449
General and administrative expenses (1)........     356,523       391,617        463,936        331,353        324,783
Recapitalization-related charges (2) ..........          --       315,397             --             --             --
Other operating charges (2) ...................      31,465        17,166         11,925             --        234,449
                                                 ----------    ----------     ----------    -----------     ----------
Operating expenses ............................   1,060,014     1,454,441      1,312,011        932,120      1,218,681
                                                 ----------    ----------     ----------    -----------     ----------
Income (loss) from operations .................      25,480      (232,302)        70,729         44,947       (122,961)
Income (loss) before extraordinary charge.              820      (238,311)       (23,938)        11,905       (108,895)
Extraordinary charge for early retirement
 of debt (net of tax benefit of $2,834)........          --            --             --             --         (4,433)
                                                 ----------    ----------     ----------    -----------     ----------
Net income (loss) .............................  $      820    $ (238,311)    $  (23,938)   $    11,905     $ (113,328)
                                                 ==========    ==========     ==========    ===========     ==========
(Loss)/earnings per share (3):
Basic:
(Loss) income before extraordinary charge                                     $    (0.51)   $     0.25      $    (1.84)
Extraordinary charge ..........................                               $       --    $        --     $    (0.08)
                                                                              ----------    -----------     ----------
Net (loss)/income .............................                               $    (0.51)   $     0.25      $    (1.92)
Diluted:
(Loss) income before extraordinary charge                                     $    (0.51)   $     0.20      $    (1.84)
Extraordinary charge ..........................                               $       --    $        --     $    (0.08)
                                                                              ----------    -----------     ----------
Net (loss)/income .............................                               $    (0.51)   $     0.20      $    (1.92)
Weighted average shares outstanding used
 to compute (3):
Basic .........................................                               46,949,355     47,109,739     58,939,274
Diluted .......................................                               46,949,355     60,313,689     58,939,274

OTHER OPERATING DATA:
 EBITDA (1)(4) ................................  $   72,972    $  147,221     $  139,375    $    86,421     $  154,549
 Net cash provided by operating activities           79,809       178,064        224,511         54,496         22,073
 Net cash used in investing activities ........     (45,821)      (76,094)       (67,142)       (46,917)       (39,260)
 Net cash used in financing activities ........     (50,025)      (12,614)       (98,667)       (53,049)       (75,444)
 Capital expenditures .........................     (42,096)      (51,792)       (51,899)       (38,930)       (34,784)
 International revenues as a % of total
   revenues (5) ...............................        54.7%         53.3%          52.2%          51.3%          48.1%


                                                                                                    SEPTEMBER 30, 1998
                                                                                                       (UNAUDITED)
                                                                                                   -------------------
BALANCE SHEET DATA:

 Total assets (6) .......................................                                               $1,495,213
 Total debt (7) .........................................                                                  109,142
 Total stockholders' equity .............................                                                  101,310

                                                  (footnotes on following page)

-----------
(1) For a discussion of charges included in compensation expense, including employee benefits, and general and administrative expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(2) Upon the consummation of the initial public offering of Common Stock in May 1998 (the "IPO"), 9,231,105 shares of Common Stock held in a restricted stock trust vested and resulted in non-recurring, non-cash pre-tax compensation charges of $234.4 million which have been reflected as other operating charges. See Note 7 to the Company's unaudited interim consolidated financial statements and the notes thereto included in this Prospectus (together, the "Interim Financial Statements"). For a discussion of Recapitalization-related and other operating charges for the years ended December 31, 1995, 1996 and 1997, see Notes 4 and 6 to the Company's audited consolidated financial statements and the notes thereto included in this Prospectus (together, the "Annual Financial Statements").

(3) Basic earnings (loss) per common share has been computed by dividing net income (loss) for the applicable period by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans. Diluted net loss per common share for the year ended December 31, 1997 and the nine months ended September 30, 1998 was computed in the same manner as basic net loss per common share since the inclusion of potential common shares would be antidilutive.

    On May 15, 1998, the Company consummated the IPO. An aggregate of 19,090,000 shares of Common Stock were offered to the public, of which 6,912,730 shares were sold by the Company and 12,177,270 shares were sold by certain selling stockholders.

    At September 30, 1998, the Company had outstanding options to purchase 30,972,605 shares of Common Stock with a weighted average exercise price of $7.41 that could potentially dilute basic earnings per share in the future. These options were excluded from the computation of diluted net loss per common share for the nine months ended September 30, 1998 because the effect would be antidilutive. See "Management -- Executive Compensation -- Management Stock Option Plan" and "--1997 ICP" and Notes 3, 15 and 21 to the Annual Financial Statements.

    Earnings per share for 1995 and 1996 cannot be computed because the Company's capital structure prior to the recapitalization of the Company in December 1996 consisted of both common shares and limited partnership units in predecessor entities. See Note 4 to the Annual Financial Statements.

(4) EBITDA is defined as income (loss) from operations before depreciation and amortization, other non-cash charges and Recapitalization-related charges. EBITDA is presented because it is a widely accepted financial indicator and is generally consistent with the definition used for covenant purposes contained in the Company's credit facilities; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. EBITDA should not be considered as an alternative to net income
    (loss) as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." EBITDA for 1996 and 1997 is before $11,096 and $11,925, respectively, of non-cash charges primarily related to impairment write-downs which are included in other operating charges. EBITDA for the nine months ended September 30, 1998 is before $234,449 of non-cash compensation charges related to the vesting of certain restricted stock taken at the time of the IPO. See Notes 4 and 6 to the Annual Financial Statements and Note 7 to the Interim Financial Statements.

(5) International  revenues  include  all  revenues  earned  outside  the United
    States.

(6) Total assets as of September 30, 1998 include net deferred tax assets of $191,188 consisting primarily of federal, state and foreign net operating loss ("NOL") carryforwards.

(7) Total debt includes current and non-current loans and installment notes. See Notes 13 and 14 to the Annual Financial Statements.

                                  RISK FACTORS

     An investment in the Common Stock involves a number of risks. You should consider carefully the following information about these risks, together with the other information contained in this Prospectus, before buying shares of Common Stock.

WE HAVE RECENTLY INCURRED SUBSTANTIAL NET LOSSES

     We reported net losses of $238.3 million for 1996 and $23.9 million for 1997. In addition, we reported a net loss of $113.3 million for the first nine months of 1998, including a non-cash compensation charge of $234.4 million recorded in connection with the vesting of certain restricted stock upon consummation of the Company's initial public offering ("IPO") in May 1998. We expect to report a net loss for the full 1998 year resulting from this charge and a $7.3 million charge for unamortized deferred financing costs related to a senior secured credit facility that was replaced with an unsecured revolving credit facility in connection with the IPO.

THE MARKETING AND COMMUNICATIONS INDUSTRY IS HIGHLY COMPETITIVE

     The marketing and communications industry is highly competitive, and we expect it to remain so. Our principal competitors are large multinational marketing and communications companies, as well as numerous smaller agencies that operate in one or more countries or local markets. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Some clients, such as U.S. governmental agencies, require agencies to compete for business at mandatory periodic intervals. We compete principally on the basis of the following factors:

     o creative reputation;

     o knowledge of media;

     o geographical coverage and diversity;

     o relationships with clients;

     o quality and breadth of services; and

     o financial controls.

     Recently, traditional advertising agencies also have been competing with major consulting firms which have developed practices in marketing and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients.

     When we represent a client, we do not always handle all advertising or public relations for that client. Many large multinational companies are served by a number of agencies within the marketing and communications industry. In many cases, clients' policies on conflicts of interest or their desires to be served by multiple agencies result in one or more global agency networks representing a client only for a portion of its marketing and communications needs or only in particular geographic areas. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. This conflicts policy typically prohibits agencies from performing similar services for competing products or companies. Our principal international competitors are holding companies for more than one global advertising agency network. As a result, in some situations, separate agency networks within these holding companies may be able to perform services for competing products or for products of competing companies. We have one global advertising agency network. Accordingly, our ability to compete for new advertising assignments and, to a lesser extent, other marketing and communications assignments, may be limited by these conflicts policies. Industry practices in other areas of the marketing and communications business reflect similar concerns with respect to client relationships. See "Business--Competition."

WE  MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN THE MARKETING AND  COMMUNICATIONS
   INDUSTRY, WHICH IS CYCLICAL

     The marketing and communications industry is cyclical and as a result it is subject to downturns in general economic conditions and changes in client business and marketing budgets. Our prospects, business, financial condition and results of operations may be materially adversely affected by a downturn in general economic conditions in one or more markets or changes in client business and marketing budgets.

WE  MAY LOSE CLIENTS DUE TO CONSOLIDATION OF ACCOUNTS WITH OTHER GLOBAL AGENCIES

     We believe that large multinational companies will seek to consolidate their accounts with one organization that can fulfill their marketing and communications needs worldwide. We may not continue to benefit from this trend towards consolidation of global accounts. In addition, this trend towards consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these offices and people. We are required to make significant capital expenditures for maintenance, expansion and upgrades of the computer networks that link our international network of employees and offices. To the extent that our competitors may have broader geographic scope or greater financial resources to invest in additional offices, personnel or technology, they may be better able than us to take advantage of an opportunity for the consolidation of a global account. In those circumstances, our prospects, business, financial condition and results of operations could be adversely affected.

WE  ARE INCREASINGLY DEPENDENT UPON, AND RECEIVE A SIGNIFICANT PERCENTAGE OF OUR
    REVENUES FROM, A LIMITED NUMBER OF   LARGE CLIENTS

     A relatively small number of clients contribute a significant percentage of our consolidated revenues. In 1997, our 20 largest clients contributed approximately 40.5% of consolidated revenues, our three largest clients contributed approximately 18.6% of consolidated revenues and our largest client, Ford Motor Company, contributed approximately 10.0% of consolidated revenues. Our dependence on revenues from these clients may increase in the future as we pursue our strategy of increasing penetration of existing large clients. In addition, clients' conflicts policies typically prohibit us from performing similar services for competing products or companies.

     These major clients, and our other clients, may not continue to use our services to the same extent, or at all, in the future. Most of our agreements with U.S.-based clients are cancelable on 90 days' notice, and our agreements with non-U.S. clients typically are cancelable on 90 to 180 days' notice. In addition, clients generally are able to reduce marketing and communications spending or cancel projects at any time for any reason. A significant reduction in the marketing and communications spending by, or the loss of one or more of, our largest clients, if not replaced by new client accounts or an increase in business from existing clients, would have a material adverse effect on our prospects, business, financial condition and results of operations.

WE MAY LOSE EXISTING CLIENTS AND MAY NOT BE ABLE TO ATTRACT NEW CLIENTS

     Our success, like the success of other marketing and communications organizations, depends on our continuing ability to attract and retain clients. We have approximately 5,500 client accounts worldwide. Although historically we have maintained long-term relationships with many of our largest clients, clients may move their advertising and other communications assignments from agency to agency, or may divide their assignments among two or more agencies, with relative ease. In addition, in order to maintain and increase revenues, we must obtain new assignments in areas of our business that are project-based, such as the perception management and public relations business, and the branding consultation and design business. As is typical in the marketing and communications industry, we have lost or resigned client accounts and assignments, including Blockbuster Video and International Home Foods, for a variety of reasons, including conflicts with newly acquired clients. We may not be successful in replacing clients or revenues when a client significantly reduces the amount of work given to Y&R. The failure to maintain existing clients or attract new clients could have a material adverse effect on our prospects, business, financial condition and results of operations.

STRENGTHENING  OF  THE  U.S.  DOLLAR AGAINST OTHER MAJOR CURRENCIES COULD HAVE A
    MATERIAL ADVERSE EFFECT ON US

     Our financial statements are denominated in U.S. dollars. In 1997, operations outside the United States represented approximately 52.2% of our revenues, and in the first nine months of 1998 operations outside the United States represented approximately 48.1% of our revenues. Currency fluctuations may give rise to translation gains or losses when financial statements of foreign operating units are translated into U.S. dollars. Significant strengthening of the U.S. dollar against other major foreign currencies could have a material adverse effect on our results of operations. With limited exceptions, we do not actively hedge our foreign currency exposure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

THE  MARKET  PRICE  OF  THE  COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR
   FUTURE  SALE


     Following the Offering, we will have 66,519,164 shares of Common Stock outstanding. Of these, 31,603,969 shares will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 34,915,195 outstanding shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act or securities issued and sold pursuant to Regulation S under the Securities Act and subject to transfer restrictions.

     Following the Offering and subject to certain 120-day lock-up agreements described herein, Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. (collectively, the "H&F Investors") and two investors unaffiliated with the Company will have demand and piggyback registration rights with respect to an aggregate of 17,098,359 shares of Common Stock and shares subject to currently exercisable options. In addition, subject to these lock-up agreements those shares will be eligible for sale in the public market without registration under the Securities Act, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act.

     Following the Offering, an aggregate of 36,371,649 shares of Common Stock and shares subject to vested options held by Management Investors will be eligible for sale in the public market without registration under the Securities Act, subject, in certain instances, to compliance with the resale and volume limitations and other restrictions of Rule 144 under the Securities Act. Of this amount, 35,095,900 shares will be subject to certain 120-day lock up agreements described herein or held in a deferral trust and not transferable prior to the expiration of this 120-day period.


     Future sales of the Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

WE   ARE   CONTROLLED   BY  OUR  PRINCIPAL  STOCKHOLDERS,  INCLUDING  MANAGEMENT
    STOCKHOLDERS


     A substantial percentage of our Common Stock is owned by Management Investors and by the H&F Investors. See "Management." All Common Stock held at any time by Management Investors is required to be deposited in a voting trust (the "Management Voting Trust") that is controlled by seven members of Y&R's senior management, in their capacities as voting trustees. Following the Offering, this trust will hold voting power over approximately 46.1% of the outstanding shares of Common Stock (assuming the exercise of all vested options held by Management Investors). As a result, this voting trust will continue to be able to exercise substantial control over any matters requiring the vote of stockholders, including the election of Directors, which could delay or prevent a change in control of the Company. Furthermore, the vote of Peter A. Georgescu (or any other person duly elected Chief Executive Officer of Y&R with the prior approval of the voting trust) will bind the voting trust unless he (or his successor) is outvoted by five of the other voting trustees. As a result of the foregoing, Peter A. Georgescu

(or his successor) will be able to exercise a significant degree of control over business decisions affecting Y&R. This voting trust will terminate no later than May 15, 2000. See "Description of Capital Stock--The Management Voting Trust Agreement." In the event that, following the termination of the voting trust, management of the Company continues to own collectively a significant percentage of the outstanding shares of Common Stock, management acting together would be able to exercise a significant degree of control over business decisions affecting Y&R.



     Following the Offering, the H&F Investors will beneficially own an aggregate of approximately 24.4% of the outstanding shares of Common Stock (assuming the exercise of all vested options they hold). As a result of their stock ownership, the H&F Investors will continue to be able to influence matters requiring the vote of stockholders, including the election of Directors. In addition, pursuant to a stockholders' agreement entered into in connection with the IPO, the H&F Investors have the right to nominate and have elected two members of the Company's Board of Directors (the "Board") for so long as they continue to hold, in the aggregate, at least 10% of the Outstanding Shares (as defined in the stockholders' agreement), and one member of the Board for so long as they continue to hold, in the aggregate, at least 5% of the Outstanding Shares. Should the Management Voting Trust and the H&F Investors act together, they would be able to elect the members of the Board and exercise a controlling influence over the business and affairs of the Company. In addition, the Management Voting Trust and the H&F Investors could, acting together, delay or prevent a change in control of the Company. See "--We Are Subject To Certain Anti-Takeover Effects" and "Description of Capital Stock--The Stockholders' Agreement."


OUR  COMPETITIVE  POSITION  DEPENDS  ON  OUR  ABILITY  TO ATTRACT AND RETAIN KEY
   PERSONNEL

     Our ability to maintain our competitive position depends on retaining the services of our senior management. The loss of the services of one or more members of senior management could have a material adverse effect on the Company. In addition, our success has been, and is expected to continue to be, highly dependent upon the skills of our creative, research, media and account personnel and practice group specialists, and their relationships with our clients. Employees generally are not subject to employment contracts and are, therefore, typically able to move within the industry with relative ease. Although the agreement establishing the Management Voting Trust and certain stock option and restricted stock agreements contain non-competition and non-solicitation covenants, these covenants may not be effective in helping us retain qualified personnel. We may be adversely affected by the failure to retain qualified personnel.

     If we were  unable  to  continue  to  attract  and  retain  additional  key personnel, or if we were unable to retain and motivate our existing key personnel, our prospects, business, financial condition and results of operations would be materially adversely affected. See "Management" and "Description of Capital Stock--The Management Voting Trust Agreement."

WE ARE EXPOSED TO RISKS FROM OPERATING A MULTINATIONAL BUSINESS

     We conduct business in various developing countries in Asia, Latin America, Eastern Europe and Africa, where the systems and bodies of commercial law and trade practices are evolving. Commercial laws in such countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under these circumstances, it is difficult for us to determine with certainty at all times the exact requirements of such local laws. If we consistently were unable to remain in compliance with local laws in such developing countries, it could have a material adverse impact on our prospects, business, results of operations and financial condition. In addition, the global nature of our operations poses various challenges to our management and our financial, accounting and other systems which, if not satisfactorily met, could have a material adverse impact on our prospects, business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

OUR ACQUISITION STRATEGY EXPOSES US TO RISKS

     Our business strategy includes increasing our share of clients' marketing expenditures by adding to or enhancing our existing marketing and communications capabilities, and expanding our geographic reach. We intend to implement this strategy in part by making acquisitions. We may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms satisfactory to us. In addition, we may not be successful in integrating any newly acquired companies into our existing global network. We may use Common Stock (which could result in dilution to purchasers of Common Stock) or may incur indebtedness (which may be long-term), expend cash or use any combination of Common Stock, indebtedness and cash for all or part of the consideration to be paid in future acquisitions. While we regularly evaluate potential acquisition opportunities, we have no present commitments, agreements or understandings with respect to any material acquisition.

WE MAY INCUR LIABILITY TO THIRD PARTIES

     From time to time, we may be, or may be joined as, a defendant in litigation brought against our clients by third parties, including our clients' competitors, governmental or regulatory bodies or consumers. These litigations could include claims alleging that:

     o advertising claims made with respect to our client's products or services are false, deceptive or misleading;

     o   our clients' products are defective or injurious; or

     o marketing and communications materials created for our clients infringe on the proprietary rights of third parties.

     If, in such circumstances, we are not insured under the terms of our insurance policies or are not indemnified under the terms of our agreements with clients (or this indemnification is unavailable) for these claims, then the damages, costs, expenses or attorneys' fees arising from any of these claims could have an adverse effect on our prospects, business, results of operations and financial condition. In addition, our contracts with clients generally require us to indemnify clients for claims brought by competitors or others claiming that advertisements or other communications infringe on intellectual property rights. Although we maintain an insurance program, including insurance for advertising agency liability, this insurance may not be available, or if available may not be sufficient to cover any claim, if a significant adverse claim is made.

OUR COMPUTER SYSTEMS,  AND THOSE OF OTHERS ON WHOM WE RELY, MAY NOT ACHIEVE YEAR
     2000 READINESS

     We are working to resolve the potential impact of the year 2000 on the ability of our computer systems to accurately process information with dates later than December 31, 1999, or to process date-sensitive information accurately beyond the year 1999 (referred to as the "Year 2000" issue). We are in the process of modifying or replacing all affected systems for compliance with the Year 2000 issue and are also monitoring the adequacy of the processes and progress of vendors of systems and applications that may be affected by the Year 2000 issue. We are dependent in part on computer systems and applications owned and operated by others, particularly with respect to such critical tasks as accounting, billing and buying, planning and paying for media, as well as on our own computer systems. While we believe our process is designed to be
successful,   because  of  the  complexity  of  the  Year  2000  issue  and  the interdependence of organizations using computer systems, we may not satisfactorily complete our Year 2000 program in a timely fashion. In addition, others with whom we interact and on whom we rely may not satisfactorily complete their own Year 2000 programs in a timely fashion. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on our prospects, business, financial condition and results of operations.

     The costs of our Year 2000 compliance program have not been determined but we do not expect such costs to be material. However, we may experience cost overruns and delays as we replace or modify systems, which could have a material adverse effect on our prospects, business, financial condition and results of operations. We have not yet determined the extent of contingency planning that may be required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

THE  MARKET  PRICE  OF  THE  COMMON  STOCK  WILL  FLUCTUATE, AND COULD FLUCTUATE
   SIGNIFICANTLY

     The market price of the Common Stock will fluctuate, and could fluctuate significantly, in response to various factors and events, including the following:

     o   the liquidity of the market for the Common Stock;

     o differences between the Company's actual financial or operating results and those expected by investors and analysts;

     o   changes in analysts' recommendations or projections;

     o   changes in marketing and communications budgets of clients;

     o new statutes or regulations or changes in interpretations of existing statutes and regulations affecting the Company's business;

     o   changes in general economic or market conditions; and

     o   broad market fluctuations.

WE ARE SUBJECT TO CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of Y&R's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-Laws (the "By-Laws"), and of the Delaware General Corporation Law (the "DGCL"), may delay, deter or prevent a change in control of the Company not approved by the Board. These provisions include:

     o   a classified Board;

     o a requirement that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting;

     o a requirement that special meetings of stockholders be called only by the Chairman of the Board or the Board;

     o   advance notice requirements for stockholder proposals and nominations;

     o limitations on the ability of stockholders to amend, alter or repeal certain provisions of the Charter and the By-Laws;

     o authorization for the Board to issue without stockholder approval preferred stock with such terms as the Board may determine; and

     o authorization for the Board to consider the interests of clients and other customers, creditors, employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business, in evaluating proposed corporate transactions.

     With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Company's Common Stock (other than the H&F Investors and their permitted transferees, who have been exempted from these restrictions by the Board).

     In addition, the Company has adopted a stockholder rights plan (the "Rights Plan") under which each holder of Common Stock receives rights. Under the Rights Plan, if any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock (with certain exceptions, including the Management Voting Trust), that person will become an "Acquiring Person". As a result, holders of rights (other than the Acquiring Person and certain transferees and related persons) will be entitled to purchase shares of Common Stock at one-half their market price. In general, the H&F Investors and their permitted transferees will not become an "Acquiring Person" unless they acquire beneficial ownership of additional shares of Common Stock under certain circumstances. While the Rights Plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Board, could impair the Company's ability to represent stockholder interests, the provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover. See "Description of Capital Stock--Rights Plan."


     These provisions of the Charter and the By-Laws, the DGCL and the Rights Plan, together with the control of 46.1% of the outstanding shares of Common Stock by the Management Voting Trust upon consummation of the Offering (assuming the exercise of all vested options held by Management Investors) could discourage potential acquisition proposals and could delay or prevent a change in control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. These provisions also could make it more difficult for third parties to remove and replace the members of the Board. Moreover, these provisions could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current market price of the Common Stock, and may also inhibit increases in the market price of the Common Stock that could result from takeover attempts or speculation. In addition, options issued to employees of the Company under the 1997 Incentive Compensation Plan contain change in control provisions that could have the effect of delaying, deterring or preventing a change in control of the Company. See "Management--Executive Compensation--1997 ICP--Acceleration of Vesting" and "Description of Capital Stock--Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."

                                  THE COMPANY

GENERAL

     Since our founding 75 years ago by John Orr Young, an account executive, and Raymond Rubicam, a copywriter, we have evolved from a single New York-based advertising agency to a diversified global marketing and communications organization. In our early years, we grew our core advertising business by either opening additional offices in the United States and abroad, or by acquiring established local agencies and fully integrating them into the Company under the Y&R name. By the early 1970s, we had established a network of approximately 40 Young & Rubicam Advertising agency offices in the United States and 22 other countries.

     In 1973, we began to expand our capabilities beyond traditional general advertising by acquiring well-established leaders in other marketing and communications disciplines. We began this diversification by acquiring Wunderman Ricotta & Kline (the predecessor to Wunderman Worldwide), a direct marketing firm, and Sudler & Hennessey, a healthcare communications specialist. In 1976, we added the sales promotion firm, Cato Johnson Associates, which was merged with Wunderman Worldwide in 1992 to form Wunderman Cato Johnson. We continued to diversify by acquiring Burson-Marsteller, a public relations company, in 1979 and Landor Associates, a branding consultation and strategic design firm, in 1989. We have been successful in integrating the diverse capabilities of these companies, which we believe enables us to better serve clients' marketing and communications needs on a global basis.

     In   December   1996,    Y&R    consummated   a    recapitalization    (the
"Recapitalization"), which is described more fully in Note 4 to the Annual Financial Statements.

THE INITIAL PUBLIC OFFERING

     On May 15, 1998, we consummated the IPO of an aggregate of 19,090,000 shares of Common Stock. Of the total number of shares, 6,912,730 shares were sold by the Company and 12,177,270 shares were sold by certain selling stockholders. Net proceeds to the Company were approximately $158.6 million, after deducting underwriting discounts and commissions and expenses paid by the Company in connection with the IPO. We used the net proceeds from the IPO, together with approximately $155 million of borrowings under a new $400 million, five-year unsecured multicurrency revolving credit facility (the "New Credit Facility"), to repay all of the outstanding borrowings under our then-existing $700 million senior secured credit facility (the "Prior Credit Facilities").

     Upon consummation of the IPO, 9,231,105 shares of common stock ("Restricted Stock") held in a trust (the "Restricted Stock Trust") pursuant to the Young & Rubicam Holdings Inc. Restricted Stock Plan vested to employees and resulted in non-recurring, non-cash, pre-tax compensation charges of $234.4 million which have been reflected as "other operating charges" in our consolidated statement of operations for the nine months ended September 30, 1998. As of October 30, 1998 an aggregate of 517,065 shares of such Restricted Stock remain in accounts established for the award recipients in the Restricted Stock Trust with their distribution subject to certain additional conditions set forth in the award agreements. We repurchased 1,855,845 shares of Common Stock held in the Restricted Stock Trust effective upon the consummation of the IPO.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock has been listed on the New York Stock Exchange under the symbol "YNR" since May 12, 1998. The following table sets forth the low and high sales prices of the Common Stock for the quarters indicated as reported on the New York Stock Exchange Composite Tape.


                                                          LOW         HIGH
                                                       ---------   ---------
1998
Second Quarter (beginning May 12, 1998) ............   $26 1/2      $ 32  3/4
Third Quarter ......................................   $28 7/8      $ 35  7/8
Fourth Quarter (through November 11, 1998) .........   $19 3/4      $ 31  9/16


----------------------


     On November 11, 1998, the closing price of the Common Stock as reported on the New York Stock Exchange was $28.00. As of October 30, 1998, there were approximately 1,237 holders of record of shares of Common Stock.


     Since the consummation of the Recapitalization in December 1996, we have not declared or paid any cash or other dividends on our Common Stock (other than a stock split paid in connection with the IPO). We expect to declare and pay a regular quarterly cash dividend beginning in the first half of 1999. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made at the discretion of the Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions pursuant to the New Credit Facility. The New Credit Facility contains certain financial and operating restrictions and covenant requirements and permits the payment of cash dividends except in the event of a continuing default under the credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth the Company's consolidated cash and cash equivalents, current portion of installment notes and loans payable and capitalization as of September 30, 1998.


                                                                                          SEPTEMBER 30, 1998
                                                                                         -------------------
                                                                                             (UNAUDITED)

Cash and cash equivalents ..............................................................     $   71,181
                                                                                             ==========
Current portion of installment notes and loans payable .................................     $   38,273
                                                                                             ==========
Long-term debt:
 Installment notes payable .............................................................     $      400
 Loans payable .........................................................................         70,469
                                                                                             ----------
 Total long-term debt ..................................................................         70,869
                                                                                             ----------
Stockholders' equity:
 Preferred Stock:
   Money Market Preferred Stock--cumulative variable dividend; liquidating value of
    $115.00 per share; one-tenth of one vote per share; 50,000 shares authorized; 87
    shares issued and outstanding ......................................................             --
   Cumulative Participating Junior Preferred Stock--$ dividend; liquidating value of
    $1.00 per share; 100 votes per share; 2,500,000 shares authorized; no shares issued
    and outstanding ....................................................................             --
   Common Stock, $.01 par value; 250,000,000 shares authorized; 66,215,842 shares
    issued and outstanding (1) .........................................................            706
 Capital surplus .......................................................................        940,954
 Accumulated deficit ...................................................................       (785,552)
 Cumulative translation adjustment .....................................................        (13,650)
 Pension liability adjustment ..........................................................           (706)
 Common stock in treasury ..............................................................        (40,442)
                                                                                             ----------
      Total stockholders' equity .......................................................        101,310
                                                                                             ----------
      Total capitalization .............................................................     $  172,179
                                                                                             ==========

----------


(1) Excludes 30,972,605 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $7.41 at September 30, 1998. Of the 10,000,000 shares of Common Stock offered hereby, 1,085,046 shares will be issued upon the exercise of options with a weighted average exercise price of $3.35. See "Management--Executive Compensation."

                     SELECTED CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected consolidated balance sheet data and consolidated statement of operations data as of and for the years 1993 through 1997 have been derived from the Company's audited annual consolidated financial statements, including the consolidated balance sheets at December 31, 1996 and 1997 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 1997 and the notes thereto appearing elsewhere in this Prospectus (the "Annual Financial Statements").

     The following selected consolidated balance sheet data as of September 30, 1998 and consolidated statement of operations data for the nine months ended September 30, 1997 and 1998 have been derived from the Company's unaudited interim consolidated financial statements, including the consolidated balance sheet at September 30, 1998 and the related consolidated statements of operations and of cash flows for the nine months ended September 30, 1997 and 1998 and the notes thereto appearing elsewhere in this Prospectus (the "Interim Financial Statements").

     The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the Annual Financial Statements and the Interim Financial Statements appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                       YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------
                                                    1993          1994          1995          1996           1997
                                                ------------ ------------- ------------- ------------- ---------------
STATEMENT OF OPERATIONS DATA:
 Revenues .....................................  $ 905,770    $   959,275   $1,085,494    $1,222,139     $1,382,740
 Compensation expense, including
  employee benefits (1) .......................    583,723        594,322      672,026       730,261        836,150
 General and administrative expenses (1).......    312,083        323,087      356,523       391,617        463,936
 Recapitalization-related charges (2) .........         --             --           --       315,397             --
 Other operating (income) charges (2) .........    (11,714)         4,507       31,465        17,166         11,925
                                                 ---------    -----------   ----------    ----------     ----------
 Operating expenses ...........................    884,092        921,916    1,060,014     1,454,441      1,312,011
                                                 ---------    -----------   ----------    ----------     ----------
 Income (loss) from operations ................     21,678         37,359       25,480      (232,302)        70,729
 Interest income ..............................     10,646         12,100        9,866        10,269          8,454
 Interest expense .............................    (17,958)       (23,027)     (27,441)      (28,584)       (42,879)
 Other income .................................         --             --           --            --             --
                                                 ---------    -----------   ----------    ----------     ----------
 Income (loss) before income taxes ............     14,366         26,432        7,905      (250,617)        36,304
 Income tax provision (benefit) ...............      8,583         12,998        9,130       (20,611)        58,290
                                                 ---------    -----------   ----------    ----------     ----------
                                                     5,783         13,434       (1,225)     (230,006)       (21,986)
 Equity in net income (loss) of
  unconsolidated companies ....................        102          4,740        5,197        (9,837)           342
 Minority interest in net (income) loss of
  consolidated subsidiaries ...................     (1,271)        (2,742)      (3,152)        1,532         (2,294)
                                                 ---------    -----------   ----------    ----------     ----------
 Income after taxes and before accounting
  changes and extraordinary charges ...........      4,614         15,432          820      (238,311)       (23,938)
 Extraordinary charge for early retirement
  of debt (net of tax benefit of $2,834) ......         --             --           --            --             --
 Cumulative effect of accounting changes
  (net of tax benefit of $3,400) ..............     (5,100)            --           --            --             --
                                                 ---------    -----------   ----------    ----------     ----------
 Net (loss) income ............................  $    (486)   $    15,432   $      820    $ (238,311)    $  (23,938)
                                                 =========    ===========   ==========    ==========     ==========
 (Loss)/earnings per share (3):
 Basic:
 (Loss) income before extraordinary
  charge ......................................                                                          $    (0.51)
 Extraordinary charge .........................                                                          $       --
                                                                                                         ----------
 Net (loss)/income ............................                                                          $    (0.51)
 Diluted:
 (Loss) income before extraordinary
  charge ......................................                                                          $    (0.51)
 Extraordinary charge .........................                                                          $       --
                                                                                                         ----------
 Net (loss)/income ............................                                                          $    (0.51)
 Weighted average shares outstanding used
  to compute (3):
 Basic ........................................                                                          46,949,355
 Diluted ......................................                                                          46,949,355
OTHER OPERATING DATA:
 EBITDA (1)(4) ................................  $  59,282    $    77,662   $   72,972    $  147,221     $  139,375
 Net cash provided by operating activities .        15,426         43,314       79,809       178,064        224,511
 Net cash used in investing activities ........    (34,226)       (49,941)     (45,821)      (76,094)       (67,142)
 Net cash provided by (used in) financing
  activities ..................................     41,644        (30,705)     (50,025)      (12,614)       (98,667)
 Capital expenditures .........................    (25,241)       (33,196)     (42,096)      (51,792)       (51,899)
 International revenues as a % of total
  revenues (5) ................................       51.7%          53.6%        54.7%         53.3%         52.2  %

                                                                             DECEMBER 31,
                                                ----------------------------------------------------------------------
                                                      1993           1994         1995          1996           1997
                                                ----------    -----------   ----------    ----------     ----------

 BALANCE SHEET DATA:
 Working capital (deficit) (6) ................  $ 100,519    $    72,651   $   27,827    $ (196,509)    $ (106,169)
 Total assets (7) .............................    998,808      1,118,846    1,226,581     1,598,812      1,528,019
 Total debt (8) ...............................    197,929        256,032      230,831       267,238        351,051
 Mandatorily Redeemable Equity
  Securities (9) ..............................         --             --           --       363,264        508,471
 Total stockholders' equity (deficit) .........    123,661         69,982      (55,485)     (480,033)      (661,714)


                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                ---------------------------------
                                                     1997             1998
                                                -------------- ------------------
                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Revenues .....................................  $   977,067     $ 1,095,720
 Compensation expense, including
  employee benefits (1) .......................      600,767        659,449
 General and administrative expenses (1).......      331,353        324,783
 Recapitalization-related charges (2) .........           --             --
 Other operating (income) charges (2) .........           --        234,449
                                                 -----------     -----------
 Operating expenses ...........................      932,120      1,218,681
                                                 -----------     -----------
 Income (loss) from operations ................       44,947       (122,961)
 Interest income ..............................        4,655          6,129
 Interest expense .............................      (33,235)       (19,144)
 Other income .................................           --          2,200
                                                 -----------     -----------
 Income (loss) before income taxes ............       16,367       (133,776)
 Income tax provision (benefit) ...............        7,855        (22,291)
                                                 -----------     -----------
                                                       8,512       (111,485)

 Equity in net income (loss) of
  unconsolidated companies ....................        4,091          3,194
 Minority interest in net (income) loss of
  consolidated subsidiaries ...................         (698)          (604)
                                                 -----------     -----------
 Income after taxes and before accounting
  changes and extraordinary charges ...........       11,905       (108,895)
 Extraordinary charge for early retirement
  of debt (net of tax benefit of $2,834) ......           --         (4,433)
 Cumulative effect of accounting changes
  (net of tax benefit of $3,400) ..............           --             --
                                                 -----------     -----------
 Net (loss) income ............................  $    11,905     $  (113,328)
                                                 ===========     ===========
 (Loss)/earnings per share (3):
 Basic:
 (Loss) income before extraordinary
  charge ......................................  $      0.25     $     (1.84)
 Extraordinary charge .........................  $        --     $     (0.08)
                                                 -----------     -----------
 Net (loss)/income ............................  $      0.25     $     (1.92)
 Diluted:
 (Loss) income before extraordinary
  charge ......................................  $      0.20     $     (1.84)
 Extraordinary charge .........................  $        --     $     (0.08)
                                                 -----------     -----------
 Net (loss)/income ............................  $      0.20     $     (1.92)
 Weighted average shares outstanding used
  to compute (3):
 Basic ........................................   47,109,739     58,939,274
 Diluted ......................................   60,313,689     58,939,274
OTHER OPERATING DATA:
 EBITDA (1)(4) ................................  $    86,421     $  154,549
 Net cash provided by operating activities ....       54,496         22,073
 Net cash used in investing activities ........      (46,917)       (39,260)
 Net cash provided by (used in) financing
  activities ..................................      (53,049)       (75,444)
 Capital expenditures .........................      (38,930)       (34,784)
 International revenues as a % of total
  revenues (5) ................................         51.3%          48.1%

                                                               SEPTEMBER 30,
                                                                   1998
                                                               -------------
                                                               (UNAUDITED)

 BALANCE SHEET DATA:
 Working capital (deficit) (6) ................                $  (147,887)
 Total assets (7) .............................                  1,495,213
 Total debt (8) ...............................                    109,142
 Mandatorily Redeemable Equity
  Securities (9) ..............................                         --
 Total stockholders' equity (deficit) .........                    101,310


                          (footnotes on following page)

----------
(1) For a discussion of charges included in compensation expense, including employee benefits, and general and administrative expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(2) Upon the consummation of the IPO, 9,231,105 shares of Common Stock held in a restricted stock trust vested and resulted in non-recurring, non-cash pre-tax compensation charges of $234.4 million which have been reflected as other operating charges. See Note 7 to the Interim Financial Statements. For a discussion of Recapitalization-related and other operating charges for the years ended December 31, 1995, 1996 and 1997, see Notes 4 and 6 to the Annual Financial Statements.

(3) Basic earnings (loss) per common share has been computed by dividing net income (loss) for the applicable period by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans. Diluted net loss per common share for the year ended December 31, 1997 and the nine months ended September 30, 1998 was computed in the same manner as basic net loss per common share because the inclusion of potential common shares would be antidilutive.

    On May 15, 1998, the Company consummated the IPO. An aggregate of 19,090,000 shares of Common Stock were offered to the public, of which 6,912,730 shares were sold by the Company and 12,177,270 shares were sold by certain selling stockholders.

    At September 30, 1998, the Company had outstanding options to purchase 30,972,605 shares of Common Stock with a weighted average exercise price of $7.41 that could potentially dilute basic earnings per share in the future. These options were excluded from the computation of diluted net loss per common share for the nine months ended September 30, 1998 because the effect would be antidilutive. See "Management--Executive Compensation--Management Stock Option Plan" and "--1997 ICP" and Notes 3, 15 and 21 to the Annual Financial Statements.

    Earnings per share for 1995 and 1996 cannot be computed because the Company's capital structure prior to the Recapitalization consisted of both common shares and limited partnership units in predecessor entities. See
    Note 4 to the Annual Financial Statements.

(4) EBITDA is defined as income (loss) from operations, before depreciation and amortization, other non-cash charges and Recapitalization-related charges. EBITDA is presented because it is a widely accepted financial indicator and is generally consistent with the definition used for covenant purposes contained in the Company's credit facilities; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. EBITDA should not be considered as an alternative to net income
    (loss) as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." EBITDA for 1996 and 1997 is before $11,096 and $11,925, respectively, of non-cash charges primarily related to impairment write-downs which are included in other operating charges. EBITDA for the nine months ended September 30, 1998 is before $234,449 of non-cash compensation charges related to the vesting of certain restricted stock taken at the time of the IPO. See Notes 4 and 6 to the Annual Financial Statements and Note 7 to the Interim Financial Statements.

(5) International  revenues  include  all  revenues  earned  outside  the United
    States.

(6) Working capital balances are significantly impacted by the seasonal media spending patterns of advertisers, including the timing of payments made to media and other suppliers on behalf of clients as well as the timing of cash collections from clients to fund such expenditures. Additionally, working capital deficit as of December 31, 1996 includes approximately $161,700 of accruals related to the Recapitalization which were paid in 1997 through long-term borrowings. See the Consolidated Statements of Cash Flows and Note 4 to the Annual Financial Statements.

(7) Total  assets as of  September  30, 1998  include net deferred tax assets of
    $191,188   consisting   primarily   of   federal,   state  and  foreign  NOL
    carryforwards.

(8) Total debt includes current and non-current loans and installment notes. See Notes 13 and 14 to the Annual Financial Statements.

(9) From the date of consummation of the Recapitalization and through the date of consummation of the IPO, all outstanding shares of Common Stock, exclusive of shares of Common Stock held in the Restricted Stock Trust, were redeemable, subject to certain restrictions, at the option of the stockholder. Accordingly, all such shares of Common Stock have been recorded at their redemption values and classified as Mandatorily Redeemable Equity Securities in the Company's historical balance sheets at December 31, 1996 and 1997, respectively. See Notes 2, 15 and 16 to the Annual Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Annual Financial Statements and the Interim Financial Statements.

OVERVIEW

     Y&R is the fifth largest marketing and communications organization in the world, with integrated services in advertising, direct marketing and sales promotion, perception management and public relations, branding consultation and design services, and healthcare communications. Our revenues were approximately $1.4 billion in 1997, having grown at a compound annual rate of 12.9% from 1995 to 1997.

     Our revenues consist principally of commissions and fees received by us from our clients. Commissions are derived using a negotiated percentage of an advertiser's media and production spending through Y&R. Fees are based on hours spent and costs incurred by agency staff plus a negotiated mark-up. We recognize commission revenue primarily when media placements appear on television, on radio or in print, and when labor and production costs are billed. We recognize fee revenue when services are rendered.

     We have also implemented incentive compensation arrangements with several of our clients that we believe further strengthen our client relationships and reward us for superior performance. These incentive arrangements create a range of compensation that could result in either higher or lower revenues and operating margins than a more traditional commission or fee arrangement. Incentive levels are determined with reference to agreed upon operating, performance and other benchmarks, with respect to both clients' businesses as well as our performance. Although incentive arrangements did not materially impact our revenues in 1997 or the first nine months of 1998, we believe that additional clients may request that we institute incentive compensation arrangements in the future.

     Our revenues are diversified across geographic regions, various sectors of the economy and among many clients. In 1997, we derived approximately 47.8% of our revenues from our U.S. operations, with approximately 34.2% coming from our European operations and the remainder divided among our operations in Latin America, Australia/New Zealand, Asia, Canada and Africa. In the first nine months of 1998, we derived approximately 51.9% of our revenues from our U.S. operations and approximately 33.9% came from our European operations. For the years 1995, 1996 and 1997, and for the first nine months of 1998, our revenue from any one country (other than the United States) did not exceed 10% of our consolidated revenues. The United Kingdom, Germany, Brazil, France, Australia, the Netherlands, Italy, Canada and Switzerland represent the largest sources of our revenues by country (other than the United States). See Note 10 to the Annual Financial Statements. We represent clients in various industries, including automotive, consumer packaged goods, financial services, food and beverage, government services and telecommunications. Our revenues are diversified across our approximately 5,500 client accounts. Our largest client, Ford Motor Company, accounted for approximately 10.0% of our revenues in 1997, and our top 20 clients accounted for approximately 40.5% of our revenues in 1997.

       We have two principal categories of operating expenses: compensation expense and general and administrative expenses. Our largest expense is compensation, which includes the salaries, bonuses and benefits of all of our employees, as well as fees paid to freelance contractors. General and administrative expenses principally consist of facilities' costs, depreciation, amortization, new business costs, travel expenses and professional fees.

       From the time of our founding until 1996, we were wholly owned by our employees. As further described in Note 4 to the Annual Financial Statements, in December 1996, we consummated the Recapitalization, which resulted in the recording of a pre-tax charge of $315.4 million in 1996. In connection with the Recapitalization, the Company allocated certain shares of Restricted Stock to employees that vested at the time of the IPO. On May 15, 1998, we consummated the IPO of an aggregate of 19,090,000 shares of Common Stock, of which 6,912,730 shares were sold by the

Company and 12,177,270 shares were sold by certain selling stockholders. We used the net proceeds to the Company, which aggregated approximately $158.6 million, together with approximately $155 million of borrowings under the New Credit Facility, to repay all of the outstanding borrowings under the Prior Credit Facilities.

     The vesting of 9,231,105 shares of Restricted Stock allocated to employees gave rise to non-recurring, non-cash, pre-tax compensation charges of $234.4 million ($169.8 million net of the related tax benefit). These charges have been reflected as "other operating charges" in our consolidated statements of operations for the nine months ended September 30, 1998. See Note 7 to the Interim Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the three months ended September 30, 1997 and September 30, 1998, certain items derived from the Company's consolidated statements of operations and the percentages of revenue represented by such items. Totals may not add due to rounding.

                                                                          THREE MONTHS ENDED SEPTEMBER 30,
                                                              --------------------------------------------------------
                                                                                 % OF                          % OF
                                                                  1997         REVENUES         1998         REVENUES
                                                              ------------   ------------   ------------   -----------
                                                                               (DOLLARS IN MILLIONS)

Revenues ..................................................   $  333.4        100.0%        $  375.4       100.0%
Compensation expense, including employee benefits .........      206.7         62.0%           227.2        60.5%
General and administrative expense ........................      131.0         39.3%           106.1        28.3%
                                                              --------        -----         --------       -----
Income (loss) from operations .............................       (4.3)        (1.3)%           42.2        11.2%
Net (loss) income .........................................   $   (5.7)        (1.7)%       $   24.3         6.5%
                                                              ========        =====         ========       =====
EBITDA ....................................................   $   10.1          3.0%        $   56.9        15.2%
                                                              ========        =====         ========       =====

--------------------------------------------------------------------------------



THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED
  SEPTEMBER 30, 1998


     Revenues for the third quarter of 1998 increased by $42.0 million, or 12.6%, to $375.4 million compared to the third quarter of 1997. The increase was primarily due to new business (including business from new clients and higher revenue from existing clients). United States revenues increased by 17.1% to $195.8 million for the third quarter of 1998 compared to the third quarter of 1997. International revenues increased by 8.1% to $179.6 million for the third quarter of 1998 compared to the third quarter of 1997. Excluding the effect of the strengthening (on average) of the U.S. dollar against foreign currencies, total revenues for the third quarter of 1998 increased by 14.0% and international revenues increased by 10.9% compared to the third quarter of 1997.

     Compensation expense increased by $20.5 million, or 9.9%, to $227.2 million for the third quarter of 1998 compared to the third quarter of 1997. This increase was primarily attributable to additional staffing to support business growth and to salary increases. Excluding the effect of foreign currency fluctuations, compensation expense increased by 11.3% compared to the third quarter of 1997.

     General and administrative expenses decreased by $25.0 million, or 19.0%, to $106.1 million for the third quarter of 1998 compared to the third quarter of 1997. This decrease was primarily due to the inclusion in 1997 of a $25.5 million write-off of accounts receivable, costs billable to clients and other capitalized costs with respect to the operations of Burson-Marsteller in Europe and Asia in the third quarter of 1997. The write-offs in Europe were primarily related to Burson-Marsteller's implementation of a new management information system in 1997 which resulted in delayed and inaccurate billing of certain clients and necessitated the creation of additional reserves against accounts receivable and costs billable to clients. The write-offs in Asia were attributable to the Company's evaluation of Burson-Marsteller's recent operating performance in Asia and the determination that Burson-Marsteller was unlikely to collect certain accounts receivable and costs billable to clients.

     Excluding   the   effect  of   foreign   currency   fluctuations   and  the
Burson-Marsteller write-off, general and administrative expenses increased by 1.9% compared to the third quarter of 1997.

     Income from operations was $42.2 million for the third quarter of 1998 compared to a loss from operations of $4.3 million for the third quarter of 1997, an increase of $46.5 million, primarily due to the 1997 Burson-Marsteller write-off described above. Excluding the 1997 Burson-Marsteller write-off, income from operations increased by $21.0 million, or 98.8%, compared to the third quarter of 1997. Income from operations in the third quarter of 1998 included $14.7 million of depreciation and amortization. As a result, EBITDA for the third quarter of 1998 was $56.9 million

     Net interest expense decreased by $8.1 million to $2.8 million for the third quarter of 1998 compared to the third quarter of 1997. The decline was due to lower average borrowing levels and lower average borrowing rates during the third quarter of 1998 compared to the third quarter of 1997.


     Income tax expense was $15.9 million for the third quarter of 1998 compared to an income tax benefit of $7.8 million for the third quarter of 1997. The effective income tax rates were 40.5% and 51.1%, respectively, for the third quarter of 1998 and 1997. Such decrease in the effective tax rate resulted primarily from lower foreign taxes on the Company's foreign operations as well as a reduction in the effective rate at which state and local taxes were provided on domestic income.


     Net income for the third quarter of 1998 was $24.3 million compared to a net loss of $5.7 million for the third quarter of 1997. Excluding the after-tax effect of the Burson-Marsteller write-off, net income increased by $16.7 million compared to the third quarter of 1997.

     The following table sets forth, for the nine months ended September 30, 1997 and September 30, 1998, certain items derived from the Company's consolidated statements of operations and the percentages of revenue represented by such items. Totals may not add due to rounding.

                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                              ------------------------------------------------------
                                                                               % OF                          % OF
                                                                  1997       REVENUES         1998         REVENUES
                                                              -----------   ----------   -------------   -----------
                                                                              (DOLLARS IN MILLIONS)

Revenues ..................................................  $ 977.1        100.0%       $ 1,095.7        100.0%
Compensation expense, including employee benefits .........    600.8         61.5%           659.4          60.2%
General and administrative expense ........................    331.4         33.9%           324.8          29.6%
Other operating charges ...................................       --          0.0%           234.4          21.4%
                                                             -------        -----        ---------        ------
Income (loss) from operations .............................     44.9          4.6%          (123.0)        (11.2%)
Net income (loss) .........................................  $  11.9          1.2%       $  (113.3)        (10.3%)
                                                             -------        -----        ---------        ------
EBITDA ....................................................  $  86.4          8.8%       $   154.5          14.1%
                                                             =======        =====        =========        ======

--------------------------------------------------------------------------------



NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998



       Revenues for the nine months ended September 30, 1998 increased by $118.7 million, or 12.1%, to $1,095.7 million compared to the nine months ended September 30, 1997. The increase was primarily due to new business (including business from new clients and higher revenue from existing clients). United States revenues increased by 19.3% to $568.2 million for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. International revenues increased by 5.3% to $527.5 million for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. Excluding the effect of the strengthening (on average) of the U.S. dollar against foreign currencies, total revenues for the nine months ended September 30, 1998 increased by 15.1% and international revenues increased by 11.0% compared to the nine months ended September 30, 1997.

       Compensation expense increased by $58.7 million, or 9.8%, to $659.4 million for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. This increase was primarily attributable to additional staffing to support business growth and to salary increases. Excluding the effect of foreign currency fluctuations, compensation expense increased by 12.7% compared to the nine months ended September 30, 1997.

     General and administrative expenses decreased by $6.6 million, or 2.0%, to $324.8 million for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. This decrease was primarily due to the inclusion in 1997 of a $25.5 million write-off of accounts receivable, costs billable to clients and other capitalized costs with respect to the operations of Burson-Marsteller in Europe and Asia offset in 1998 by additional operating expenses to support new business growth. The Burson-Marsteller write-offs in Europe were primarily related to its implementation of a new management information system in 1997 which resulted in delayed and inaccurate billing of certain clients and necessitated the creation of additional reserves against accounts receivable and costs billable to clients. The write-offs in Asia were attributable to the Company's evaluation of Burson-Marsteller's recent operating performance in Asia and the determination that Burson-Marsteller was unlikely to collect certain accounts receivable and costs billable to clients. Excluding the effect of foreign currency fluctuations and the Burson-Marsteller write-off, general and administrative expenses increased by 9.7% compared to the nine months ended September 30, 1997.

     Effective upon the consummation of the IPO, the Company recognized other operating charges of $234.4 million. These other operating charges consisted of non-recurring, non-cash compensation charges resulting from the vesting of shares of Restricted Stock allocated to employees. As a result of these charges, the Company expects to incur a net loss for the year ending December 31, 1998.

     Loss from operations was $123.0 million for the nine months ended September 30, 1998 compared to income from operations of $44.9 million for the nine months ended September 30, 1997, a decrease of $167.9 million, primarily due to the other operating charges described above partially offset by the effect of the 1997 Burson-Marsteller write-off. Excluding the other operating charges and the Burson-Marsteller write-off, income from operations increased by $41.0 million, or 58.2%, compared to the nine months ended September 30, 1997. Income from operations in the nine months ended September 30, 1998 included $43.1 million of depreciation and amortization and $234.4 million of other operating charges, as described above. As a result, EBITDA for the nine months ended September 30, 1998, was $154.5 million.

     Net interest expense (interest expense net of interest income) decreased by $15.6 million to $13.0 million for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. The decline was due to lower average borrowing levels and lower average borrowing rates during the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997.

     The Company recognized an income tax benefit of $22.3 million for the nine months ended September 30, 1998 compared to income tax expense of $7.9 million for the nine months ended September 30, 1997. Included in 1998 is an income tax benefit of $64.6 million attributable to the other operating charges of $234.4 million described above and reflects the anticipated federal, state and foreign tax effect of such other operating charges after consideration of valuation allowance amounts for certain non-U.S. deductions. The effective income tax rate was a benefit of 16.7% for the nine months ended September 30, 1998. Excluding the benefit derived from the other operating charges, the effective tax rate was 42.0% for the nine months ended September 30, 1998, a decrease from the 48.0% effective tax rate for the nine months ended September 30, 1997. Such decrease resulted primarily from lower foreign taxes on the Company's foreign operations as well as a reduction in the effective rate at which state and local taxes were provided on domestic income.

     The Company incurred an extraordinary charge of $4.4 million in the nine months ended September 30, 1998, which is net of a tax benefit of approximately $2.8 million, due to the write-off of unamortized deferred financing costs related to the Prior Credit Facilities.

     Net loss for the nine months ended September 30, 1998 was $113.3 million compared to net income of $11.9 million for the nine months ended September 30, 1997. Excluding the after-tax effect of the other operating charges, the Burson-Marsteller write-off and the extraordinary charge, net income increased by $35.8 million compared to the nine months ended September 30, 1997.

     The following table sets forth, for the years ended December 31, 1995, December 31, 1996 and December 31, 1997, certain items derived from the Company's consolidated statements of operations and the percentages of revenue represented by such items. Totals may not add due to rounding.


                                                                       YEARS ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------------
                                                              % OF                      % OF                       % OF
                                                  1995      REVENUES       1996       REVENUES        1997       REVENUES
                                             ------------- ---------- ------------- ------------ ------------- -----------
                                                                         (DOLLARS IN MILLIONS)

Revenues ................................... $ 1,085.5     100.0%     $ 1,222.1      100.0%      $ 1,382.7       100.0%
Compensation expense, including employee
 benefits ..................................     672.0      61.9%         730.3       59.8%          836.2        60.5%
General and administrative expense .........     356.5      32.8%         391.6       32.0%          463.9        33.6%
Recapitalization-related charges ...........        --       0.0%         315.4       25.8%             --         0.0%
Other operating charges ....................      31.5       2.9%          17.2        1.4%           11.9         0.9%
                                             ---------     -----      ---------      -----       ---------       -----
Income (loss) from operations ..............      25.5       2.3%        (232.3)     (19.0%)          70.7         5.1%
Net income (loss) .......................... $     0.8       0.1%     $  (238.3)     (19.5%)     $   (23.9)       (1.7%)
                                             =========     =====      =========      =====       =========       =====
EBITDA ..................................... $    73.0       6.7%     $   147.2       12.0%      $   139.4        10.1%
                                             =========     =====      =========      =====       =========       =====

                    -----------------------------------------


1996 COMPARED TO 1997


     Consolidated worldwide revenues for 1997 increased by 13.1% to $1,382.7 million from $1,222.1 million in 1996. Consolidated U.S. revenues for 1997 increased by 15.8% to $661.3 million from $571.1 million in 1996. Consolidated international revenues for 1997 increased by 10.8% to $721.4 million from $651.0 million in 1996. Of the worldwide revenue increase, 13.6% was due to organic growth (including net new business gains and higher net revenues from existing clients) and 3.0% was due to the acquisition of majority interests in investments previously accounted for under the equity method. Such increases were partially offset by a 3.5% decline related to a strengthening (on average) of the U.S. dollar against foreign currencies. New business was generated from new client accounts such as Campbell's Soup, Citibank, Merck and United Airlines.

     Compensation expense for 1997 increased by 14.5% to $836.2 million from $730.3 million in 1996. Compensation expense for 1997 increased as a percentage of revenues to 60.5% from 59.8% in 1996. The growth in compensation expense was generally in line with revenue growth and also included a $12.3 million charge primarily for deferred compensation awards granted to senior executives in 1997.

     General and administrative expenses for 1997 increased by 18.5% to $463.9 million from $391.6 million in 1996. General and administrative expenses increased as a percentage of revenues to 33.6% in 1997 from 32.0% in 1996. The higher rate of growth in general and administrative expenses compared to revenues was primarily attributable to a $25.5 million write-off of accounts receivable, costs billable to clients and other capitalized costs recorded in 1997 with respect to the operations of Burson-Marsteller in Europe and Asia. The write-offs in Europe were primarily related to Burson-Marsteller's implementation of a new management information system in 1997 which resulted in delayed and inaccurate billing of certain clients and necessitated the creation of additional reserves against accounts receivable and costs billable to clients. The write-offs in Asia were attributable to the Company's evaluation of Burson-Marsteller's recent operating performance in Asia and the determination that Burson-Marsteller was unlikely to collect certain accounts receivable and costs billable to clients. As a result of its analysis of the circumstances which led to these write-offs, the Company has made management changes at Burson-Marsteller in Europe and Asia and implemented additional financial control and reporting requirements for these operations, including strengthening controls and procedures regarding regional billing and collection practices.

     In 1997, the Company had income from operations of $70.7 million compared to a loss from operations of $232.3 million in 1996, primarily due to the Recapitalization-related charges of $315.4 million. Income from operations in 1997 included $56.7 million of depreciation and amortization and $11.9 million of other operating charges for asset impairment write-downs principally related to certain operations in the United States, Africa, Latin America and Europe. As a result, EBITDA for 1997 was $139.4 million.

     Net interest expense increased by $16.1 million in 1997 compared to 1996. The increase was primarily due to higher average borrowing levels in 1997 as a result of the Recapitalization in December 1996.

     The effective income tax rate for 1997 was 160.6%. The primary difference between the U.S. statutory tax rate and Y&R's effective tax rate in 1997 resulted from incremental foreign taxes arising from losses outside the United States which provided little or no tax benefit. The effective income tax rate for 1996 was a benefit of 8.2%. This reflects the tax benefit from the Recapitalization-related charges partially offset by foreign income taxed at rates greater than the U.S. statutory rate. See Note 9 to the Annual Financial Statements.

     Net income of unconsolidated companies was $0.3 million in 1997 compared to a loss of $9.8 million in 1996. A $9.3 million charge to write down an Australian equity investment was recorded in 1996.

     Minority interest in net loss of consolidated subsidiaries increased $3.8 million in 1997 compared to 1996, primarily reflecting the minority interest share of charges for asset impairment write-downs relating to an Italian operation in 1996.

     Net loss for 1997 was $23.9 million compared to a net loss of $238.3 million in 1996, primarily as a result of charges recorded in connection with the Recapitalization.

1996 COMPARED TO 1995

     Consolidated worldwide revenues for 1996 increased by 12.6% to $1,222.1 million from $1,085.5 million in 1995. Consolidated U.S. revenues for 1996 increased by 16.0% to $571.1 million from $492.3 million in 1995. Consolidated international revenues for 1996 increased by 9.7% to $651.0 million from $593.2 million in 1995. Of the worldwide revenue increase, 12.9% was attributable to organic growth (including net new business gains and higher net revenues from existing clients) and 0.7% was due to businesses acquired. Such increases were partially offset by a 1.0% decline related to a strengthening (on average) of the U.S. dollar against foreign currencies. New business was generated from new client accounts such as Blockbuster Video, Equal, Ericsson, H&R Block and Novell.

     Compensation expense for 1996 increased by 8.7% to $730.3 million from $672.0 million in 1995. Compensation expense decreased as a percentage of revenues to 59.8% in 1996 from 61.9% in 1995. Such decrease primarily reflects productivity improvements resulting from selected staff reductions in connection with a productivity improvement plan implemented by the Company at the end of 1995.

     General and administrative expenses for 1996 increased by 9.8% to $391.6 million from $356.5 million in 1995. General and administrative expenses decreased as a percentage of revenues to 32.0% in 1996 from 32.8% in 1995, primarily due to improved cost controls.

     Recapitalization-related expenses of $315.4 million were incurred in 1996, primarily related to the cancellation of the Company's former equity-based compensation and stock option plans. See Note 4 to the Annual Financial Statements.

     In 1996, the Company recorded a $17.2 million charge for asset impairment write-downs for certain European and Latin American operations. In 1995, the Company recorded a restructuring charge of $24.4 million in connection with a productivity improvement plan and charges of $7.1 million, primarily to dispose of certain non-strategic European agencies.

     In 1996, the Company had a loss from operations of $232.3 million compared to income from operations of $25.5 million in 1995. The loss from operations of $232.3 million in 1996 included $53.0 million of depreciation and amortization, $315.4 million of Recapitalization-related charges and $11.1 million of non-cash, non-recurring operating charges principally for asset impairment write-downs for certain operations in Europe and Latin America. As a result, EBITDA for 1996 was $147.2 million.

     Net interest expense increased by $0.7 million in 1996 compared to 1995. The increase was primarily due to $2.9 million in prepayment penalties relating to the repayment, in connection with the Recapitalization, of $100 million of 7.01% senior notes and $40 million of 8.75% senior notes. Excluding these prepayment penalties, net interest expense in 1996 decreased by $2.2 million versus 1995, resulting from lower average interest rates combined with lower average borrowing levels in 1996. See Note 4 to the Annual Financial Statements.

     The effective income tax rate for 1996 was a benefit of 8.2%. This reflects the tax benefit for the Recapitalization-related charges partially offset by foreign income taxed at rates greater than the U.S. statutory rate. The effective income tax rate for 1995 was 115.5%. The primary difference between the statutory tax rate and Y&R's effective tax rate in 1995 resulted from foreign income taxed at rates greater than the U.S. statutory rate. See Note 9 to the Annual Financial Statements.

     Net loss of unconsolidated companies was $9.8 million in 1996 compared to income of $5.2 million in 1995. A $9.3 million charge to write down an Australian equity investment as well as lower earnings reported by the Company's joint ventures with Dentsu, Inc. contributed to the net loss in 1996.

     Minority interest in net loss of consolidated subsidiaries decreased $4.7 million in 1996 compared to 1995, reflecting the minority interest share of charges for asset impairment write-downs relating to an Italian operation in 1996.

     Net loss for 1996 was $238.3 million compared to net income of $0.8 million in 1995, primarily as a result of charges recorded in connection with the Recapitalization.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has financed its working capital, capital expenditures, acquisitions and equity repurchases from cash generated from operations and third-party borrowings. Quarterly and annual operating cash flows are significantly impacted by the seasonal media spending patterns of advertisers, including the timing of payments made to media and other suppliers on behalf of clients as well as the timing of cash collections from clients to fund such expenditures. The Company's practice is to bill and collect from its clients in sufficient time to pay the amounts due the media.

SEPTEMBER 30, 1998

     Cash and cash equivalents were $71.2 million at September 30, 1998 compared to $160.3 million at December 31, 1997. Cash was used during the nine months ended September 30, 1998 primarily to repay long-term debt, including the prepayment of approximately $19.0 million of certain non-negotiable subordinated payment obligations to former employee stockholders, and for capital expenditures and Common Stock repurchases.

     At September 30, 1998, the Company had $70.5 million in outstanding indebtedness under the New Credit Facility. The Company expects to fund its payments of principal and interest under the New Credit Facility with cash from operations.

     On May 15, 1998, the Company consummated the IPO. Net proceeds to the Company were $158.6 million, after deducting underwriting discounts and commissions and expenses paid by the Company in connection with the IPO. The Company used the net proceeds from the IPO together with $155 million of borrowings under the New Credit Facility to repay all of the outstanding borrowings under the Prior Credit Facilities.

     Capital expenditures were $34.8 million for the nine months ended September 30, 1998. The Company estimates that its capital expenditures in 1998 will be approximately $70 million for information technology and certain leasehold improvements.


     On August 4, 1998, the Company announced that the Board had approved a plan to repurchase up to 2,000,000 shares of Common Stock over the next two years. Through September 30, 1998, the Company repurchased 712,800 shares of Common Stock for an aggregate of $21.9 million. On October 13, 1998, the Company announced that the Board had approved a new repurchase program of up to an additional 6,000,000 shares of Common Stock over the next two years. As of November 11, 1998, approximately 1,689,000 shares of Common Stock have been repurchased at an average cost of $26.63 per share. The shares may be repurchased by the Company from time to time in the open market or in private transactions, possibly including transactions with employees.

     The Company's net deferred tax assets at September 30, 1998 were $191.2 million consisting primarily of federal, state and foreign net operating loss carryforwards. Consequently, the Company expects a reduction in the amount of cash taxes paid on a worldwide basis in future years. The consummation of the IPO gave rise to a non-recurring, non-cash, pre-tax compensation charge of $234.4 million, which resulted in additional tax benefits to the Company of $64.6 million.

     The Company expects to declare and pay a regular quarterly cash dividend beginning in the first half of 1999. However, any determination to pay dividends will be at the discretion of the Board and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions pursuant to the New Credit Facility. The New Credit Facility contains certain financial and operating restrictions and covenant requirements, and permits the payment of cash dividends except in the event of a continuing default under the credit agreement.

     The Company believes that cash provided by operations and funds available under the New Credit Facility will be sufficient to meet its anticipated cash requirements as presently contemplated.

DECEMBER 31, 1997

     Cash and cash equivalents at December 31, 1997 increased by 45.5% to $160.3 million from $110.2 million at December 31, 1996. For 1997, the Company generated operating cash flows of $224.5 million which represented a 26.1% increase in operating cash flows versus 1996. The Company achieved an improvement in net cash flow from operating activities due, in part, to increased focus on cash flow management, including improvements in the timing of billings and the relationship between the collection of accounts receivable and the payment of obligations to media and other suppliers. Operating cash flows and third-party borrowings were used for capital expenditures, acquisition requirements and equity repurchases.

     Investing   activities   in  1997   included   $51.9  million  for  capital
expenditures and $11.3 million for acquisitions. The majority of capital expenditures in 1997 were for technology-related purchases, while the remaining expenditures were for leasehold improvements, furniture and equipment. The $11.3 million for acquisitions primarily consisted of increases in investments in equity affiliates in the United States, Europe, Latin America and Australia/New Zealand.

     In December 1996, Y&R consummated the Recapitalization. Pursuant to the Recapitalization, all of the Company's outstanding equity and equity-related units and options to purchase such units were either acquired for cash consideration or canceled and exchanged for new equity interests or options to purchase new equity interests. The Recapitalization was financed by $242 million contributed by the Recapitalization Investors and by borrowings under the Prior Credit Facilities. The Prior Credit Facilities consisted of a six and one-half year $400 million term loan and a six and one-half year $300 million revolving credit facility. As a result of the timing of Recapitalization-related payments, net cash used in financing activities increased from $12.6 million in 1996 to $98.7 million in 1997.

     At December 31, 1997, the Company had approximately $330.6 million in outstanding indebtedness under the Prior Credit Facilities. As required by the Prior Credit Facilities, the Company entered into interest rate exchange agreements with off-balance sheet risk in order to reduce its exposure to changes in interest rates on its variable rate long-term debt. As of December 31, 1997, the Company had obtained interest rate protection agreements with respect to $275 million of indebtedness, which effectively changed the Company's interest rate under the Prior Credit Facilities to fixed rate borrowings. The interest rate protection agreements mature at various times through 2001.

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

     The Company's consolidated financial statements are denominated in U.S. dollars. In 1997, Y&R derived approximately 52.2% of its revenues from operations outside of the United States. Currency fluctuations may give rise to translation gains or losses when financial statements of foreign operating units are translated into U.S. dollars. Significant strengthening of the U.S. dollar against other major foreign currencies could have a material adverse effect on Y&R's results of operations. Most of the Company's revenues are billed in the same currency as the costs incurred to support the revenues, thereby reducing exposure to currency fluctuations. The Company typically does not hedge foreign currency profits into U.S. dollars, believing that over time the costs of a hedging program would outweigh any benefit of greater predictability in the Company's U.S. dollar-denominated profits. However, the Company selectively hedges some positions where management believes it is economically beneficial to do so, and bases its foreign subsidiary capitalization, debt and dividend policies on minimizing currency risk. The Company also seeks, through pricing and other means, to anticipate and avoid economic currency losses.

SEASONALITY

     The Company's revenues generally reflect the media buying patterns of advertisers and are concentrated in the second and fourth quarters of the year.

YEAR 2000 COMPLIANCE

     The Company is working to resolve the potential impact of the year 2000 on the ability of the Company's computer systems to accurately process information with dates later than December 31, 1999, or to process date-sensitive information accurately after the turn of the century (referred to as the "Year 2000" issue). The Company has completed an assessment of its computer systems and is in the process of modifying or replacing all affected systems for compliance with the Year 2000 issue. While the Company believes it has made substantial progress in resolving any Year 2000 issues, the modifications and testing necessary to fully validate readiness are still being conducted. The Company is also monitoring the adequacy of the processes and progress of third-party vendors of systems and applications that may be affected by the Year 2000 issue. Y&R is dependent in part on third-party computer systems and applications, particularly with respect to such critical tasks as accounting, billing and buying, planning and paying for media, as well as on its own computer systems. The Company is in the process of obtaining assurances from such vendors that their systems are or are becoming Year 2000 compliant.

     While Y&R believes its process is designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, it is possible that Y&R's efforts, or those of third parties with whom Y&R interacts, will not be satisfactorily completed in a timely fashion. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations.

     The costs of Y&R's Year 2000 project have not yet been determined but are not expected to be material. However, there can be no assurance that Y&R will not experience cost overruns or delays in connection with its plan for replacing or modifying systems, which could have a material adverse effect on Y&R's prospects, business, financial condition and results of operations.

     The Company has not yet determined the extent of contingency planning that may be required.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     For a discussion of the impact of recently issued accounting standards, see
Note 2 to the Annual Financial Statements and Note 4 to the Interim Financial Statements.

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                                   BUSINESS

GENERAL

     Young & Rubicam Inc. is the fifth largest consolidated marketing and communications organization in the world. Since our founding 75 years ago, we have evolved from a single New York-based advertising agency to a diversified global marketing and communications company operating in 121 cities in 76 countries worldwide as of September 30, 1998. We operate through internationally recognized market leaders including Young & Rubicam Advertising (full-service advertising), Wunderman Cato Johnson (direct marketing and sales promotion), Burson-Marsteller (perception management and public relations), Landor Associates (branding consultation and design services) and Sudler & Hennessey (healthcare communications), along with smaller complementary business units, including The Bravo Group (multi-cultural marketing and communications), Brand Dialogue (digital interactive branding and digital commerce), The Chapman Agency (direct marketing) and The Media Edge (media planning, buying and placement services). Our revenues in 1997 totaled approximately $1.4 billion, having grown at a compound annual rate of 12.9% from 1995 to 1997.

     Through multi-disciplinary, client-focused teams, we provide clients with global access to fully integrated marketing and communications solutions. Among our approximately 5,500 client accounts are a number of large multinational organizations, including AT&T, Citibank, Colgate-Palmolive, Ford and Philip Morris. We have maintained long-standing relationships with many of our clients; the average length of relationship with our top 20 clients exceeds 20 years.

     Our mission is to be our clients' most valued business partner in building, leveraging, protecting and managing their brands for both short-term results and long-term growth. Consistent with our mission, we have developed an organizational and management structure designed to meet the diverse needs of our large global clients as well as the more specialized needs of our other clients. Our strategy combines this organizational and management structure with the pursuit of new business opportunities and continued investment in our business, personnel and superior consumer knowledge. We further seek to fulfill our mission by providing clients with superior creative services and extensive research capabilities, including access to Y&R's proprietary research tool, BrandAsset Valuator.

     In late 1992, we created the Key Corporate Account, or KCA, program to enhance the coordination of services sought by clients from both a global coverage as well as an integrated solutions perspective. KCAs are large global client accounts that, as a group, contribute the greatest share of our revenues and profits, and are served on a multinational basis by two or more of our businesses. We currently designate 41 of our client accounts as KCAs. Revenues from the KCAs, as a group, increased by 14.6% in 1997, and accounted for approximately 45.5% of our consolidated revenues in 1996 and approximately 46.1% of our consolidated revenues in 1997. In order to further strengthen client relationships and reward us for meeting or exceeding certain performance targets, we are working with KCAs to adopt incentive compensation arrangements that align our compensation with our performance and our clients' business performance.


     As part of our client focus, Peter A. Georgescu, our Chairman and Chief Executive Officer, Edward H. Vick, our Chief Operating Officer, and Thomas D. Bell, Jr., an Executive Vice President of the Company and the Chairman and Chief Executive Officer of Young & Rubicam Advertising, all retain ongoing responsibilities for individual KCAs in addition to their managerial roles.


INDUSTRY OVERVIEW

     The  marketing  and  communications  industry  encompasses  a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communication channels. The industry includes traditional advertising services as well as other marketing and communications services such as direct marketing and sales promotion, public relations, branding consultation and design services, new media marketing and other specialized services.

     Traditional advertising services include the development and planning of marketing and branding campaigns; the creative design and

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production of advertisements;  the planning and buying of time and/or space in a variety of media, including broadcast and cable television, radio, newspapers, general interest/specialty magazines, billboards and the Internet; and the provision of consumer, product and other market research to clients on an ongoing basis. According to industry sources, growth in advertising expenditures has accelerated in recent years following the economic recession in the early 1990s, and worldwide advertising expenditures totaled approximately $398 billion in 1997. Industry sources have predicted that worldwide advertising spending will grow approximately 5.3% in 1998 to $419 billion.

     Direct marketing and sales promotion incorporate a broad range of services, including direct mail and direct response television advertising (using toll-free 800 numbers), inbound and outbound telemarketing database marketing and online marketing. Sales promotion includes the planning, design and implementation  of  merchandising  and sales  promotions  as well as design  and implementation of targeted interactive campaigns. Industry sources have estimated a growth rate in 1998 of approximately 10% for both direct marketing and sales promotion.

     Perception management and public relations address clients' external corporate or brand positioning, public image and relations with key external constituencies. Functions provided by public relations firms include corporate communications, public affairs, lobbying, crisis management, issue advertising and internal, consumer grassroots communications.

     Branding consultation and design services encompass a range of services to create, build and revitalize clients' brands. Among these services are corporate identity, package design, retail design and branded environments, verbal branding and nomenclature systems, corporate literature and interactive branding.

     New media marketing services include interactive marketing campaigns and strategic consulting services, the design of Internet websites, banners and home pages, the development of corporate intranets and digital commerce applications.

INDUSTRY TRENDS

     Several significant trends are changing the dynamics of the marketing and communications industries, including the following:

o GROWTH IN UNITED STATES MARKETING AND COMMUNICATIONS MARKETS. According to industry sources, advertising expenditures in the United States have continued to grow, increasing from approximately $140 billion in 1993 to approximately $188 billion in 1997. In 1998, advertising expenditures are estimated to be approximately $200 billion. In industries such as telecommunications, where regulatory developments have encouraged increased competition among industry participants, a growing number of companies have sought to establish and enhance their brand images through comprehensive marketing and communications programs. In the healthcare industry, recent regulatory changes that eased restrictions on direct-to-consumer communications by pharmaceutical companies have also resulted in significant additional marketing and communications expenditures.

o GROWTH OF INTERNATIONAL MARKETING AND COMMUNICATIONS MARKETS. The globalization of markets and the deregulation of certain sectors of international markets have led to growth in demand for marketing and communications services by large corporate clients. An increasing number of companies are expanding globally and, where they deem it appropriate, are seeking consistent brand images and market positions for their products throughout the world. At the same time, however, companies continue to rely on their marketing and communications advisors to tailor their regional and local marketing approach to the demands, tastes and desires of the local marketplace. As international markets have expanded, particularly the markets in the Asia/Pacific and Latin American regions, non-U.S. advertising expenditures have grown more rapidly than U.S. expenditures. According to industry sources, non-U.S. advertising expenditures have increased from approximately 44% of worldwide expenditures in 1986 to approximately 53% in 1997.

o INVESTMENT IN BRAND DEVELOPMENT.  In the 1980s, many advertisers focused their
marketing   campaigns  on  promotional   advertising   that   emphasized   price
competition, often reducing


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brand loyalty. Over the last several years, however, advertisers have focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty. This emphasis on brand development has increased the demand for the delivery of consistent messages and, as a result, companies are seeking marketing and communications organizations which are able to coordinate resources across multiple disciplines, geographies and media.

o DEMAND FOR INTEGRATED SERVICE OFFERINGS.

Increasingly, certain clients are turning to large marketing and communications organizations to provide integrated services across multiple disciplines. Such clients are seeking integrated services to ensure a consistent brand presence and maximize the effectiveness of their messages around the world, better coordinate their marketing activities and simplify and strengthen their relationships with their marketing partners. The demand for globally-integrated services has led to the creation of a small number of global marketing and communications companies, including Y&R, which strive to provide their clients with a full range of services in each of the local markets in which their clients operate. In addition, a substantial number of clients continue to require access to specialized service providers. Y&R has over 20 years of experience in organizing its companies to address this client need.

o INCREASED EMPHASIS ON TARGETED MARKETING.

The desire of  companies  to reach  their  target  audiences  and  quantify  the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, infomercials, in-store promotions and interactive programs. These techniques enable companies to quantify the success of their campaigns and monitor the return on investment of their marketing expenditures through such mechanisms as response rate tracking. The desire to create more targeted marketing has been enhanced by the emergence of new media which permits more interactive methods of customizing and delivering messages. In certain developing economies, the technology infrastructure is improving, indicating increased potential for database marketing and communications.

STRATEGY

       Our strategy consists of the following key components:

o INCREASE PENETRATION OF KEY CORPORATE ACCOUNTS. We believe that there are significant opportunities to increase our share of KCA marketing and communications expenditures by leveraging our global network to provide integrated services to KCAs. We have successfully increased our share of the marketing and communications expenditures of certain KCAs over the past few years. For example, we have significantly expanded our relationship with Ford, winning new assignments in Brazil, Germany, Canada and the United States for Young & Rubicam Advertising, Wunderman Cato Johnson, Landor Associates and Brand Dialogue. KCAs also have increased their use of multiple services offered by us over the same period. During 1997, our 20 largest clients used an average of five of our marketing and communications services.

We have implemented a team concept for certain KCAs that utilize advertising, direct marketing and other marketing and communications services offered by us. Each client team aligns Y&R employees from separate disciplines within the Company around KCAs and offers incentives to these employees to provide the highest quality service to the client without regard to Y&R's own internal corporate structure. In addition, we seek to improve KCA satisfaction by retaining independent consultants to conduct third-party audits with clients which measure our performance on a variety of criteria. We intend to use this objective information to identify strengths, weaknesses and opportunities within KCA relationships.

o DEVELOP NEW CLIENT RELATIONSHIPS. We believe that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. We have successfully used our integrated and global approach as an effective tool in winning new business. Our win of the global Citibank account in August 1997 exemplifies the success of this strategy. We believe that the acquisition of this new business

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was due, in part, to our ability to coordinate  advertising and direct marketing activities for Citibank around the world. We believe that Citibank consolidated its advertising and direct marketing accounts with us in order to establish a consistent brand identity around the world. In addition to Citibank, during the last 24 months, we have won new business from clients including Campbell's Soup, Sony and United Airlines, each of whom were designated as KCAs.

o LEVERAGE EXISTING GLOBAL NETWORK. With a worldwide presence in 76 countries (including 14 countries where we are represented by non-equity affiliations with local partners), we believe that we are well positioned to continue to benefit from the trend towards the globalization of client marketing and communications needs and the consolidation of those needs with a single international service provider. For example, in late 1995, Colgate-Palmolive consolidated its global advertising with Y&R, and in May 1998, Groupe Danone consolidated the global advertising for its Fresh Dairy Products division with Young & Rubicam Advertising.

o CAPITALIZE ON EXISTING CAPABILITIES. We intend to continue the development of our existing capabilities into more visible and accessible client services. For example, in 1997, we launched our Brand Dialogue unit to serve our clients in the areas of digital interactive branding and digital commerce and in the development and implementation of various interactive strategies, including website design, creation and production. To create this integrated unit, we combined the existing interactive capabilities of Young & Rubicam Advertising and Wunderman Cato Johnson in the United States, Latin America, Europe and Asia/Pacific. We believe that Brand Dialogue represents a growth opportunity for us, and we intend to make significant investments in new and emerging technologies to capitalize on this opportunity.

In July 1997, we consolidated the United States media planning, buying and placement capabilities of Young & Rubicam Advertising, Wunderman Cato Johnson and The Media Edge (a media company we acquired in 1996) under The Media Edge name. With this consolidation, we created a major United States media agency, thereby enhancing our ability to negotiate effectively and secure discounts for media purchases on behalf of our clients. In September 1998, we announced the global launch of The Media Edge brand worldwide. We believe that The Media Edge will provide a variety of media alternatives in various markets to existing and future clients. We plan to continue to identify and leverage strengths and capabilities that can provide further differentiation for us and that can evolve into businesses that generate incremental revenues and profits.

o UTILIZE SUPERIOR CONSUMER KNOWLEDGE AND BRAND INSIGHTS. To assist our clients in building, leveraging, protecting and managing their brands, we have developed and are maintaining extensive knowledge of consumer brand perceptions. In 1994, we launched BrandAsset Valuator ("BAV"), a proprietary database of consumer perceptions for building and managing brands. In its first two phases, in 1994 and the second half of 1997, the BAV project involved the gathering of information on approximately 10,000 brands, including over 9,000 local and regional brands and 550 global brands. BAV provides an understanding of how consumers evaluate brands, how brands evolve over time and how brands are managed successfully. We believe that BAV, in which we have made significant investments over the past five years, is the first global consumer study that provides an empirically derived model for how brands gain and lose their strength. We further believe that BAV, which reflects the perceptions of over 95,000 consumers in 32 countries in the Americas, Europe, Asia, Australia and Africa, is the most extensive database of information concerning consumer perceptions of brands. Management believes that Y&R's comprehensive research capabilities, including BAV, have become a significant factor in attracting new clients and winning new assignments from existing clients. We plan to continue to invest in BAV, and believe that knowledge of consumers' changing perceptions of brands will continue to provide us with a significant competitive advantage.

o CULTIVATE CREATIVE EXCELLENCE. We intend to continue emphasizing the importance of creative marketing and communications. Our creative leadership has been recognized over the years through the receipt of various industry awards, including Cannes Lions and Clio Awards for

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excellence in television  and print  advertising,  EFFIES  (awards for effective advertising) and a number of other awards for direct marketing and design services. We also have created numerous memorable marketing and communications programs for clients, including "The Softer Side of Sears," "Everybody Needs a Little KFC," "It's All Within Your Reach" for AT&T, "The Document Company" for Xerox, and "Be All That You Can Be" for the United States Army, as well as identity and design assignments, including the creation of corporate identities, for Lucent Technologies, Netscape and the 2002 Salt Lake City Olympics.

o IMPROVE OPERATING EFFICIENCIES. We believe that opportunities exist to further improve operating efficiencies in order to expand margins and increase future profitability. For example, we have implemented initiatives which have both improved productivity and reduced compensation expense as a percentage of consolidated revenues.

o EXPAND CAPABILITIES THROUGH ACQUISITIONS. In order to add new capabilities, enhance our existing capabilities and expand the geographic scope of our operations, we regularly evaluate and intend to pursue appropriate acquisition opportunities. We believe that significant opportunities exist to expand our businesses. Historically, in order to expand capabilities beyond traditional advertising, we have acquired well-established leaders in other marketing and communications disciplines. More recently, we have acquired smaller niche agencies or companies to enhance existing capabilities or expand geographic coverage.

OPERATIONS

     The following section contains a brief description of the Company's main service offerings.

     YOUNG & RUBICAM ADVERTISING. Young & Rubicam Advertising is one of the world's leading full-service consumer advertising agencies, offering expertise in creative development, consumer research and marketing, and media buying and planning. In 1997, Young & Rubicam Advertising was ranked by industry sources as the seventh largest advertising agency based in the United States.

     Young & Rubicam Advertising has had a number of recent new business wins. In May 1998, Group Danone awarded the advertising for its worldwide Fresh Dairy Products division to Young & Rubicam Advertising. In August 1997, Citibank consolidated its worldwide advertising and direct marketing business with Y&R. In addition, since 1995, Young & Rubicam Advertising has won substantial new business from Campbell's Soup, Colgate-Palmolive, Ericsson, Sony and United Airlines. In June 1997, Young & Rubicam Advertising extended its long-term relationship with the United States Army, an account which is subject to a government-mandated review every five years. In October 1997, Young & Rubicam Advertising won the assignment to develop a campaign for Census 2000, the first unified, paid advertising campaign undertaken by the United States Bureau of the Census. Young & Rubicam Advertising also continues to expand relationships with existing clients, including creating AT&T's corporate branding campaign, and together with Wunderman Cato Johnson, developing the campaign for the launches of Sears' Home Services Division, the Navigator sport-utility vehicle for Ford's Lincoln-Mercury division in the United States and the Puma, Ka and Galaxy automobiles for Ford in selected international markets.

     Young & Rubicam Advertising has long been involved in various public interest and public service efforts. Young & Rubicam Advertising handles public service accounts for The National Urban League, The United Negro College Fund and, through its work with the Ad Council, has launched a series of programs to benefit children throughout the United States and, separately, to assist battered women.

     Young & Rubicam Advertising operates in 86 cities in 61 countries worldwide, in the Americas, Europe and Africa. Young & Rubicam Advertising services clients through the Dentsu, Young & Rubicam Partnerships across Asia/Pacific.

     DENTSU,  YOUNG  &  RUBICAM  PARTNERSHIPS.   The  Dentsu,  Young  &  Rubicam
Partnerships ("DY&R") are a network of full-service advertising agencies that provide Young & Rubicam Advertising with access to major markets across the Asia/Pacific region. DY&R was created as a joint venture between Y&R and Dentsu, Inc. ("Dentsu") in 1991. In 1997, Dentsu ranked as the fourth largest marketing and communications organization in the world and the largest marketing and communications organization based in Asia/Pacific. DY&R is a series of local ventures in which Y&R typically has a 50% interest, and is jointly managed and operated by Y&R and Dentsu. To maximize local brand equity and minimize conflicts, DY&R operates under different brand names and management in each of its three regions--Asia, Australia/New Zealand and the United States. DY&R primarily services major clients of Dentsu and Y&R in Asia, including Y&R's KCAs, but also has its own local clients in each region. In Asia/Pacific, DY&R has recently won regional business from Fuji and Citibank and has been awarded additional work from Cadbury-Schweppes, Ericsson, Ford and Sony, in specific markets. DY&R operates in 23 cities in 14 countries across Asia/Pacific and the United States, where it operates as The Lord Group.

     WUNDERMAN CATO JOHNSON. Wunderman Cato Johnson ("WCJ") is one of the world's leading behavior-driven marketing and communications companies. Behavior-driven marketing and communications are designed to assist clients in producing immediate sales and building brand and customer equity. WCJ addresses its clients' marketing objectives through direct marketing, sales promotion, television commercials and infomercials, customer loyalty programs, relationship marketing programs, database development and management, merchandising, entertainment and sports marketing, lead generation and new product launches.

     WCJ focuses on converting "consumers" to "customers" and mass markets to individual relationships. WCJ seeks to motivate behavior by focusing on identifying and acquiring the most valuable customer prospects for clients, building loyalty among its clients' most profitable customers and managing the customer's interactions with the brand, the trade and the sales force.

     WCJ provides services to KCAs such as AT&T, DuPont, Ford, Sony, Taco Bell and the United States Postal Service. Recent new business projects include the creation of a global promotion for Ericsson, and, together with Young & Rubicam Advertising, the launches of the Sears Home Services Division and the Navigator for Ford's Lincoln-Mercury division.

     WCJ was created by the 1992 merger of Wunderman Worldwide, a direct marketing company acquired by Y&R in 1973, and Cato Johnson Associates, a sales promotion company acquired by Y&R in 1976. Headquartered in New York, WCJ operates in 47 cities in 31 countries worldwide. WCJ also has major database facilities in Europe and Latin America.

     BURSON-MARSTELLER. Burson-Marsteller is one of the world's leading international perception management, public relations and public affairs companies. It provides a comprehensive range of perception management capabilities to its clients, including issues analysis, crisis management, consumer and business marketing and research, corporate communications, investor relations and public affairs advocacy. The perception management process begins with a statement of the desired business results and then identifies current and targeted perceptions, as well as different approaches to create the desired mindset with key audiences.

     Burson-Marsteller believes a shift is occurring in the perception management and public relations field, away from a focus on executional delivery based upon a client's specific instructions and towards a more consultative and interactive relationship. To that end, in 1996 and 1997, Burson-Marsteller implemented a client-focused practice structure in the United States. This client-focused practice structure has replaced the traditional geographic organizational model in the United States and helps ensure the firm's professional client teams have the experience and insight required to provide clients with the in-depth capabilities and knowledge to meet their needs. In Europe and Asia, Burson-Marsteller intends to maintain a primarily geographic organizational model and to implement, where feasible, elements of a client-focused practice structure. Burson-Marsteller's functional and industry practice areas currently include corporate, healthcare, marketing, advertising, media, public affairs, strategic consulting and technology. Burson-Marsteller's resources include three kinds of specialists:

       o industry specialists who are experienced in specific fields;

       o practice specialists who are experienced in specific perception management, public relations and public affairs disciplines; and

       o creative and media specialists who are skilled in using a variety of techniques and different technologies to deliver messages with impact.

     Burson-Marsteller serves as counselor to a diverse body of clients ranging from major corporations, business associations and professional organizations to governmental bodies and non-profit institutions. During the last 18 months, Burson-Marsteller has undertaken significant assignments for Qualcomm, Sun Microsystems and Unilever. In addition, Burson-Marsteller has expanded and strengthened relationships with existing clients such as Andersen Consulting, Johnson & Johnson and Philip Morris.


     Burson-Marsteller was founded in 1953 and was acquired by Y&R in 1979. Burson-Marsteller is headquartered in New York and operates in 49 cities in 33 countries around the world. The Burson-Marsteller network also includes:


     o Black, Kelly, Scruggs & Healey Inc., a lobbying and public affairs firm based in Washington D.C.;

     o   Marsteller    Advertising,     which    specializes    in    corporate,
         business-to-business and issues advertising campaigns, with offices in New York, Chicago, Pittsburgh and London; and

     o   The Mead Point Group, a small strategic consulting firm.

     LANDOR ASSOCIATES. Landor Associates ("Landor") is one of the world's leading branding consultancies and strategic design firms. Landor creates, builds and revitalizes clients' brands and helps position these brands for continued success. Landor's branding and identity consultants, designers and researchers work with clients on a full range of branding and identity projects, including corporate identity, packaging and brand identity systems, retail design and branded environments, interactive branding and design, verbal branding and nomenclature systems, corporate literature, brand extensions and new brand development.

     Landor has broad international experience across various industries, and clients include automobile manufacturers, banks and financial institutions, commercial airlines, communications and information companies, consumer products, entertainment industry concerns, hotels, major industrials, packaged goods companies and petroleum retailers.

     Landor has gained substantial new business momentum during the last 24 months, and has been awarded corporate identity assignments for Andersen Consulting, Delta Airlines, Lucent Technologies and the 2002 Salt Lake City Olympics; brand identity assignments for Walt Disney; package design assignments for Frito-Lay; and branded environment assignments for Taco Bell, Pizza Hut and Shell. In addition, Landor has expanded relationships with existing clients. During 1996, Landor was retained by Coors Beer (as sole supplier) to design packaging, and more recently this assignment expanded to include verbal branding. In addition, during the last 12 months, Landor worked to develop the name and corporate identity for Visteon, a Ford subsidiary that supplies component parts to the automotive industry.

     Landor was founded in 1941 and was acquired by Y&R in 1989. Landor is headquartered in San Francisco and operates in 15 cities in 11 countries worldwide, including multidisciplinary consulting and design studios in New York, Seattle, Mexico City, Hamburg, London, Paris, Hong Kong and Tokyo.

     SUDLER & HENNESSEY. Sudler & Hennessey ("S&H") is one of the world's leading healthcare communications firms, developing strategic promotional and educational programs for a wide spectrum of healthcare brands. S&H creates advertising, direct marketing and sales promotion programs for prescription drugs and over-the-counter medications. In addition, S&H provides strategic consultancy and communications support in the areas of managed care, medical devices and equipment, nutrition, veterinary medicine and general healthcare. Communications programs produced by S&H on behalf of its largely pharmaceutical industry client base are directed to a wide range of healthcare professionals as well as patients and their support networks.

     S&H's medical education division, IntraMed, develops continuing educational programming on behalf of its pharmaceutical and consumer care clients. These educational efforts bring credible third-party support to healthcare professionals as well as patient educational communications.

     The healthcare communications industry experienced significant growth during 1997, due both to a dramatic increase in direct-to-consumer healthcare communications and numerous new product introductions. S&H has capitalized on this growth, winning significant new business around the world, including product launch assignments from Abbott Laboratories, Merck, Roche and Zeneca.

     S&H was founded in 1941 and was acquired by Y&R in 1973. S&H is headquartered in New York and operates in 15 cities in 10 countries in North America, Europe and Asia/Pacific.

     COHN & WOLFE. Cohn & Wolfe is a full-service public relations firm that provides creative, results-driven services to its clients. Cohn & Wolfe helps its clients establish and communicate corporate and brand identity, launch new products and expand sales. Areas of expertise include consumer marketing, sports publicity and issues management, as well as healthcare, information technology and business-to-business communications. Current clients include Coca-Cola, Deloitte Consulting, Eli Lilly, NEC, SmithKline Beecham, Sony, the United States Army and the United States Postal Service.

     Cohn & Wolfe was founded in 1970 and was acquired by Burson-Marsteller in 1984. Cohn & Wolfe operates in 12 cities in 7 countries in North America, Europe and Australia.

     OTHER CAPABILITIES. Brand Dialogue specializes in digital interactive branding and digital commerce. Brand Dialogue's primary offerings consist of:

     o web advertising, including the design, creation and production of websites, banners, home pages and comprehensive interactive campaigns;

     o   digital commerce applications;

     o the development of corporate intranets to improve communications and productivity within and among a defined set of users; and

     o   interactive marketing consulting services.

     Brand Dialogue has obtained new business from both existing KCAs and other clients, as well as new clients. During the last 12 months, Brand Dialogue won notable and varied assignments from clients such as AT&T, Citibank, Ericsson, Ford, Geocities, Sony and Xerox.

     The Bravo Group ("Bravo") creates multi-cultural marketing and communications programs targeted to the fast-growing U.S. Hispanic community. Bravo's multi-disciplinary services include advertising, promotion and event marketing, public relations, research and direct marketing. Bravo provides services for selected KCAs including American Home Products-Whitehall, AT&T, Campbell's Soup, Clorox, Kraft and the United States Postal Service. The Company expanded its multi-cultural marketing and communications capabilities in October 1998 with its acquisition of Kang & Lee, an agency that provides a range of advertising programs within the Asian community in the United States. Kang & Lee has an established relationship with AT&T.

     The Chapman Agency ("Chapman") is a specialized direct marketing agency that provides a range of services outside the United States, primarily to the financial services industry. Chapman focuses on communications designed to build individual relationships with individual customers, and works with its clients to maximize customer profitability and build enduring brands over time.

     The Media Edge provides integrated media planning, buying and placement services for both Young & Rubicam Advertising and WCJ. In addition, The Media Edge provides planning and buying of both traditional and direct response media. Management believes that The Media Edge is positioned to act as an independent full-service media provider, offering a range of media-related services to clients other than those of Young & Rubicam Advertising and WCJ, as well as to smaller independent advertising and communications agencies. We believe that these capabilities will enable The Media Edge to take advantage of opportunities presented by the trend of clients separating media responsibility assignments from other advertising services. During the last

12 months, The Media Edge won significant new business, including a number of agency of record assignments (a preferred media provider designation) and media research and modeling assignments, from clients such as Monsanto, Ore-Ida (Heinz), Revlon and Sears.


COMPETITION

     The marketing and communications industry is highly competitive, and we expect it to remain so. Our principal competitors in the advertising, direct marketing and perception management and public relations businesses are large multinational marketing and communications companies, as well as numerous smaller agencies that operate only in the United States or in one or more countries or local markets. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Some clients, such as U.S. governmental agencies, require agencies to compete for business at mandatory periodic intervals. We compete principally on the basis of the following factors:

     o creative reputation;

     o knowledge of media;

     o quality and breadth of services;

     o geographical coverage and diversity;

     o relationships with clients; and

     o financial controls.

     Recently, traditional advertising agencies also have been competing with major consulting firms which have developed practices in marketing and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients. In addition, the trend towards consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these offices and people.

     United States clients typically may cancel contracts with agencies upon 90 days' notice, and non-U.S. clients typically also may cancel contracts with agencies on 90 to 180 days' notice. However, we believe that clients may find it increasingly difficult to terminate relationships with agencies that represent their brands on a global basis because of the complexity of coordinating creative, media and non-media services. In addition, clients generally remain able to move from one agency to another with relative ease. As is typical in the marketing and communications industry, we have lost or resigned client accounts and assignments, including Blockbuster Video and International Home Foods, for a variety of reasons, including conflicts with newly acquired clients. Although typically we have replaced these losses with new clients and assignments, we may not be successful in replacing clients that may leave Y&R or in replacing revenues when a client significantly reduces the amount of work given to Y&R.

     When we represent a client, we do not always handle all advertising or public relations for that client. Many large multinational companies are served by a number of agencies within the marketing and communications industry. In many cases, clients' policies on conflicts of interest or desires to be served by multiple agencies result in one or more global agency networks representing a client only for a portion of its marketing and communications needs or only in particular geographic areas. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. This conflicts policy typically prohibits agencies from performing similar services for competing products or companies. Our principal international competitors are holding companies for more than one global advertising agency network. As a result, in some situations, separate agency networks within these holding companies may be able to perform services for competing products or for products of competing companies. We have one global advertising agency network. Accordingly, our ability to compete for new advertising assignments and, to a lesser extent, other marketing and communications assignments, may be limited by these conflicts policies.

Industry practices in other areas of the marketing and communications business reflect similar concerns with respect to client relationships.

REGULATION

     The regulation of advertising takes several forms. The primary source of governmental regulation in the United States is the Federal Trade Commission ("FTC") which is charged with administering the Federal Trade Commission Act (the "FTC Act"). The FTC Act covers a wide range of practices involving false, misleading and unfair advertising. In the event of violations of federal laws and regulations, the FTC may seek cease and desist orders, may impose monetary penalties and may require other remedies. The Federal Food and Drug Administration, the Federal Communications Commission and other agencies also have regulatory authority that affects the advertising business. In addition, many state and local governments have adopted statutes and regulations similar in scope to the FTC Act and the regulations thereunder.

     Self-regulatory activities have become significant in the advertising business. The Council of Better Business Bureaus has created the National Advertising Division and the National Advertising Review Board, which review and process possible violations of proper business conduct through advertising. The national television networks and various other media have also adopted strict and extensive regulations governing the advertising that they will accept for broadcast or publication. Trade associations in certain industries publish advertising guidelines for their members and, in addition, various consumer groups have been and continue to be powerful advocates of increased regulation of advertising.

     Advertising is also subject to regulation in countries other than the United States in which we and our affiliates do business. We have developed internal review procedures to help ensure that our work product, as well as that of our affiliates, is in compliance with standards of accuracy, fair disclosure and ethical proprieties, including those established by federal, state and local laws and regulations and the pre-clearance procedures of the broadcast media.

     In addition, as an international organization we are subject to the Foreign Corrupt Practices Act (the "FCPA"). The FCPA imposes civil and criminal fines and penalties on companies and individuals that violate its anti-bribery and other provisions.

EMPLOYEES

     We have approximately 13,000 employees (including part-time employees) worldwide. None of our U.S. employees are covered by collective bargaining agreements. We believe that our relations with employees are good.

PRINCIPAL PROPERTIES

     We own our headquarters office building at 285 Madison Avenue, New York, New York. We lease other offices and space for our facilities in New York City and elsewhere throughout the world. The following table sets forth certain information relating to our principal properties:

                                                                               APPROXIMATE
                                                                                 SQUARE          LEASE
           LOCATION                                 USE                          FOOTAGE      EXPIRATION
-----------------------------   -------------------------------------------   ------------   ------------
285 Madison Avenue,             Young & Rubicam Advertising, Brand            370,000        N/A (owned)
 New York, New York              Dialogue and corporate headquarters

230 Park Avenue South,          Burson-Marsteller, Chapman, Bravo, Landor     340,500          1/22/06
 New York, New York              and WCJ

Gallus Park,                    Young & Rubicam Advertising, WCJ,             154,000          4/26/04
 Frankfurt, Germany              Burson-Marsteller and Sudler & Hennessey

825 Seventh Avenue,             The Media Edge                                111,832          1/31/01
 New York, New York

Greater London House,           Young & Rubicam Advertising, WCJ and           80,000           5/31/13
 London, U.K.                    Sudler & Hennessey

200 Renaissance Center          Young & Rubicam Advertising and WCJ            96,000           11/30/99
 Detroit, Michigan

675 Avenue of the Americas,     WCJ                                            92,500           6/30/03
 New York, New York

49-59 Avenue Andre Morizet,     Young & Rubicam Advertising and WCJ            65,000           3/30/08
 Paris, France

One South Wacker Drive,         Young & Rubicam Advertising, WCJ               63,000           11/30/99
 Chicago, Illinois               and Landor

100 First Plaza,                Young & Rubicam Advertising, WCJ,              65,000           4/30/03
 San Francisco, California       Burson-Marsteller and Bravo

1801 K Street N.W.,             Burson-Marsteller and Cohn & Wolfe             60,000           10/31/06
 Washington, D.C.

7535 Irvine Center Drive        Young & Rubicam Advertising and WCJ            53,794           12/14/09
 Irvine, California

295 Madison Avenue              Young & Rubicam Advertising                    65,821           1/22/06
 New York, New York

                    ----------------------------------------

     Y&R's capital expenditures for 1998 include expenditures for leasehold improvements of facilities. When completed, these improvements are expected to result in a configuration of owned and leased facilities that we believe will be adequate for our current and anticipated purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LEGAL PROCEEDINGS

     We are involved from time to time in various claims and legal actions incident to our operations, both as plaintiff and defendant. In the opinion of management, none of these existing claims is expected to have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to our executive officers and Directors:


              NAME                  AGE                          POSITION
--------------------------------   -----   ----------------------------------------------------

Peter A. Georgescu .............    58     Chief Executive Officer of the Company and Chairman
                                           of the Board
Alan J. Sheldon ................    57     Vice Chairman and Managing Director of the
                                           Company
John P. McGarry, Jr. ...........    58     President of the Company
Edward H. Vick  ................    54     Chief Operating Officer of the Company and Director
Thomas D. Bell, Jr.  ...........    49     Executive Vice President of the Company, Chairman
                                           and Chief Executive Officer of Young & Rubicam
                                           Advertising and Director
Stephanie W. Abramson  .........    53     Executive Vice President and General Counsel of the
                                           Company
Michael J. Dolan  ..............    51     Vice Chairman and Chief Financial Officer of the
                                           Company and Director
F. Warren Hellman ..............    64     Director
Philip U. Hammarskjold .........    33     Director
Richard S. Bodman ..............    60     Director
Alan D. Schwartz ...............    48     Director
John F. McGillicuddy ...........    67     Director

                      -----------------------------------

     The business address of each of our executive officers is 285 Madison Avenue, New York, New York 10017. The business address of Messrs. Hellman and Hammarskjold is One Maritime Plaza, San Francisco, California 94111. The business address of Mr. Schwartz is 245 Park Avenue, New York, New York 10167. The business address of Mr. Bodman is c/o AT&T Ventures, Chevy Chase Metro Building, 2 Wisconsin Circle, Suite 610, Chevy Chase, Maryland 20815-7003. The business address of Mr. McGillicuddy is 270 Park Avenue, 32nd Floor, New York, New York 10017.


     PETER A. GEORGESCU Mr. Georgescu has been Chairman and Chief Executive Officer of Young & Rubicam Inc. since 1994. He has been a Director of the Company since 1980. Mr. Georgescu's career at Y&R spans 34 years with top management experience both in the United States and Europe. Prior to becoming Chairman, Mr. Georgescu was President of the Company for four years. Mr.
Georgescu joined Young & Rubicam New York in 1963 as a trainee and has held various positions in research, account management and marketing in New York, Chicago and Amsterdam. Mr. Georgescu is a member of the Board of Directors of Briggs and Stratton Company.


     ALAN J. SHELDON Mr. Sheldon has been Vice Chairman and Managing Director of Young & Rubicam Inc. since July 1996. Mr. Sheldon was a Director of the Company from 1988 to February 1998. From 1994 to 1996, he was Chief Operating Officer of Young & Rubicam Advertising. Mr. Sheldon was also Chief Financial Officer of Young & Rubicam Europe from 1993 to 1994, after serving as Executive Vice President and General Manager of Young & Rubicam Inc. since 1990. Mr. Sheldon joined Y&R in 1968 in Corporate Finance and subsequently served in several senior positions at Y&R and Young & Rubicam Advertising. Mr. Sheldon has announced that he will retire from the Company at the end of 1998.


     JOHN P. MCGARRY, JR. Mr. McGarry has been President of the Company since April 1996. Prior to assuming his present post, he held several positions at Y&R including Chairman and Chief Executive Officer of Young & Rubicam Advertising, President and Chief Executive Officer of Young & Rubicam Advertising North America, President and Chief Executive Officer of Young & Rubicam USA, and President of Young & Rubicam New York. Mr. McGarry joined Y&R in 1965. Mr.

McGarry has announced that he will retire from the Company at the end of 1998.


     EDWARD H. VICK Mr. Vick has been Chief Operating Officer of the Company since November 1997 and a Director of the Company since February 1998. Mr. Vick was Chairman and Chief Executive Officer of Young & Rubicam Advertising from April 1996 to September 1998. Mr. Vick joined Young & Rubicam New York as its President and Chief Executive Officer in February 1994. He began his career with Benton & Bowles and was a Senior Vice President of Ogilvy & Mather. From 1985 to 1991, he was President of Ammirati & Puris and, in 1991, was President and Chief Executive Officer of Levine, Huntley, Vick and Beaver. In 1992, Mr. Vick came to Y&R as President and Chief Executive Officer of Landor.

     THOMAS D. BELL, JR. Mr. Bell has been Executive Vice President of the Company since 1995, Chairman and Chief Executive Officer of Young & Rubicam Advertising since September 1998, and a Director of the Company since February 1998. From 1995 until September 1998, he was President and Chief Executive Officer of Burson-Marsteller. From 1994 to 1995, Mr. Bell served as Vice Chairman of Gulfstream Aerospace Corporation. Prior thereto, Mr. Bell was Vice Chairman and Chief Operating Officer of Burson-Marsteller from 1991 to 1994. Before initially joining Burson-Marsteller in 1989, Mr. Bell held senior positions in business and government. Mr. Bell is a member of the Board of Directors of Gulfstream Aerospace Corporation, Lincoln National Corporation and Lincoln Life & Annuity of New York.

     STEPHANIE W. ABRAMSON Ms. Abramson has been Executive Vice President and General Counsel of the Company since 1995. Ms. Abramson was a Director of the Company from 1995 until February 1998. From 1980 until joining Y&R in 1995, she was a partner with Morgan, Lewis & Bockius LLP.

     MICHAEL J. DOLAN Mr. Dolan has been Vice Chairman and Chief Financial Officer and a Director of the Company since July 1996. Prior thereto, from 1991 to 1996, he was President and Chief Executive Officer of the joint venture, Snack Ventures Europe, between PepsiCo Foods International ("PFI") and General Mills. Mr. Dolan also served PFI as Senior Vice President, Operations. From 1987 to 1991, Mr. Dolan was with Peter Kiewet Sons, Inc. ("PKS"), a construction and mining conglomerate. While at PKS, he served as Corporate Executive Vice President for Continental Can Company when it was acquired and restructured by PKS.

     F. WARREN HELLMAN Mr. Hellman has been a Director of the Company since December 1996. Mr. Hellman is Chairman of Hellman & Friedman LLC ("Hellman & Friedman"), a private investment company he founded in 1984. Prior thereto, Mr. Hellman was President and a Director of Lehman Brothers, as well as head of its Investment Banking Division, and Chairman of Lehman Corporation (a closed-end investment company). Mr. Hellman serves on the Board as a representative of the H&F Investors. Mr. Hellman is a member of the Board of Directors of Levi Strauss & Co., Franklin Resources, Inc., Il Fornaio (America) Corp. and PowerBar Inc., as well as a number of private and venture-backed companies.

     PHILIP U. HAMMARSKJOLD Mr. Hammarskjold has been a Director of the Company since December 1996. Mr. Hammarskjold is a Managing Director of Hellman &
Friedman. Prior to joining Hellman & Friedman in 1992, Mr. Hammarskjold was employed by Dominquez Barry Samuel Montagu in Australia and by Morgan Stanley & Co. in New York. Mr. Hammarskjold serves on the Board as a representative of the H&F Investors. Mr. Hammarskjold is a member of the Board of Directors of The Covenant Group, Inc.

     RICHARD S. BODMAN Mr. Bodman has been a Director of the Company since April 1998. Mr. Bodman has been Managing General Partner of AT&T Ventures, LLC ("AT&T Ventures"), a company which manages a venture capital pool investing in early stage businesses related to telecommunications and information technology since May 1996. Prior to joining AT&T Ventures, from 1990 until May 1996, Mr. Bodman was Senior Vice President for Corporate Strategy & Development and a member of the Management Executive Committee of AT&T. Mr. Bodman is a member of the Board of Directors of Reed Elsevier plc, Tyco International, Inc. and ISS Group.

     ALAN D. SCHWARTZ Mr. Schwartz has been a Director of the Company since December 1996. Mr. Schwartz is Executive Vice President and

Head of the Investment Banking Department at Bear, Stearns & Co. Inc. He is also a member of the Executive Committee of the parent company, The Bear
Stearns Companies Inc. Mr. Schwartz joined Bear Stearns in 1976. Mr. Schwartz is a member of the Board of Directors of Unique Casual Restaurants, Inc.

     JOHN F. MCGILLICUDDY Mr. McGillicuddy has been a Director of the Company since May 1997. Mr. McGillicuddy was the Chairman and Chief Executive Officer of Chemical Banking Corporation from 1992 to 1993 and Chairman and Chief Executive Officer of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company from 1979 to 1991. Mr. McGillicuddy is a member of the Board of Directors of UAL Corporation, USX Corporation and Southern Peru Copper Corporation.

     We intend that the Board will continue to be comprised of a majority of Directors who are independent of management.

     Our Board is divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms, so that the Directors' initial terms will expire at the annual meetings of our stockholders held in 1999, 2000 and 2001, respectively. At each annual meeting of our stockholders, successors to the class of Directors whose term expires at that meeting will be elected to serve for three-year terms and until their successors are elected and qualified. Messrs. Hellman, Schwartz and Vick are Class I Directors, with terms expiring in 1999. Messrs. Dolan, Georgescu and Hammarskjold are Class II Directors, with terms expiring in 2000. Messrs. Bell, Bodman and McGillicuddy are Class III Directors, with terms expiring in 2001.

     The H&F Investors have the right to nominate and elect two members of the Board as long as they continue to hold in the aggregate at least 10% of the Outstanding Shares (as defined in the Stockholders' Agreement) and one member of the Board as long as they continue to hold in the aggregate at least 5% of the Outstanding Shares. See "Description of Capital Stock--The Stockholders' Agreement."

     Executive officers are appointed by, and serve at the discretion of, the Board.

COMMITTEES

     Our Compensation Committee consists of Messrs. Hammarskjold, Schwartz and Bodman, Chairman. The Compensation Committee reviews the compensation of our officers and makes recommendations to the Board regarding such compensation and reviews and administers our equity compensation plans.

     Our Audit Committee consists of Messrs. Bodman, Schwartz and McGillicuddy, Chairman. The Audit Committee is responsible for reviewing any transactions (other than compensation arrangements) between Y&R and its executive officers and Directors, the plans for and results of audits of Y&R, and the results of any internal audits, compliance with any written policies and procedures and the adequacy of Y&R's systems of internal accounting controls. The Audit Committee also considers annually the qualifications of Y&R's independent auditors.

     The Board may create such other committees as it may determine from time to time.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Charter and the Bylaws contain provisions indemnifying the Directors and executive officers of Y&R to the fullest extent permitted by law. Section 102(b)(7) of the DGCL provides that Delaware corporations may include in their certificates of incorporation a provision eliminating or limiting the personal liability of Directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duty including acts constituting gross negligence, except under certain circumstances, including breach of the Director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the Director derived improper personal benefit. The Charter provides that Y&R's Directors are not liable to it or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

COMPENSATION OF DIRECTORS

     The Company compensates only those members of the Board who are not employees of the Company for their participation as Directors. During 1997, Alan
D. Schwartz and John C. McGillicuddy each received $50,000 as an annual stipend for serving as a member of the Board and each, along with Richard S. Bodman, will receive $50,000 in 1998. Messrs. Hellman and Hammarskjold each waived such fee in 1997 and have indicated that they intend to waive it in the future. Out-of-pocket expenses for attendance at meetings of the Board are reimbursed for all members.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on December 31, 1997 (collectively, the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                        COMPENSATION AWARDS
                                                                            -------------------------------------------
                                                   ANNUAL COMPENSATION       RESTRICTED   SECURITIES
                                              -----------------------------     STOCK     UNDERLYING      ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR     SALARY    BONUS(1)    AWARDS(2)     OPTIONS    COMPENSATION (3)
--------------------------------------------- ------ ----------- ---------- ------------ ------------ -----------------
Peter A. Georgescu ..........................  1997   $950,000    $598,500          --           --         $8,000
Chairman and Chief Executive Officer,
Young & Rubicam Inc.
Edward H. Vick ..............................  1997   $700,000    $272,250    $740,000      172,500         $8,199
Chief Operating Officer, Young & Rubicam
Inc.
John P. McGarry, Jr. ........................  1997   $730,000    $297,000          --           --         $8,000
President, Young & Rubicam Inc.
Thomas D. Bell, Jr. .........................  1997   $575,000    $168,750          --      176,550         $8,000
Chairman and Chief Executive Officer,
Young & Rubicam Advertising
Michael J. Dolan ............................  1997   $550,000    $198,000    $555,000      150,000         $2,190
Vice Chairman and Chief Financial Officer,
 Young & Rubicam Inc.

----------
(1) The named executive officers were awarded annual cash bonuses under the Key Corporation Managers Bonus Plan, which bonuses were generally based on the Company's achievement of target levels of operating profit and EBITA (earnings before interest, taxes and amortization), each as defined in such plan, as well as the achievement of individual objectives. The Company intends to grant future annual cash bonuses under the 1997 Incentive Compensation Plan (the "1997 ICP") based on substantially similar Company and individual performance criteria.

(2) The total number and value of shares of Restricted Stock held by the named executive officers under the Young & Rubicam Holdings Inc. Restricted Stock Plan (the "Restricted Stock Plan") at December 31, 1997 (based on the value of the Common Stock as of December 31, 1997 as determined by the Board, based upon the valuation opinion of an independent investment bank, taking into account that prior to the IPO, the Company was privately held and that the shares were subject to contractual transfer restrictions) are as follows: Mr. Georgescu--430,440 shares ($5,308,760); Mr. Vick--339,405
    shares  ($4,185,995);   Mr.   McGarry--155,850   shares  ($1,922,150);   Mr.
    Bell--284,790   shares   ($3,512,410);   and   Mr.   Dolan--305,865   shares
    ($3,772,335). The Board accelerated the vesting of the Restricted Stock to the date of consummation of the IPO. Accordingly, all Restricted Stock awarded to the named executive officers vested and was distributed to the recipients or a deferral trust, as the case may be, upon the consummation of the IPO. Dividends on Restricted Stock are paid on the same basis as ordinary dividends on the Common Stock and may be distributed to the holders of such Restricted Stock. 60,000 shares and 45,000 shares of Restricted Stock, respectively, of Messrs. Vick and Dolan were placed in a deferral trust upon vesting thereof pursuant to the Deferred Compensation Plan. Such deferral trust will hold the shares prior to their distribution to Messrs. Vick and Dolan which will occur with respect to 33 1/3% of the shares on January 15, 2001, with respect to an additional 33 1/3% of the shares on January 15, 2002, and with respect to the remaining 33 1/3% of the shares on January 15, 2003. Certain of the named executive officers voluntarily elected under the Deferred Compensation Plan to have their Restricted Stock placed in a deferral trust upon vesting thereof, and to have such shares distributed to them from such deferral trust at specified times in the future.

(3) "All other compensation" for 1997 consisted of the Company's contribution of: (i) $8,000 on behalf of each of the named executive officers (other than Mr. Dolan) as matching contributions under the Young & Rubicam Employees' Savings Plan (a defined contribution plan) and (ii) an additional $199 and $2,190 on behalf of Mr. Vick and Mr. Dolan, respectively, as matching contributions under the Company's Education Incentive Plan (pursuant to which U.S. employees may elect to have limited amounts of compensation, together with a Company match, invested in a group annuity insurance contract for purposes of meeting their children's future education costs).

     During 1997, stock option grants covering 11,469,150 shares in the aggregate were awarded to 442 employees under the Young & Rubicam Holdings Inc. Management Stock Option Plan (the "Management Stock Option Plan") and the 1997 Incentive Compensation Plan (the "1997 ICP" and, together with the Management Stock Option Plan, the "Stock Option Plans"). The option grants in 1997 for the named executive officers are shown in the following table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                     ------------------------------------------------------------
                                                                                                POTENTIAL REALIZABLE VALUE AT
                                     NUMBER OF        PERCENT OF                                   ASSUMED ANNUAL RATES OF
                                    SECURITIES       TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                                    UNDERLYING        GRANTED TO                                         OPTION TERM
                                      OPTIONS        EMPLOYEES IN     EXERCISE     EXPIRATION   -----------------------------
             NAME                     GRANTED         FISCAL YEAR       PRICE         DATE            5%             10%
------------------------------   ----------------   --------------   ----------   -----------   -------------   -------------
Peter A. Georgescu ...........             --              --              --            --              --              --
Edward H. Vick ...............        172,500(1)          1.5%        $ 12.33      12/17/07      $1,337,973      $3,390,687
John P. McGarry, Jr. .........             --              --              --            --              --              --
Thomas D. Bell, Jr. ..........        176,550(2)          1.5%        $ 12.33      12/17/07      $1,369,387      $3,470,295
Michael J. Dolan .............        150,000(1)          1.3%        $ 12.33      12/17/07      $1,163,455      $2,948,424

----------
(1) These represent non-qualified options granted under the 1997 ICP. Such options have a ten-year term and will become exercisable with respect to 33 1/3% of the shares subject to any such option on December 31, 2000, with respect to an additional 33 1/3% of such shares on December 31, 2001 and with respect to the remaining 33 1/3% of such shares on December 31, 2002. These options will become fully exercisable with respect to 100% of the shares subject thereto upon a change in control of the Company (as defined in the 1997 ICP) or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of any such option that was not exercisable at such time will expire.

(2) This represents a non-qualified option granted under the 1997 ICP. Such option has a ten-year term and will become exercisable nine years and nine months from the date of grant, unless Burson-Marsteller, Landor Associates, Sudler & Hennessey and Cohn & Wolfe achieve a targeted operating profit budget commitment for the year ending December 31, 1998, in which case it will become exercisable with respect to 33 1/3% of the shares subject to such option on December 31, 2000, with respect to an additional 33 1/3% of such shares on December 31, 2001 and with respect to the remaining 33 1/3% of such shares on December 31, 2002. This option will become fully exercisable with respect to 100% of the shares subject thereto upon a change in control of the Company (as defined in the 1997 ICP) or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of such option that was not exercisable at such time will expire.

     The exercise of options during 1997, number of options held and their value at year-end for the named executive officers are shown in the following table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES



                                                                     NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                   SHARES                           UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON      VALUE            OPTIONS AT FISCAL YEAR END              FISCAL YEAR END
             NAME                 EXERCISE      REALIZED           EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
------------------------------ ------------- ------------- ---------------------------------------- --------------------------
Peter A. Georgescu ...........      --               --                        --/--                            --/--
Edward H. Vick ...............      --               --                      895,245(1)/172,500(2)  $    9,325,469/--
John P. McGarry, Jr. ......... 241,110       $1,386,383                        --/--                            --/--
Thomas D. Bell, Jr.  .........      --               --                    1,165,215(1)/176,550(3)  $   12,137,656/--
Michael J. Dolan .............      --               --                      104,340(4)/306,525(5)  $486,948/$730,422


----------------------
(1) This represents a Rollover Option granted under the Management Stock Option Plan (see "--Management Stock Option Plan").

(2) See footnote (1) to the preceding option grant table.

(3) See footnote (2) to the preceding option grant table.

(4) This represents a Closing Option granted under the Management Stock Option Plan (see "--Management Stock Option Plan").

(5) This represents (i) with respect to 150,000 shares, a non-qualified option granted under the 1997 ICP with the terms set forth in footnote (1) to the preceding option grant table and (ii) with respect to 156,525 shares, a Closing Option granted under the Management Stock Option Plan (see "--Management Stock Option Plan").

--------------------------------------------------------------------------------


     MANAGEMENT STOCK OPTION PLAN. At the time of the Recapitalization, non-qualified options to purchase shares of Common Stock were granted pursuant to the Management Stock Option Plan to certain members of management of Y&R in consideration of their surrender for cancellation of all or a portion of their outstanding options to purchase equity units of predecessor companies of Y&R (the "Rollover Options"). As of the date hereof, an aggregate of 11,406,120 Rollover Options remain outstanding.


     The Rollover Options were immediately vested and exercisable upon grant. Each Rollover Option has an exercise price of $1.92 per share of Common Stock subject to such Rollover Option, with certain limited exceptions outside the United States, and has a term of five years with respect to 50% of the shares subject thereto and a term of seven years with respect to the other 50%.


     Immediately following the closing of the Recapitalization, non-qualified options to purchase shares of Common Stock were granted by the Compensation Committee to certain key employees of Y&R pursuant to the Management Stock Option Plan (the "Closing Options"). As of the date hereof, an aggregate of 6,010,605 Closing Options and additional options (which were granted since the Recapitalization with the same terms and conditions as the Closing Options (together with the Closing Options, the "Executive Options")) remain outstanding.


     Each Executive Option became exercisable immediately with respect to 40% of the shares subject thereto and will become exercisable (i) on the third anniversary of its grant date with respect to 30% of such shares and (ii) on the fifth anniversary of its grant date with respect to the remaining 30% of such shares. The exercise price for the Executive Options is $7.67 per share of Common Stock.

     Executive Options will not be exercisable after the expiration of ten years from the date of grant of such Executive Option. Upon termination of employment for any reason, all Rollover Options and all Executive Options that are then exercisable will remain exercisable for 30 days and will then be canceled if not exercised. All Executive Options that have not yet become exercisable will be canceled immediately on termination of employment.

     Among other powers, the Compensation Committee has the authority to accelerate the right to exercise any or all of the Executive Options, provided that with respect to the period during which the H&F Investors and six other investors not affiliated with the Company (together with the H&F Investors, the "Recapitalization Investors") own at least 20% of the Outstanding Shares (the "Extended Consent Period"), such action shall only be effective with the written consent of the Recapitalization Investors unless such acceleration involves only the waiver of any terms or conditions not expressly provided for by the Management Stock Option Plan.

     The Rollover Options and Executive Options are transferable only by will or intestate succession and upon such a transfer the transferee must agree to be bound by the Management Stock Option Plan and to execute any other agreement which the Compensation Committee may prescribe.

     The   Compensation   Committee,   with   the   written   consent   of   the
Recapitalization Investors (during the Extended Consent Period) and the Management Voting Trust, may at any time terminate the Management Stock Option Plan or any Rollover Options or Executive Options then outstanding. Upon the termination of an outstanding Rollover Option or Executive Option, Y&R would pay cash consideration to the optionholder as set forth in the Management Stock Option Plan. The Compensation Committee may amend the Management Stock Option Plan and the terms and conditions of the Rollover Options and the Executive Options with the written consent of the Recapitalization Investors (during the Extended Consent Period with respect to any amendment accelerating the right to exercise any or all of the Executive Options or any other amendment improving the terms of the Rollover Options or Executive Options unless such acceleration or amendment involves the waiver or amendment of any terms or conditions not expressly provided for by the Management Stock Option Plan) and the Management Voting Trust. However, no amendment may impair the rights of a holder of a Rollover Option or Executive Option without such holder's consent. The
Compensation Committee is authorized to make certain adjustments to the Management Stock Option Plan and any outstanding Rollover Options or Executive Options in the event of a change in the capitalization of Y&R due to certain corporate events specified in the Management Stock Option Plan.

     Under the Management Stock Option Plan, upon exercise of a Rollover Option or Executive Option, the employee may pay the exercise price either in cash or, subject to the approval of the Compensation Committee, by (i) delivering a number of shares of Common Stock already owned by such employee with the appropriate value or (ii) a recourse note to Y&R with such terms and conditions as the Compensation Committee may require, including a pledge of the related shares. Further, upon exercise of a Rollover or Executive Option, the employee may pay the withholding taxes or other similar charges that are incurred in connection with such exercise (or, if the Compensation Committee consents, the optionholder's estimated total taxes and charges incurred upon such exercise) by the same methods and subject to the same approvals as for the payment of the exercise price or, in addition, subject to the approval of the Compensation Committee, by having Y&R withhold a number of shares of Common Stock of the appropriate value from those to be distributed upon such exercise.

     The Company has adopted a new incentive compensation plan that has superseded the Management Stock Option Plan with respect to all future grants of options. See "--1997 ICP" below.


     THE RESTRICTED STOCK PLAN AND TRUST AGREEMENT. With respect to the 9,231,105 shares of Restricted Stock granted by the Compensation Committee to certain members of management of Y&R pursuant to the Restricted Stock Plan, the Board elected to accelerate the vesting to the date on which the IPO was consummated. As of the date hereof, an aggregate of 517,065 shares of such Restricted Stock remain in accounts established for the award recipients in the Restricted Stock Trust with their distribution subject to certain additional conditions set forth in the awards agreements. As a result, upon consummation of the IPO, an aggregate of 8,714,040 shares of Restricted Stock in the Restricted Stock Trust were distributed to the employees or to a deferral trust pursuant to the Deferred Compensation Plan.

     Recipients of 1,832,235 shares of Restricted Stock granted in December 1997 were required to place such shares in a deferral trust upon vesting (subject to the claims of the creditors of the Company in the event of its insolvency) pursuant to the Deferred Compensation Plan. The deferral trust will hold the shares prior to their distribution to such recipients, which will occur with respect to one-third of the shares on January 15, 2001, with respect to an additional one-third of the shares on January 15, 2002 and with respect to the remaining one-third of the shares on January 15, 2003.

     Upon termination of employment for any reason prior to vesting an employee will forfeit all unvested Restricted Stock granted to him or her without consideration on the date of such termination.

     While the Management Voting Trust Agreement is in effect, all Restricted Stock will be delivered to the Management Voting Trust and voted in accordance with the provisions of the Management Voting Trust Agreement. After the Management Voting Trust Agreement is no longer in effect, each employee who has been awarded Restricted Stock will be entitled to instruct the trustee of the Restricted Stock Trust as to the voting of the Restricted Stock held in his account. Restricted Stock as to which no voting instructions are received by the trustee or which have not been granted to any employee will be voted by the trustee pro rata in accordance with the vote of the Restricted Stock which has been granted and with respect to which voting instructions have been given.

     Among other powers, the Compensation Committee has the authority to accelerate the vesting of all awards and the release of the related Restricted Stock.

     Restricted Stock granted to an employee and held in the Restricted Stock Trust is not transferable and any attempt to transfer such Restricted Stock may lead to its forfeiture without consideration.

     The Compensation Committee, with the written consent of the Management Voting Trust, may at any time terminate the Restricted Stock Plan or any awards of Restricted Stock then outstanding. Upon the termination of the Restricted Stock Plan or of an outstanding award of Restricted Stock, the Compensation Committee may, with the written consent of the Management Voting Trust, either declare that a vesting event has occurred and release Restricted Stock to employees or cause Y&R to pay an amount in cash equal to the value of the Restricted Stock subject to such terminated award minus any applicable withholding taxes or other similar charges. Within two years of any termination of the Restricted Stock Plan, the Compensation Committee shall distribute any unawarded Restricted Stock remaining in the Restricted Stock Trust to such employees as it may designate. In no event shall any Restricted Stock revert to Y&R as a result of the termination of the Restricted Stock Plan or any award of Restricted Stock. The Compensation Committee may amend the Restricted Stock Plan and the terms and conditions of any awards of Restricted Stock with the written consent of the Management Voting Trust, provided that no amendment may impair the rights of a holder of any such award without such holder's consent. The
Compensation Committee is authorized to make certain adjustments to the Restricted Stock Plan and any outstanding awards of Restricted Stock in the event of a change in the capitalization of Y&R due to certain corporate events specified in the Restricted Stock Plan.

     The Company has adopted a new incentive compensation plan that has amended and restated the Restricted Stock Plan with respect to all grants made subsequent to March 31, 1998. See "--1997 ICP" below. In order to assist the Company and its affiliates in meeting various cash compensation obligations of the Company and its affiliates, the Company has amended the agreement governing the Restricted Stock Trust to provide for cash distributions to be made from the Restricted Stock Trust to pay salaries and for the benefit of participants in various annual bonus programs as the Compensation Committee may direct. Such amendments also permit the trustee of the Restricted Stock Trust to require the Company to purchase unallocated shares of Common Stock held in the Restricted Stock Trust such that proceeds from the sale are sufficient to make such salary and bonus payments. Pursuant to such amendment, the Company repurchased 1,855,845 unallocated shares of Common Stock in the Restricted Stock Trust upon the consummation of the IPO.

     1997 ICP. In December 1997, the Company adopted the 1997 Incentive

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

Compensation Plan (the "1997 ICP"). The 1997 ICP has superseded the Management Stock Option Plan and has amended and restated the Restricted Stock Plan (the Management Stock Option Plan and the Restricted Stock Plan (prior to such amendment and restatement), the "Preexisting Plans"), although all awards granted prior to the adoption of the 1997 ICP, and any grants of Restricted Stock made after such adoption but on or prior to March 31, 1998, will remain outstanding in accordance with their terms and be subject to the terms of the Preexisting Plans.


     As of the date hereof, an aggregate of 10,837,510 non-qualified options granted by the Compensation Committee to certain members of management of Y&R pursuant to the 1997 ICP remain outstanding. Such options have exercise prices ranging from $12.33 per share to $31.00 per share. 9,394,275 of such options will expire if not exercised ten years after the date of grant and will be fully exercisable with respect to 33 1/3% of the shares subject to such option on December 31, 2000, with respect to an additional 33 1/3% of such shares on December 31, 2001, and with respect to the remaining 33 1/3% of such shares on December 31, 2002. Out of these options, options to purchase 949,050 and 176,550 shares of Common Stock, respectively, granted to employees of Burson-Marsteller will not become exercisable until nine years and nine months from the date of their grant, unless Burson-Marsteller or the group of Burson-Marsteller, Landor, Sudler & Hennessey and Cohn & Wolfe, as the case may be, achieves a targeted operating profit budget commitment for the year ending December 31, 1998, in which case the vesting schedule set forth in the previous sentence will apply to such options. All of these options will become fully exercisable with respect to 100% of the shares subject thereto upon a change in control of the Company (as defined in the 1997 ICP) or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of any such option that was not exercisable at such time will expire.

     The remaining outstanding options will expire if not exercised ten years after the date of grant and generally will be fully exercisable with respect to 33 1/3% of such shares on the third, fourth and fifth anniversaries, respectively, of the date of grant.

     The following is a description of the material features of the 1997 ICP.

     Types of Awards. The terms of the 1997 ICP provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards").

     Shares Subject to the 1997 ICP; Annual Per-Person Limitations. Under the 1997 ICP, the total number of shares of Common Stock reserved and available for delivery to participants in connection with Awards is (i) 19,125,000, plus (ii) the number of shares of Common Stock subject to awards under Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the 1997 ICP; provided, however, that the total number of shares of Common Stock with respect to which incentive stock options ("ISOs") may be granted shall not exceed one million. Any shares of Common Stock delivered under the 1997 ICP may consist of authorized and unissued shares or treasury shares.

     The 1997 ICP imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Internal Revenue Code (the "Code"). Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of Common Stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant must not exceed 200,000 shares for each type of such Award, subject to adjustment in certain circumstances. In addition, the maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant may not exceed $10 million. The Company intends for Awards granted to "covered employees (as defined in Section 162(m)) under the 1997 ICP to qualify as "performance-based

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

compensation" (as defined in Section 162(m) and regulations thereunder) for purposes of Section 162(m) to the extent such Awards may otherwise be subject to
Section 162(m).

     The Compensation Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the 1997 ICP and subject to outstanding Awards (including adjustments to exercise prices and number of shares underlying options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock so that an adjustment is determined by the Compensation Committee to be appropriate. The Compensation Committee is also authorized to adjust performance conditions and other terms and conditions of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles or in view of any other circumstances deemed relevant by the Compensation Committee, subject to certain limitations in light of
Section 162(m) of the Code.

     Eligibility. Executive officers and other officers and employees of the Company or any affiliate, including any such person who may also be a director of the Company, and each other person who provides services to the Company or any affiliate shall be eligible to be granted Awards under the 1997 ICP. An affiliate of the Company for this purpose includes any entity required to be aggregated with the Company under Section 414 of the Code and any 10% owned joint venture or partnership of the Company or an affiliate.

     Administration. The 1997 ICP is administered by the Compensation Committee except to the extent the Board elects to administer the 1997 ICP. Subject to the terms and conditions of the 1997 ICP, the Compensation Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition to exercise or settlement), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1997 ICP, and make all other determinations that may be necessary or advisable for the administration of the 1997 ICP. The 1997 ICP provides that Compensation Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1997 ICP.

     Stock Options and SARs. The Compensation Committee is authorized to grant stock options, including both ISOs that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Compensation Committee, but must not be less than the fair market value of a share of Common Stock on the date of grant (except in certain cases specified in the 1997 ICP). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Compensation Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, Common Stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Compensation Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Compensation Committee.

     Restricted and Deferred Stock. The Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Common Stock which may not be sold or disposed of, and which may be

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

forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period as specified by the Compensation Committee. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Compensation Committee. An Award of deferred stock confers upon a participant the right to receive shares or cash (or a combination) at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified period. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

     Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares, or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the Compensation Committee.

     Bonus Stock and Awards in Lieu of Cash Obligations. The Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash or deliver other property under the 1997 ICP or other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify.

     Other Stock-Based Awards. The 1997 ICP authorizes the Compensation Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Compensation Committee, and Awards valued by reference to the book value of shares or the value of securities of, or the performance of, specified affiliates. The Compensation Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards.

     Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to performance conditions specified by the Compensation Committee (measurable over performance periods of up to 10 years). In addition, the 1997 ICP authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of preestablished performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Compensation Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other most highly compensated executive officers, will, if so intended by the Compensation Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Code Section 162(m).

     The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria as specified by the Compensation Committee. In the case of performance awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the 1997 ICP, although for other participants the Compensation Committee may specify any other criteria. The business criteria specified in the 1997 ICP are: (1) earnings per share; (2) increase in revenues; (3) cash flow;
(4) cash flow return on investment; (5) return on net assets, return on assets, return on investment,

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

return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income, net income before taxes, operating profits, earnings before interest, taxes and amortization, earnings before interest, taxes, depreciation and amortization; (9) total shareholder return; (10) ratio of staff cost to revenues or gross margin; and (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies.

     Subject to the requirements of the 1997 ICP, the Compensation Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

     Other Terms of Awards. Awards may be settled in the form of cash, Common Stock, other Awards, or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Compensation Committee may establish. The Compensation Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 1997 ICP. The Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1997 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes.

     The Compensation Committee may cancel or rescind Awards, or require repayment of any profits resulting from Awards, if the participant fails to comply with certain restrictive or other covenants set forth in the 1997 ICP and/or an Award agreement.

     Acceleration of Vesting. The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Company except to the extent otherwise provided in the Award agreement. In addition, the Compensation Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any "change in control."

       "Change in control" is defined in the 1997 ICP to include:

       (i) any person (other than the Company, certain companies owned by the stockholders of the Company or any employee benefit plans of the Company) becoming the beneficial owner of securities (x) representing 40% or more of the combined voting power of the Company's then outstanding securities and (y) so long as the Management Voting Trust is still in existence, representing a greater percentage of the combined voting power of the Company's then outstanding securities than is represented by securities held by the Management Voting Trust, provided, that all shares of Common Stock subject to vested options under the 1997 ICP and the Management Stock Option Plan (not including options which would vest on such change in control) are counted as outstanding securities of the Company;

       (ii) during a two-year period, individuals who constitute the Board at the start of such period, and any new director whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then in office who either were directors at the start of such period or whose election or nomination was

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

              previously so approved (excluding directors whose elections were as a result of certain proxy contests or who were designated by any entity who had entered into a change in control agreement with the Company), ceasing to constitute a majority of the Board;

       (iii) the consummation of a merger or consolidation of the Company with another entity which would result in either (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation failing to represent (either by remaining outstanding or being converted into voting securities of the surviving or resulting entity) 40% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (B) (I) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent at least 40% but less than 60% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation and (II) as a result of such merger or consolidation, there is an acceleration of the vesting or exercisability of any material amount of, or material percentage of, outstanding stock options or other stock awards granted by the entity with which such merger or consolidation is taking place or any of its affiliates;

       (iv) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company immediately prior thereto) in which case the Board shall determine the effective date of the change in control; or

       (v) any other event which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

     A change in control will also be deemed to have occurred immediately prior to the consummation of (i) a tender offer for securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities in which there is not disclosed an intention to follow the consummation of the tender offer with a merger, reorganization, consolidation, share exchange or similar transaction or (ii) a tender offer for securities of the Company representing any percentage of the combined voting power of the Company's then outstanding securities in which there is disclosed an intention to follow the consummation of the tender offer with a merger, reorganization, consolidation, share exchange or similar transaction in which the value of the consideration to be offered for such securities is lower than the value of the consideration offered for such securities in the tender offer (as determined by the Board at the time) in order to allow holders of previously unexercisable options the opportunity to participate therein with respect to shares underlying such options.

     Amendment and Termination of the 1997 ICP. The Board may amend, alter, suspend, discontinue, or terminate the 1997 ICP or the Compensation Committee's authority to grant Awards without the consent of shareholders or participants, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. Moreover, participant consent must be obtained if such action would materially and adversely affect the rights of a participant under an outstanding Award. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Thus, shareholder approval will not necessarily be required for amendments that might increase the cost of the 1997 ICP or broaden eligibility. The Committee

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

may amend, alter, suspend, discontinue or terminate any outstanding Award or Award agreement, except as otherwise provided in the 1997 ICP. Participant consent must be obtained if such action would materially and adversely affect the rights of a participant under such Award. Notwithstanding the foregoing, the Compensation Committee may terminate any outstanding Award in whole or in part, provided that upon such termination the Company pays to such participant (i) with respect to an option (whether or not exercisable) or portion thereof, an amount in cash for each share of Common Stock subject to such option or portion thereof being terminated equal to the excess, if any, of (a) the value at which a share of Common Stock received pursuant to the exercise of such option would have been valued by the Company at that time for purposes of determining applicable withholding taxes or other similar charges, over (b) the sum of the exercise price per share of such option and applicable withholding taxes and other similar charges, and (ii) with respect to any other type of Award, an amount in Common Stock or cash (as determined by the Compensation Committee in its sole discretion) equal to the value of such Award or portion thereof being terminated as of the date of termination (assuming the acceleration of the exercisability of such Award or portion thereof, the lapsing of any restrictions on such Award or portion thereof or the expiration of any deferral or vesting period of such Award or portion thereof) as determined by the Compensation Committee in its sole discretion.

     DEFERRED COMPENSATION PLAN. The Deferred Compensation Plan permits certain members of a select group of management or highly compensated employees of the Company and its affiliates to defer receipt of specified portions of compensation (either cash, stock or stock-based compensation) and to have such deferred amounts treated as if invested in specified investment vehicles, all in accordance with the terms of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan will be distributed to a participant as soon as practicable after the date or dates (including upon the occurrence of specified events), and in such number of installments, as may be elected by the participant or earlier in the case of retirement, disability or a change in control (as defined in the 1997 ICP). The Deferred Compensation Plan will be "unfunded." However, the Compensation Committee has authorized the creation of a trust to aid in meeting the Company's obligations under the Deferred Compensation Plan. Such trust will be subject to the claims of the creditors of the Company in the event of the Company's insolvency.

     CAREER CASH BALANCE PLAN (THE "CCB PLAN"). The CCB Plan is a defined benefit plan available to all employees of the Company and its participating affiliates. Subject to certain limitations, most vested retirement benefits available under the CCB Plan are insured by the Pension Benefit Guaranty Corporation. The Company pays the full cost of the benefit provided under the CCB Plan. Eligible retired employees may begin receiving full CCB Plan benefits at or after age 60 if he or she had at least five years of service. Alternatively a reduced benefit is payable at age 55 at the election of the participant. Under the CCB Plan, effective July 1, 1996, the Company annually credits to each participant's account 3.2% of the participant's salary. Salary is defined to include base salary or wages and excludes bonus, overtime, commissions and other special compensation. The Company will credit to each account interest equal to the average 1-year U.S. Treasury Bill interest rate for the month of November for the previous calendar year, rounded up to the nearest tenth of a percent, up to a maximum average of $150,000, multiplied by the number of benefit years (equal to 12 months of service or 2,280 hours). If the present value of the earned benefit at the time of termination is less than $3,500, the participant receives a lump sum distribution from the Company. If the earned benefit is greater than $3,500, the cash balance account is payable as a lump sum in cash or as an annuity (under certain circumstances) to the participant for reinvestment in other qualified plans prior to retirement at the participant's election, or for distribution upon retirement. CCB Plan benefits are not reduced by Social Security benefits. Loans cannot be taken from the CCB Plan.

     The estimated annual benefits payable upon retirement at normal retirement age for the named executive officers are as follows: Mr. Georgescu--$18,756, Mr. Vick--$3,384, Mr. McGarry--$18,756, Mr. Bell--$4,632, and Mr. Dolan--$1,152.

     SELECTED EXECUTIVE RETIREMENT INCOME PLAN ("SERIP"). The SERIP is a supplemental executive retirement arrangement for selected members of senior management under separate contracts with the Company. Subject to certain non-competition and non-solicitation provisions, cash payments in a fixed annual amount varying as to each individual will be made to a participant whose rights have vested in accordance with his agreement when such participant's employment terminates or when he reaches a specified age (typically 60), whichever occurs later. Payments are made for the balance of the participant's life and, if fewer than ten annual payments are made during the participant's life, his beneficiary will receive the balance of the payments until ten annual payments are made. The Company's obligations to participants under the SERIP are subordinate in right of payment to its obligations to senior lenders and certain other creditors.

     The estimated annual benefits payable upon retirement at normal retirement age for the named executive officers are as follows: Mr. Georgescu--$1,050,000, Mr. Vick--$300,000, Mr. McGarry--$200,000, Mr. Bell--none, and Mr. Dolan--none.

     EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS. The Company and Michael Dolan entered into a letter agreement, as amended, regarding Mr. Dolan's principal terms of employment with the Company as Vice Chairman and Chief
Financial Officer. This letter agreement entitles Mr. Dolan to an annual base salary and eligibility for a bonus under the Key Corporation Managers Bonus Plan as well as to the same perquisites and benefits under Company policies as other employees of the same rank.

     Under the Management Voting Trust Agreement, Y&R has agreed to give each Management Investor, including each named executive officer, six months severance pay upon termination of employment for any reason other than for cause, but each Management Investor is required to waive any possible right to more than six months severance pay (and any claims for damages under any employment agreement). Upon termination of the Management Voting Trust, in the event of termination of employment, the named executive officers may be eligible to receive severance pay of up to 13 weeks base salary (based upon length of service) pursuant to a severance plan previously established for U.S. employees of the Company.

     The Management Voting Trust has the unqualified right and power to vote and to execute consents with respect to all shares of Common Stock held by the Management Voting Trust. The voting rights of the Management Voting Trust will be exercised by certain members of senior management of Y&R, as voting trustees (the "Voting Trustees"). The Voting Trustees are Peter A. Georgescu, Stephanie
W. Abramson,  Thomas D. Bell, Jr., Michael J. Dolan, John P. McGarry,  Jr., Alan
J. Sheldon and Edward H. Vick. So long as Peter A. Georgescu (or a successor Chief Executive Officer elected with the approval of the Management Voting Trust) is a Voting Trustee, his (or such successor's) decision will be binding unless he is outvoted by a super majority of the other Voting Trustees. If at any time there is no Chief Executive Officer, or if the Chief Executive Officer was not approved in advance by the Management Voting Trust, a majority vote of the Voting Trustees will constitute the action of the Management Voting Trust. The foregoing voting procedures will also apply to the election of Voting Trustees.

                             CERTAIN TRANSACTIONS

     Upon consummation of the Recapitalization, certain of the Recapitalization Investors were granted an approval right over a number of specified fundamental corporate actions, and were granted the right to nominate and have elected three members of the Board. After the IPO, such approval right terminated, and the H&F Investors retained the right to nominate and have elected (i) two members of the Board for so long as such investors continue to hold, in the aggregate, at least 10% of the Outstanding Shares and (ii) one member of the Board for so long as the H&F Investors continue to hold, in the aggregate, at least 5% of the Outstanding Shares.

     In addition, certain of the Recapitalization Investors have demand and piggyback registration rights with respect to the Common Stock they hold. Those Recapitalization Investors have the right to require the Company to register for resale shares of Common Stock held by the Recapitalization Investors pursuant to certain demand registration rights, and to have shares they hold included in any public offering of Common Stock made by the Company. See "Shares Eligible for Future Sale."

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Common Stock and options to purchase Common Stock as of the date hereof, including beneficial ownership by (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of the Common Stock, (ii) each of the Company's Directors and named executive officers and (iii) all Directors and executive officers as a group. The information in the table below has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes shares of Common Stock held in a deferral trust pursuant to the Deferred Compensation Plan. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The business address of the Management Voting Trust and the Company's Directors and executive officers is c/o the Company at 285 Madison Avenue, New York, New York 10017. The address of the H&F Investors is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, California 94111. For information on the Selling Stockholders, see "Selling Stockholders."




                        NAME                           SHARES AND VESTED OPTIONS     VESTED OPTIONS    PERCENT
---------------------------------------------------   ---------------------------   ---------------- ----------
Management Voting Trust (1) .......................            41,552,296          13,425,900            52.7%
Hellman & Friedman Capital Partners III, L.P..                 19,713,722           2,311,590            29.1
H&F Orchard Partners III, L.P. ....................             1,435,629             168,270             2.2
H&F International Partners III, L.P. ..............               430,044              50,400               *
Peter A. Georgescu (2) ............................             1,783,560                  --             2.7
Edward H. Vick  (2) ...............................             1,384,710             895,245             2.1
Thomas D. Bell, Jr. (2) ...........................             1,308,908           1,165,215             2.0
John P. McGarry, Jr. (2) ..........................             1,032,353                  --             1.6
Michael J. Dolan (2) ..............................               419,625             104,340               *
Richard S. Bodman .................................                 2,000                  --               *
Philip U. Hammarskjold (3) ........................                    --                  --               *
F. Warren Hellman (3) .............................                    --                  --               *
John F. McGillicuddy ..............................                13,035                  --               *
Alan D. Schwartz (4) ..............................                    --                  --               *
All directors and executive officers as a group (2)             7,277,479           2,190,885            10.6


----------
*  Less than one percent.

(1) All shares of Common Stock held by Management Investors have been deposited into the Management Voting Trust, and the Management Voting Trust exercises sole voting power over all such shares. See "Description of Capital Stock--The Management Voting Trust Agreement." Beneficial ownership by the Management Voting Trust includes an aggregate of 4,223,025 shares of Common Stock held in a deferral trust pursuant to the Deferred Compensation Plan. See "Management--Executive Compensation--The Restricted Stock Plan and Trust Agreement."


(2) This amount does not include any of the 41,552,296 shares beneficially owned by the Management Voting Trust prior to the Offering in excess of the amount reported as beneficially owned by the stockholder, which the stockholder may be deemed to beneficially own as a result of such stockholder's position as a Voting Trustee of the Management Voting Trust. The stockholder disclaims beneficial ownership of any such shares in excess of the amount reported as beneficially owned by such stockholder.


(3) Excludes 21,579,395 shares beneficially owned by the H&F Investors prior to the Offering. The sole general partner of the H&F Investors is H&F Investors III ("Investors III"). The managing general partner of Investors III is Hellman & Friedman Associates III, L.P. ("Associates III"), and the general partners of Associates III are H&F Management III, L.L.C. ("Management III LLC") and H&F Investors III, Inc. ("H&F Inc."). The sole shareholder of H&F Inc. is The Hellman Family Revocable Trust (the "Trust"). Mr. Hammarskjold is a member of Management III LLC. Mr. Hellman is a managing member of Management III LLC, a director of H&F Inc. and a trustee of the Trust. Investors III, Associates III, Management III LLC, H&F Inc., the Trust and Messrs. Hammarskjold and Hellman exercise, directly or indirectly, voting and investment discretion with respect to the shares held by the H&F Investors and could be deemed to beneficially own such shares, but each of them disclaims such beneficial ownership except to the extent of its or his indirect pecuniary interest in such shares.

(4) Excludes 197,720 shares held by BearTel Corp., a wholly owned subsidiary of The Bear Stearns Companies Inc., the parent company of Bear Stearns, of which Mr. Schwartz is an executive officer.

                             SELLING STOCKHOLDERS


     The following table sets forth the name of each Selling Stockholder and certain information regarding the beneficial ownership of the Common Stock and options to purchase Common Stock by the Selling Stockholders as of the date hereof and as adjusted to reflect the sale of 10,000,000 shares of Common Stock in the Offering. The information in the table below has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes shares of Common Stock held in a deferral trust pursuant to the Deferred Compensation Plan. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.




                                              BENEFICIAL OWNERSHIP PRIOR TO                     BENEFICIAL OWNERSHIP AFTER
                                                        OFFERING                                         OFFERING
                                           -----------------------------------             ------------------------------------
                                            SHARES AND                            SHARES    SHARES AND
                                              VESTED       VESTED                 BEING       VESTED       VESTED
                                              OPTIONS      OPTIONS    PERCENT    OFFERED      OPTIONS      OPTIONS     PERCENT
                                           ------------ ------------ --------- ----------- ------------ ------------ ----------
Management Voting Trust (1) ..............  41,552,296   13,425,900     52.7%   5,180,647   36,371,649   12,340,854      46.1%
Hellman & Friedman Capital
 Partners III, L.P.  .....................  19,713,722    2,311,590     29.1    4,300,347   15,413,375    2,311,590      22.4%
H&F Orchard Partners III, L.P. ...........   1,435,629      168,270      2.2      313,185    1,122,444      168,270       1.7%
H&F International Partners III, L.P. .....     430,044       50,400        *       93,816                    50,400         *
American Media Management, Inc. ..........      96,489       11,310        *       21,049       75,440       11,310         *
BearTel Corp. ............................     197,720           --        *       48,860      148,860           --         *
Stephen R. Aiello ........................     159,135       60,660        *       20,105      139,030       51,560         *
Stig Albinus .............................      39,390       16,140        *       16,140       23,250           --         *
Patricia Anastos .........................      70,800       44,310        *        2,000       68,800       44,310         *
Jean-Marc Bara ...........................     237,257           --        *       35,588      201,669           --         *
Stephen Baum .............................      96,800           --        *        2,000       94,800           --         *
Kimberly Bealle ..........................     101,355       49,995        *       10,000       91,355       39,995         *
Karel Beijen .............................       3,510           --        *          234        3,276           --         *
Theodore Bell ............................     753,810      334,065      1.1%      40,000      713,810      334,065       1.1%
Leena Bergerus-Hobinger ..................      48,795       25,575        *       45,570        3,225           --         *
Lincoln Bjorkman .........................      21,915       15,615        *       15,615        6,300           --         *
June Blocklin ............................      49,620       29,520        *       29,515       20,105            5         *
Rene Boender .............................      65,790       18,000        *       12,078       53,712       14,400         *
Bonnie Bohne .............................     101,250       23,820        *        2,430       98,820       23,820         *
Etienne Boisrond .........................     225,045           --        *       33,750      191,295           --         *
Tiemen Bosma .............................     135,000           --        *       55,000       80,000           --         *
Heinz Georg Brands .......................      32,445           --        *        9,733       22,712           --         *
Craig Branigan ...........................     232,230           --        *       28,000      204,230           --         *
Jurgen Braun .............................      71,970           --        *       71,970           --           --         *
Jane Brite ...............................     199,620           --        *       40,000      159,620           --         *
Roger Chiocci ............................      76,807       25,875        *       14,000       62,807       25,875         *
Ira Chynsky ..............................      84,750           --        *       16,000       68,750           --         *
Michael Claes ............................      40,230       24,360        *        5,000       35,230       24,360         *
Don Cogman ...............................     410,670      191,775        *       61,600      349,070      130,175         *
Janet Coombs .............................     146,848      104,355        *       19,327      127,521      104,355         *
David Coronna ............................      33,390       33,390        *          700       32,690       32,690         *
Jose Maria Costa .........................      75,000           --        *       15,000       60,000           --         *
Massimo Costa ............................      18,516           --        *        7,406       11,110           --         *
Michael Cozens ...........................      31,935       26,085        *        5,220       26,715       20,865         *
Brian Curran .............................      52,170       52,170        *       15,651       36,519       36,519         *
Donald H. Davis ..........................      95,400       50,685        *        8,943       86,457       50,685         *
Ferdinand de Bakker ......................     166,740       63,315        *       15,000      151,740       63,315         *
Joseph E. Dedeo ..........................     670,860           --      1.0%     201,258      469,602           --         *
Lawrence Deutsch .........................      42,780       18,645        *        1,400       41,380       17,245         *
Shelley Diamond ..........................      66,570       10,875        *       10,875       55,695           --         *


                                BENEFICIAL OWNERSHIP PRIOR TO               BENEFICIAL OWNERSHIP AFTER
                                           OFFERING                                  OFFERING
                               --------------------------------           ------------------------------
                                SHARES AND                        SHARES   SHARES AND
                                  VESTED      VESTED              BEING      VESTED     VESTED
                                  OPTIONS    OPTIONS   PERCENT   OFFERED    OPTIONS    OPTIONS   PERCENT
                               ------------ --------- --------- --------- ----------- --------- --------
Pamela DuBose ................     76,290         --        *     20,000     56,290         --       *
Terry Dukes ..................     44,970     41,745        *      6,250     38,720     35,495       *
Daryl Elliott ................     32,385     26,085        *     26,085      6,300         --       *
Daisy Exposito ...............    147,210     55,740        *     31,709    115,501     24,031       *
Kevin J. Fahey ...............     21,360     17,385        *      4,500     16,860     12,885       *
Charles P. Farley ............     33,225     10,440        *      5,000     28,225     10,440       *
Peter Farnell-Watson .........     67,849         --        *     20,355     47,494         --       *
Patrick Ford .................     35,865     26,055        *      9,000     26,865     26,055       *
Richard Ford .................     58,020     54,795        *     18,000     40,020     36,795       *
Clark J. Frankel .............    130,440         --        *     26,088    104,352         --       *
Volker Franz .................     26,085     26,085        *      1,000     25,085     25,085       *
Eric Fredericks ..............    130,440         --        *     39,000     91,440         --       *
Peter Frederiksen ............     12,225      9,000        *      9,000      3,225         --       *
Leon Gazma ...................    130,785         --        *     10,000    120,785         --       *
Enrico Gervasi ...............     80,220         --        *      9,000     71,220         --       *
Oscar Gomezese ...............     17,385     17,385        *      2,000     15,385     15,385       *
Eduardo Gonzales .............     97,830         --        *     40,000     57,830         --       *
William Green ................    101,805         --        *     10,000     91,805         --       *
David E. Greene ..............     65,220         --        *     10,000     55,220         --       *
H. Irving Grousbeck ..........    192,968     22,620        *     42,096    150,872     22,620       *
Andrew Halley-Wright .........     40,350     27,060        *     37,125      3,225         --       *
Thomas R. Hansen .............     30,060     26,085        *        750     29,310     25,335       *
Peter J. Harleman ............     61,095     15,660        *     16,000     45,095     15,660       *
Fred Hawrysh .................     37,305     37,305        *     17,400     19,905     19,905       *
Stefaan Himpe ................     10,500         --        *      5,000      5,500         --       *
James W. Hood ................    203,520         --        *     35,000    168,520         --       *
Roseanne Horn ................     38,910     12,660        *     10,350     28,560     12,660       *
Peter Horovitz ...............     48,330     44,355        *      6,957     41,373     37,398       *
Richard H. Hosp ..............     54,240         --        *     20,000     34,240         --       *
Eric Garrison Hoyt ...........     91,365     83,490        *      6,900     84,465     76,590       *
Alex Hughes ..................     38,760     34,785        *     34,785      3,975         --       *
Jeff Hunt ....................     98,820     45,135        *     15,279     83,541     29,856       *
Gigliola Ibba ................    100,410     36,210        *     15,000     85,410     36,210       *
Robert Igiel .................    260,865    260,865        *     52,175    208,690    208,690       *
Barbara Jack .................    595,199    395,565        *     89,370    505,829    395,565       *
Pal Marius Jebsen ............     41,745     28,695        *     28,000     13,745     13,695       *
William B. Johnston ..........     80,185     60,000        *      6,000     74,185     60,000       *
James E. Kaplove .............     49,680     16,230        *      8,000     41,680      8,230       *
Mary Ellen Kenny .............     73,980      5,535        *      6,522     67,458      5,535       *
Edna Kissmann ................     65,220         --        *     13,000     52,220         --       *
Arthur R. Klein ..............    130,440         --        *     30,000    100,440         --       *
Jackie Koh ...................     43,035     43,035        *     15,500     27,535     27,535       *
Nina Kowalewska ..............     15,225     12,000        *     12,000      3,225         --       *
Philippe Krakowsky ...........     49,169     26,085        *      6,000     43,169     26,085       *
Ingo Krauss ..................    541,725         --        *    150,000    391,725         --       *
Stephanie Kugelman ...........    485,293     88,485        *     72,794    412,499     88,485       *
Mitchell Kurz ................  1,186,563    589,455      1.8%   356,000    830,563    589,455     1.3%
Jay Kushner ..................     79,960     42,000        *     11,000     68,960     37,000       *
Marta La Rock ................     30,060     26,085        *     10,000     20,060     16,085       *
Timothy Laing ................     39,135     39,135        *      4,135     35,000     35,000       *
Kevin Lavan ..................     62,250     12,000        *     20,000     42,250         --       *
Denise Leo ...................     46,845     46,230        *        675     46,170     45,555       *
Renato Arantes Loes ..........     42,360     39,135        *     39,135      3,225         --       *
Marco Lombardi ...............    125,205     20,865        *     20,000    105,205     20,865       *
Bennett R. Machtiger .........     73,950     12,000        *      7,000     66,950     12,000       *


                                    BENEFICIAL OWNERSHIP PRIOR TO               BENEFICIAL OWNERSHIP AFTER
                                               OFFERING                                  OFFERING
                                   --------------------------------           ------------------------------
                                    SHARES AND                        SHARES   SHARES AND
                                      VESTED      VESTED              BEING      VESTED     VESTED
                                      OPTIONS    OPTIONS   PERCENT   OFFERED    OPTIONS    OPTIONS   PERCENT
                                   ------------ --------- --------- --------- ----------- --------- --------
Duncan Mackinnon .................     33,915     33,915        *      5,000     28,915     28,915       *
John F. Maltese ..................     84,915     13,575        *     16,983     67,932     13,575       *
Anthony S. Manson ................     21,030         --        *     16,305      4,725         --       *
Helmut Matthies ..................    492,090         --        *    125,000    367,090         --       *
Martin Maurice ...................     97,830         --        *     15,000     82,830         --       *
Robert M. McDuffey ...............     64,530     61,305        *     12,000     52,530     49,305       *
John P. McGarry, Jr. (2) .........  1,032,353         --      1.6%   309,706    722,647         --     1.1%
Steven M. McKenna ................    306,960    166,935        *     92,000    214,960    116,935       *
Gordon McLean ....................     47,820     47,820        *     11,955     35,865     35,865       *
Thomas McQueeney .................    175,165         --        *     34,765    140,400         --       *
Bert Meerstadt ...................     96,315         --        *      8,000     88,315         --       *
William C. Melzer ................    488,679    434,790        *     73,300    415,379    401,879       *
Diane Meskill-Spencer ............    135,975     22,140        *     22,767    113,208     22,140       *
Craig Middleton ..................    236,441     26,085        *     15,000    221,441     26,085       *
David Minear .....................    174,045    111,855        *     12,000    162,045    111,855       *
Fernan Montero ...................    940,000         --      1.4%   282,000    658,000         --     1.0%
Frans Mootz ......................    125,280         --        *     18,792    106,488         --       *
John F. Morris ...................     70,035     59,820        *     12,432     57,603     47,388       *
Bruce S. Nelson ..................     90,000         --        *      6,500     83,500         --       *
Charles G. Newton, Jr. ...........     25,560         --        *      7,560     18,000         --       *
Keith Newton .....................     26,250         --        *     26,250         --         --       *
Lori Nicholson ...................     72,555     15,660        *     11,379     61,176     15,660       *
James A. O'Malley ................     19,843     13,560        *     13,560      6,283         --       *
Steve Oroho ......................    159,626         --        *     64,988     94,638         --       *
Raymond J. O'Rourke ..............     40,140     30,105        *     10,000     30,140     30,105       *
Stewart Owen .....................    220,363    119,265        *     20,000    200,363    119,265       *
Vincent P. Parry .................     50,685     23,925        *     10,000     40,685     13,925       *
Robert S. Pastrick ...............     86,100      3,480        *     17,220     68,880         --       *
Manuel Perez .....................    203,535         --        *     32,000    171,535         --       *
Ricardo J. Perez .................     53,550     49,575        *     49,575      3,975         --       *
Diane Perlmutter .................     39,975      8,940        *      7,500     32,475      8,940       *
John Peters ......................     31,935     28,710        *     28,710      3,225         --       *
Graham Phillips ..................    117,166         --        *      4,960    112,206         --       *
Tim Pollak .......................    889,557         --      1.4%   264,000    625,557         --       *
Michael Porter ...................     32,610     32,610        *     15,610     17,000     17,000       *
William A. Power .................    260,865         --        *     50,000    210,865         --       *
Tom Pratt ........................     22,110     17,385        *     10,000     12,110      7,385       *
Brian Procter ....................      6,450         --        *      6,450         --         --       *
Joerg Puphal .....................     44,970      6,960        *     32,000     12,970      6,960       *
John E. Putnam ...................     40,410     18,345        *      9,173     31,237      9,172       *
Matthias Quadflieg ...............     10,935      1,485        *      5,475      5,460      1,485       *
Serge Rancourt ...................    161,895      9,810        *     40,000    121,895         --       *
Sheila Raviv .....................     51,240         --        *     15,000     36,240         --       *
Courtney Reeser ..................     68,910     62,610        *     12,522     56,388     50,088       *
Peter Rentschler .................     33,660     30,435        *      6,087     27,573     24,348       *
Jorg Rindlisbacher ...............     53,640         --        *      8,000     45,640         --       *
Jorge Rodriguez ..................    105,990     90,315        *      1,755    104,235     90,315       *
Edward Rodway ....................      6,450         --        *      6,450         --         --       *
Ilene Rosenthal ..................     19,315         --        *     10,000      9,315         --       *
John J. Ross .....................     55,395     52,170        *      5,000     50,395     47,170       *
Seith Rothstein ..................    169,575     71,925        *     33,915    135,660     71,925       *
Alain Rousset ....................    369,015    216,375        *     55,352    313,663    216,375       *
Michael Samet ....................    257,120     14,625        *     38,568    218,552     14,625       *
John Sanders .....................    176,385    145,275        *     20,000    156,385    125,275       *
Chris Savage .....................     67,845     54,795        *     13,050     54,795     54,795       *


                               BENEFICIAL OWNERSHIP PRIOR TO               BENEFICIAL OWNERSHIP AFTER
                                          OFFERING                                  OFFERING
                              --------------------------------           ------------------------------
                               SHARES AND                        SHARES   SHARES AND
                                 VESTED      VESTED              BEING      VESTED     VESTED
                                 OPTIONS    OPTIONS   PERCENT   OFFERED    OPTIONS    OPTIONS   PERCENT
                              ------------ --------- --------- --------- ----------- --------- --------
Matthew Schetlick ...........     90,485     60,870        *      7,000     83,485     60,870     *
Nico Schou ..................     13,755         --        *     13,755         --         --     *
Angelika Schug ..............     26,085     26,085        *     20,000      6,085      6,085     *
James Scielzo ...............    118,665     46,785        *     23,733     94,932     23,052     *
John F. Scruggs .............     26,085     26,085        *     26,085         --         --     *
Steve Seyferth ..............     96,510     96,510        *     10,000     86,510     86,510     *
Keith Sharp .................     88,710     10,440        *     17,742     70,968      8,352     *
Jessie Shaw .................     32,670     28,695        *      3,500     29,170     25,195     *
Alan J. Sheldon (2) .........    866,310         --      1.3%   250,000    616,310         --     *
Richard Sinreich ............     58,695         --        *     11,000     47,695         --     *
Robert Sive .................     66,180     51,645        *     12,590     53,590     50,365     *
Peter B. Slone ..............     20,865     20,865        *     10,650     10,215     10,215     *
Timothy H. Smith ............      9,225         --        *      6,000      3,225         --     *
Linda Srere .................    280,650     52,545        *     15,000    265,650     37,545     *
Christoph Stadeler ..........    116,580         --        *     23,000     93,580         --     *
Stanley Stefanski ...........    535,475    111,675        *     80,321    455,154    111,675     *
Peter Steigrad ..............     52,185     52,185        *      1,000     51,185     51,185     *
Debra Stern Marrone .........     98,655         --        *      8,000     90,655         --     *
Kathryn Stout ...............     74,085     33,810        *      7,000     67,085     26,810     *
Lars Thalen .................     30,000     10,440        *     14,000     16,000     10,440     *
Clay Timon ..................    567,256    521,745        *     36,511    530,745    521,745     *
Wayne Traub .................     63,120     39,585        *      5,500     57,620     39,585     *
Pieter Vijn .................     36,585         --        *     10,000     26,585         --     *
Marvin Waldman ..............    126,525      5,880        *     24,100    102,425      5,880     *
Mary T. Walsh ...............     37,890     33,915        *      2,000     35,890     31,915     *
Charles Webre ...............    141,090     69,570        *     13,914    127,176     55,656     *
Bruno Widmer ................    332,205         --        *     65,000    267,205         --     *
Donald D. Williams ..........     95,280         --        *     18,000     77,280         --     *
James Williams ..............    116,370     98,265        *     22,500     93,870     76,765     *
Kenneth Yagoda ..............     65,580     15,375        *      6,000     59,580     15,375     *
Michael Zeigler .............     30,060     26,085        *     23,185      6,875      2,900     *
                                 -------    -------      ---    -------    -------    -------  --------


----------


 *  Less than one percent.

(1) Beneficial ownership by the Management Voting Trust prior to the Offering includes an aggregate of 5,180,647 shares (including shares issuable upon the exercise of options) offered hereby by Management Investors who are Selling Stockholders, which shares are held by the Management Voting Trust. Other than the H&F Investors, American Media Management, Inc., H. Irving Grousbeck and BearTel Corp., all Selling Stockholders are Management Investors who are officers, employees or former employees of the Company and whose shares of Common Stock are held by the Management Voting Trust. See "Management--Executive Officers and Directors." All such shares offered hereby will be delivered out of the Management Voting Trust upon consummation of the Offering. All shares of Common Stock held by Management Investors have been deposited into the Management Voting Trust, and the Management Voting Trust exercises sole voting power over all such shares. See "Description of Capital Stock--The Management Voting Trust Agreement." Beneficial ownership by the Management Voting Trust includes an aggregate 4,223,025 shares of Common Stock held in a deferral trust pursuant to the Deferred Compensation Plan. See "Management--Executive Compensation--The Restricted Stock Plan and Trust Agreement."

(2) This amount does not include any of the 41,552,296 shares beneficially owned by the Management Voting Trust prior to the Offering in excess of the amount reported as beneficially owned by the stockholder, which the stockholder may be deemed to beneficially own as a result of such stockholder's position as a Voting Trustee of the Management Voting Trust. The stockholder disclaims beneficial ownership of any such shares in excess of the amount reported as beneficially owned by such stockholder.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company is authorized to issue 250,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date hereof, prior to the consummation of the Offering, the Company's issued and outstanding capital stock consists of 65,434,118 shares of issued and outstanding Common Stock held by approximately 1,237 holders and 87 shares of issued and outstanding Money Market Preferred Stock, par value $0.01 per share (the "Money Market Preferred Stock") held by one holder. Also as of the date hereof, prior to the consummation of the Offering, an additional 30,852,340 shares of Common Stock are issuable upon exercise of outstanding options. All of the Company's issued and outstanding capital stock has been fully paid.


     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Charter and the By-Laws. These provisions included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Delaware law.

     The Charter and the By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares, together with the holders of shares of Money Market Preferred Stock (as described herein), possess all voting power, except as otherwise required by law or as provided in the Charter. Holders of Common Stock who are employees of Y&R or its affiliates are subject to the provisions of the Management Voting Trust and the Amended Stockholders' Agreement. See "--The Management Voting Trust Agreement" and "The Stockholders' Agreement." The holders of Common Stock do not have cumulative voting rights. Holders of Common Stock do not have any preemptive right to subscribe for or purchase any kind or class of securities of the Company. Holders of Common Stock have no subscription, conversion or redemption rights, and will not be subject to further calls or assessments. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by the Board, the holders of Common Stock are entitled to such dividends, if any, as may be declared from time to time by the Board. The New Credit Facility permits the payment of cash dividends except in the event of a continuing default under the credit agreement. See "Price Range of Common Stock and Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to receive on a pro rata basis any assets of the Company remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Board has the authority to establish and designate series of the Preferred Stock and, except with respect to the Money Market Preferred Stock, to fix the number of shares constituting each such series, to fix the designations and the relative rights, preferences and limitations of the shares of each such series and the variations in the relative rights, preferences and limitations as between such series, and to increase and decrease the number of shares constituting each such series. See "--Authorized But Unissued Capital Stock" and "--Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law--Preferred Stock."

     The Charter designates an initial series of Preferred Stock, consisting of 50,000 shares, as the Money Market Preferred Stock. Holders of Money Market Preferred Stock are entitled to receive, subject to declaration by the Board, certain cumulative cash dividends that are payable quarterly and calculated with reference to the interest rate for the three-month London interbank deposit market. On or after December 12, 2001, any Money Market Preferred Stock issued and outstanding for five years may, at the option of the Board and subject to providing holders with notice of redemption, be redeemed by the Company at a redemption price per share of $115.00 (together with all accrued and unpaid dividends thereon). Redeemed Money Market Preferred Stock may be reissued by the Board as shares of such series or as shares of any other series of Preferred Stock. Shares of Money Market Preferred Stock are not convertible, have a liquidation preference of $115.00 per share (together with all accrued and unpaid dividends thereon) and have voting rights equal to one-tenth of one vote for each share of Money Market Preferred Stock.

     The Charter authorizes a series of Preferred Stock designated Cumulative Participating Junior Preferred Stock (the "Junior Preferred Stock"), consisting of 2,500,000 shares, in connection with the Rights Plan. For a description of the Rights Plan and the Junior Preferred Stock, see "--Rights Plan" and "--Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."

AUTHORIZED BUT UNISSUED CAPITAL STOCK


     Based on the calculations set forth above, the Company estimates that, following the completion of the Offering, it will have approximately 183,480,836 shares of authorized but unissued Common Stock (including an aggregate of 27,169,189 shares reserved for issuance upon the exercise of options under the Stock Option Plans and 2,598,105 shares reserved for issuance upon the exercise of options issued to certain of the Recapitalization Investors) and 9,999,913 shares of authorized but unissued Preferred Stock (including the 2,500,000 shares designated as Junior Preferred Stock and 49,913 shares designated as Money Market Preferred Stock). Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as the Common Stock is listed on such exchange, require prior stockholder approval of certain issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of Common Stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company currently does not have any plans to issue additional shares of Common Stock or Preferred Stock other than in connection with employee compensation plans. See "Management--Executive Compensation." One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of the Company to issue shares to persons friendly to current management. Such an issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of the opportunity to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the Rights Plan, which is discussed below. See "--Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."


THE MANAGEMENT VOTING TRUST AGREEMENT

     Pursuant to the agreement establishing the Management Voting Trust (the "Management Voting Trust Agreement"), the Management Investors and the Restricted Stock Trust are required to deposit with the Management Voting Trust all shares of Common Stock and all shares of Money Market Preferred Stock acquired by them prior to the termination of the Management Voting Trust
(including Common Stock acquired upon the exercise of options, distributions from the Restricted Stock Trust or otherwise). Common Stock sold in the public market by Management Investors and the Restricted Stock Trust will be withdrawn from, and delivered free of, the Management Voting Trust.

     The Management Voting Trust has the unqualified right and power to vote and to execute consents with respect to all shares of Common Stock and all shares of Money Market

Preferred Stock held by the Management Voting Trust. The voting rights of the Management Voting Trust are exercised by certain members of senior management of Y&R, in their capacities as Voting Trustees. The current Voting Trustees are Peter A. Georgescu, Stephanie W. Abramson, Thomas D. Bell, Jr., Michael J. Dolan, John P. McGarry, Jr., Alan J. Sheldon and Edward H. Vick (each of whom is currently a member of the senior management of Y&R). So long as Peter A. Georgescu (or a successor Chief Executive Officer elected with the approval of the Management Voting Trust) is a Voting Trustee, any action (i) approved in writing or at a meeting by Peter A. Georgescu (or such successor) and any two other Voting Trustees and (ii) any action approved over the objection of Peter
A. Georgescu (or such successor) at a meeting of the Voting Trustees by an aggregate vote of Voting Trustees equal to not less than the total number of Voting Trustees then in office minus two, shall constitute the action of, and shall be binding upon, the Management Voting Trust (unless there shall be fewer than seven Voting Trustees then in office, in which event any action under clause (ii) shall require the vote of all the Voting Trustees other than Peter
A. Georgescu (or such successor)). The foregoing voting procedures will also apply to the election and removal of Voting Trustees, to proposals to increase or decrease the number of Voting Trustees and to proposals to amend the foregoing voting procedures.

     The Management Voting Trust will terminate when (i) no person (including the Recapitalization Investors and the Management Voting Trust) is the owner of more than 20% of the Outstanding Shares, (ii) the number of shares of Common Stock held by the Management Voting Trust is less than 10% of the Outstanding Shares or (iii) the Voting Trustees determine to terminate the Management Voting Trust. Pursuant to an irrevocable unanimous written consent of the Voting Trustees, the Management Voting Trust will terminate 24 months after the consummation of the IPO (which occurred on May 15, 1998), assuming no earlier termination in accordance with its terms.

     The Management Voting Trust has issued and will issue voting trust certificates ("Voting Trust Certificates") representing the shares of Common Stock and Money Market Preferred Stock deposited with it. The Voting Trust Certificates are subject to the transfer restrictions set forth in the Amended Stockholders' Agreement. See "--The Stockholders' Agreement."

     Y&R has agreed to assume all liability and indemnify and defend all Voting Trustees and their successors, assigns, agents and servants from any and all losses incurred or asserted against any Voting Trustees relating to their administration of the Management Voting Trust, unless there is clear and convincing evidence that such losses were proximately caused by an act or omission that was not taken in good faith or not reasonably believed to be in the best interest of Y&R and the Management Investors as a group. See "Management--Limitation of Liability and Indemnification."

     Under the Management Voting Trust Agreement and certain stock option and restricted stock agreements, each of the Management Investors is subject to certain non-competition, non-solicitation, confidentiality and notice requirements in connection with the termination of such person's employment. They include the following: (i) for one year after termination of employment, a Management Investor may not work for any competitor of Y&R on the account of any client of Y&R or any of its affiliates with whom such Management Investor had a direct relationship or as to which such Management Investor had a significant supervisory responsibility or otherwise was significantly involved at any time during the two years prior to termination; (ii) for six months after termination of employment, (a) a Management Investor with principally corporate type job responsibilities that do not principally involve client service related functions may not work for a principal competitor of Y&R or any of its affiliates in any substantially similar role as that held with Y&R or any of its affiliates during the two years prior to termination, and (b) a Management Investor with principally client service related responsibilities may not work for a competitor of Y&R or its affiliates on the account of any substantial competitor (or directly for such competitor) of any client of Y&R or any of its affiliates for whom such Management Investor had substantial responsibility during the two years prior to termination; (iii) for one year after termination of employment, a Management Investor may not (a) directly or indirectly solicit or hire, or assist in the soliciting or hiring of, any person employed by Y&R or any of its affiliates as of the date of termination or any person who was then being recruited by Y&R or any of its subsidiaries or (b) induce any such employee to terminate his or her employment with Y&R or any of its affiliates; (iv) a Management Investor shall keep confidential information of Y&R, its affiliates and their clients learned during his or her employment; and (v) a Management Investor shall give six weeks written notice prior to voluntary termination unless a shorter period is approved by the Company.

     Y&R has agreed, under the Management Voting Trust Agreement, to give each Management Investor six months' severance pay upon termination of employment for any reason other than for cause (as defined), and each Management Investor is required to waive any possible right to more than six months' severance pay (or similar compensation) and any claims for damages under any employment agreement.

THE STOCKHOLDERS' AGREEMENT

     In connection with the Recapitalization, the Recapitalization Investors, the Management Investors, the Restricted Stock Trust, the Management Voting
Trust and Y&R entered into a stockholders' agreement with respect to the restrictions on transferability of shares of Common Stock and related Voting Trust Certificates, and with respect to the management of Y&R. Upon consummation of the IPO, that stockholders' agreement was terminated as to certain parties, and the H&F Investors, the Management Investors, the Management Voting Trust and Y&R entered into an amended stockholders' agreement (the "Amended Stockholders' Agreement").

     RIGHT TO NOMINATE DIRECTORS. Under the Amended Stockholders' Agreement, the H&F Investors have the right to nominate and have elected two members of the Board for so long as they continue to hold, in the aggregate, at least 10% of the Outstanding Shares, and one member of the Board for so long as they continue to hold, in the aggregate, at least 5% of the Outstanding Shares. Outstanding Shares is defined in the Amended Stockholders' Agreement to include all shares of Common Stock subject to vested options (not including options that would vest on a change in control).

     TRANSFER RESTRICTIONS. Under the Amended Stockholders' Agreement, the transfer restrictions described below apply. Purported transfers in violation of these restrictions will be null and void.

     H&F Investors may not transfer shares of Common Stock, options to purchase Common Stock or other voting capital stock, (i) prior to termination of the Management Voting Trust (which will occur no later than the second anniversary of the consummation of the IPO), if at least 20% of the Outstanding Shares are then subject to the Management Voting Trust, to any party who as a result thereof would (together with its affiliates) own a percentage of the Outstanding Shares that is greater than the percentage then subject to the Management Voting Trust, or (ii) after the termination of the Management Voting Trust and (A) prior to the first anniversary of the termination, to any party who as a result thereof would (together with its affiliates) own a percentage of the Outstanding Shares that is greater than the greater of (1) 20% and (2) the percentage of the Outstanding Shares subject to the Management Voting Trust upon termination thereof (the "Termination Percentage") less 5% and (B) from and after the first anniversary of the termination of the Management Voting Trust until December 12, 2002, to any party who as a result thereof would (together with its affiliates) own a percentage of the Outstanding Shares that is greater than the greater of
(1) 20% and (2) the Termination  Percentage less 10%,  unless,  in any such case
(A) Y&R fails to arrange for the sale of such shares to a third party for the benefit of the H&F Investors at a price to the H&F Investors not less than the price proposed to be paid by the proposed transferee and (B) the Management Voting Trust (or, following its termination, the Company) consents to the proposed transfer, which consent may not be unreasonably withheld.

     Prior to termination of the Management Voting Trust, proposed transfers of shares of Common Stock, options to purchase Common Stock or other voting capital stock by Management Investors (other than transfers by

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will or intestate  succession)  to any party who as a result  thereof  (together with its affiliates) would own more than 20% of the Outstanding Shares are subject to a right of first refusal by each of Y&R and the H&F Investors, exercisable in that order.

CERTAIN TRANSFER RESTRICTIONS

     The following transfer restrictions apply to shares of Common Stock issued to Management Investors pursuant to Regulation S under the Securities Act, but will not apply to shares of Common Stock sold in the Offering. Under the
By-Laws, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition (a "Transfer") of legal or beneficial ownership of any stock issued and sold by the Company pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), may be made only (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act. Neither the Company nor any employee or agent of the Company will record any Transfer prohibited by the preceding sentence, and the purported transferee of such a prohibited Transfer (the "Purported Transferee") will not be recognized as a securityholder of the Company for any purpose whatsoever in respect of the security or securities that are the subject of the prohibited Transfer. The Purported Transferee will not be entitled, with respect to such securities, to any rights of a securityholder of the Company, including without limitation, in the case of securities that are Common Stock, the right to vote such Common Stock or to receive dividends or distributions in respect thereof, if any. All certificates representing securities subject to the transfer restrictions set forth in the By-Laws will bear a legend to the effect that the securities represented by such certificates are subject to such restrictions, unless and until the Company determines in its sole discretion that such legend may be removed consistent with applicable law.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of the Company has any preemptive right to subscribe for or purchase any kind or class of securities of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The Bank of New York.

RIGHTS PLAN

       The Company has adopted the Rights Plan and entered into a Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent"). Each outstanding share of Common Stock has attached to it one associated Right. The terms of the Rights are set forth in the Rights Agreement. The Charter authorizes the Board to adopt a stockholder rights plan such as the Rights Plan.

       Each Right entitles the registered holder under certain circumstances to purchase from the Company one one-hundredth of a share of Junior Preferred Stock at a purchase price of $87.50, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified check or bank draft.

       Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock and the Money Market Preferred Stock and, in the event of certain dividend arrearages, will also have the right, voting as a class, to elect one director. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of their dividend, liquidation and voting rights, the value of the one-one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

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     Until the close of business on the  Distribution  Date (as defined  below), the Rights will be evidenced by the certificates representing shares of Common Stock and no separate Right Certificates (as defined below) will be issued or distributed. All shares of Common Stock issued prior to the earlier of the Distribution Date or the Expiration Date (as defined below) will be issued with Rights.

     The term "Distribution Date" means the earlier of (i) the tenth business day after the Stock Acquisition Date (as defined below) and (ii) the tenth business day (or such later day as may be determined by action of the Board prior to such time as any person becomes an Acquiring Person (as defined below)) after the date of the commencement by any person (other than any Company Entity (as defined below)) of, or the first public announcement of the intent of any person (other than any Company Entity) to commence (which intention to commence remains in effect for five business days after such announcement), a tender or exchange offer the consummation of which would result in any person becoming an Acquiring Person.

     The term "Stock Acquisition Date" means the time and day of the first public announcement (including by the filing of a report pursuant to the Exchange Act) by the Company or an Acquiring Person indicating that an Acquiring Person has become such.

     The term "Acquiring Person" means:

     (i) any person (other than the H&F Investors and other than any Permitted H&F 15% Transferee (as defined below)) who or which, together with all affiliates and associates of such person, acquires beneficial ownership (as defined in the Rights Agreement) of 15% or more of the then outstanding shares of Common Stock (other than as a result of an Approved Offer (as defined below));

     (ii) the H&F Investors if, after the Offering, the H&F Investors, together with all of their affiliates and associates, acquire beneficial ownership of any additional shares of Common Stock such that following such acquisition (A) the H&F Investors beneficially own in excess of 15% of the then outstanding shares of Common Stock and (B) if the Management Voting Trust is then in existence, following such acquisition the H&F Investors beneficially own a greater percentage of the Diluted Shares Outstanding (as defined below) than the percentage of the Diluted Shares Outstanding subject to the Management Voting Trust at the time of such acquisition (it being understood that neither sales by, nor termination of, the Management Voting Trust will trigger this provision absent a subsequent acquisition of beneficial ownership of additional shares by the H&F Investors or any of their affiliates or associates); or

     (iii) any Permitted H&F 15% Transferee if contemporaneously with or subsequent to the transfer from the H&F Investors that resulted in such person becoming a Permitted H&F 15% Transferee, such Permitted H&F 15% Transferee, together with all affiliates and associates of such Permitted H&F 15% Transferee, acquires beneficial ownership of any additional shares.

       Notwithstanding the foregoing:

        (1) a person shall not become an Acquiring Person if such person, together with all of its affiliates and associates, becomes the beneficial owner of 15% or more (in the case of clause (i) above) of the then outstanding shares of Common Stock as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, unless and until such time as such person purchases or otherwise becomes (as a result of actions taken by such person or any of its affiliates or associates) the beneficial owner of any additional shares of Common Stock; and

        (2) the term "Acquiring Person" shall not include any Company Entity; and (3) the term "Acquiring Person" shall not include any person who or which, together with all affiliates and

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

              associates of such person, becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock (in the case of clause (i) above) or any additional shares of Common Stock (in the case of clauses (ii) and (iii) above) but who acquired beneficial ownership of shares of Common Stock inadvertently, and such person promptly (and in any event within 10 business days after being so requested by the Company) enters into an irrevocable commitment satisfactory to the Board promptly (and in any event within 20 business days or such shorter period as shall be determined by the Board) to divest, and thereafter promptly divests as required by such commitment, sufficient shares of Common Stock so that such person, together with all of its affiliates and associates, ceases to be a beneficial owner of 15% or more of the then outstanding shares of Common Stock (in the case of clause (i) above) or any additional shares of Common Stock (in the case of clauses (ii) and (iii) above).

     The term "Company Entity" means any of the Company, any wholly owned subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any wholly owned subsidiary of the Company, any person or entity holding shares of Common Stock which was organized, appointed or established by the Company or any such wholly owned subsidiary for or pursuant to the terms of any such plan, the Management Voting Trust, the Restricted Stock Trust, the trustees under the Management Voting Trust or the Restricted Stock Trust, any affiliate or associate of the Management Voting Trust or the Restricted Stock Trust or any trustee under either such trust and any group that includes the Management Voting Trust, the Restricted Stock Trust, any trustee under either such trust or any affiliate or associate thereof.

     The term "Permitted H&F 15% Transferee" means any person who is a Permitted H&F Transferee (as defined below) who or which, immediately after the transfer from the H&F Investors that resulted in such person becoming a Permitted H&F Transferee, together with all affiliates and associates of such person, is the beneficial owner of 15% or more of the then outstanding shares of Common Stock.

     The term "Permitted H&F Transferee" means any person that acquires beneficial ownership of shares of Common Stock from the H&F Investors pursuant to a transfer that is either not restricted under, or occurs in compliance with, the transfer restrictions applicable to the H&F Investors set forth in the Amended Stockholders' Agreement.

     The term "Approved Offer" means a tender offer or exchange offer for all the outstanding shares of Common Stock which is at a price and on terms approved, prior to the acceptance for payment of shares under such tender or exchange offer, by the Board.

     The term "Diluted Shares Outstanding" as of any given time means the sum of
(a) the number of shares of Common Stock then issued and outstanding (including all shares of Common Stock held in the Restricted Stock Trust) and (b) the number of shares of Common Stock issuable upon exercise of the (1) HFCP Options (as defined in the Amended Stockholders' Agreement) and the Rollover Options and
(2) all other options, warrants and rights to acquire, and the conversion of any securities convertible into, shares of Common Stock, to the extent such rights to acquire shares of Common Stock are then exercisable. For purposes of clause
(ii)(B) of the definition of "Acquiring Person" above, when calculating the percentage of the Diluted Shares Outstanding owned by the H&F Investors or the Management Voting Trust, as the case may be, the H&F Investors or the Management Voting Trust, as the case may be, shall be deemed to own all shares of Common Stock beneficially owned by them assuming the exercise of all of their options, warrants and rights to acquire, and the conversion by them of any securities convertible into, shares of Common Stock to the extent, but only to the extent, such rights to acquire shares of Common Stock are then exercisable by them. For purposes of calculating the percentage of Diluted Shares Outstanding owned by the Management Voting Trust, the Management Voting Trust shall be deemed to own all shares of Common Stock (including all shares of Common Stock required to be deposited thereunder upon exercise of vested options) then subject to the Management Voting Trust.

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     The Rights Agreement provides that, until the Distribution Date, the Rights
will  be  transferred  with  and  only  with  the  Common  Stock.   Certificates
representing shares of Common Stock issued prior to the earlier of the Distribution Date and the Expiration Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date, the surrender for transfer of any of the certificates representing shares of Common Stock issued prior to the Distribution Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Until the Distribution Date, the number of Rights associated with each share of Common Stock will be proportionately adjusted in the event of any dividend in Common Stock on the Common Stock or subdivision, combination or reclassification of the Common Stock. In the event that the Company purchases or acquires any shares of Common Stock prior to the Distribution Date, any Rights associated with such shares of Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the shares of Common Stock that are no longer outstanding. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 31, 2008, unless they have previously expired in connection with an Approved Offer (as described in the Rights Agreement) or have been previously exchanged for shares of Common Stock or have been previously redeemed by the Company as described below (the date and time of the earliest of such events to occur, the "Expiration Date").

     Immediately upon the Stock Acquisition Date, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a preexisting market value (as of shortly before the Stock Acquisition Date), equal to two times the then current Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of the Stock Acquisition Date, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person and certain related parties will become null and void.

     To illustrate the rights described in the preceding paragraph, at a Purchase Price of $87.50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase Common Stock (or other consideration, as noted above) with a preexisting market value of $175.00 for $87.50. Assuming that the Common Stock has a preexisting market value of $25.00 per share at such time, the holder of each Right would be entitled to purchase seven shares of Common Stock for $87.50.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business consolidation transaction,
(ii) the Company is the surviving corporation in a merger or other business consolidation with any person and the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property (other than, in the case of any transaction described in (i) or (ii), a merger or consolidation that would result in all of the voting securities of the Company outstanding immediately prior thereto continuing to represent all of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and holders of such securities not having changed as a result of such merger or consolidation) or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the then current Purchase Price of the Right.

     The Purchase Price payable, and the fraction of a share of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision,

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combination or  reclassification  of, the Junior  Preferred  Stock (prior to the
Distribution Date) or the Common Stock, (ii) if holders of the Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or convertible securities at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends below certain levels or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In addition, to the extent that the Company does not have sufficient shares of Common Stock issuable upon exercise of the Rights following the Stock Acquisition Date, the Company may, under certain circumstances, reduce the Purchase Price. No fractional shares of Junior Preferred Stock (other than fractions which are integral multiples of one one-hundredth) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock or the Common Stock on the last trading date prior to the date of exercise.

     At any time until the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the $0.01 redemption price. In addition, at any time after the Stock Acquisition Date, the Board may elect to exchange all or part of the then-outstanding and exercisable Rights (other than Rights that have become null and void as described above) for one share of Company Common Stock. Both the redemption price and the exchange rate are subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for common stock of an acquiring company as set forth above.

     Any of the provisions of the Rights Agreement may be amended by the Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct any defects or inconsistencies, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption or to modify the ability (or inability) of the Board to redeem the Rights may be made when the Rights are not redeemable.

     As long as the Rights are attached to the Common Stock, the Company will issue one Right for each share of Common Stock issued prior to the Distribution Date so that all such shares will have attached Rights. Two million five hundred thousand shares of Junior Preferred Stock initially have been reserved for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. See "--Anti-Takeover Effects of Certain Provisions of the Charter, the By-Laws, the Rights Plan and Delaware Law."

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement and is incorporated herein by reference.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW

     The Charter, the By-Laws, the Rights Plan and the DGCL contain certain provisions that could make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of these provisions in the Charter, the By-Laws,

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the Rights Plan and the DGCL. The following description is intended as a summary only and is qualified in its entirety by reference to the Charter, the By-Laws and the Rights Agreement, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part, and to the DGCL. Upon
consummation   of  the  Offering,   the   Management   Voting  Trust  will  hold
approximately 46.4% of the outstanding shares of Common Stock (assuming the exercise of all vested options held by Management Investors), which could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. See "Description of Capital Stock--The Management Voting Trust Agreement."

     CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS. The Charter provides that the number of Directors will be not less than five nor more than fifteen, with the exact number of Directors to be determined from time to time by a majority of the entire Board. The Directors will be divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms so that Directors' initial terms will expire at the annual meeting of the Company's stockholders held in 1999, 2000 and 2001, respectively. Starting with the 1999 annual meeting of the Company's stockholders, one class of Directors will be elected each year for a three-year term. See "Management."

     The Company believes that a classified Board will help to assure the continuity and stability of the Board and the Company's business strategies and policies, since a majority of the Directors at any given time will have had prior experience as Directors of the Company. The Company believes that this in turn will permit the Board to represent more effectively the interests of stockholders.

     With a classified Board, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Board. As a result, the classification of the Board of the Company may discourage proxy contests for the election of Directors, unsolicited tender offers or purchases of a substantial block of the Common Stock because it could prevent an acquirer from obtaining control of the Board in a relatively short period of time. In addition, pursuant to the DGCL and the Charter, a Director may be removed only for cause and only by the affirmative vote of holders of not less than 80% of the outstanding shares of Common Stock entitled to vote thereon. As a result, a classified Board delays stockholders who do not agree with the policies of the Board from replacing Directors, unless they can demonstrate that the Directors should be removed for cause and obtain the requisite vote. Such a delay may help ensure that the Board, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of the Company's stockholders.

     FILLING VACANCIES ON THE BOARD. The Charter provides that, subject to the rights of holders of any shares of Preferred Stock, any vacancy in the Board that results from an increase in the number of Directors may be filled only by a majority of the Directors then in office, provided that a quorum is present. The Charter provides that any other vacancy in the Board may be filled by a majority of the Directors then in office, even if less than a quorum, or by the sole remaining Director. Accordingly, these provisions could temporarily prevent any stockholder from obtaining majority representation on the Board by enlarging the Board and filling the new Directorships with its own nominees.

     WRITTEN CONSENTS AND SPECIAL MEETINGS. The Charter provides that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken by stockholders of the Company except at such a meeting of stockholders. The By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board or the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of the meeting. The provisions of the Charter prohibiting action by written consent without a meeting and the provisions of the By-Laws governing the calling of and matters considered at special meetings may have the effect of

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

delaying consideration of a stockholder proposal until the next annual meeting. These provisions also would prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of Directors from using the written consent procedure to take stockholder action and from taking action by written consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action at a meeting.

     ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS. The By-Laws establish an advance notice provision with regard to the nomination, other than by or at the direction of the Board, of candidates for election as Directors, or the bringing before any annual meeting of any stockholder proposal (the "Notice of Meeting Provision").

     The Notice of Meeting Provision provides that, subject to any rights of holders of any Preferred Stock, business other than that proposed by the Board may be transacted and candidates for Director other than those selected by the Board may be nominated at the annual meeting only if the Secretary of the Company has received a written notice identifying such business or candidates and providing specified additional information not less than ninety nor more than one hundred twenty days before the first Tuesday in June (or, if the Board has set a different date for the annual meeting, not less than ninety nor more than one hundred twenty days before such other date or, if such other date has not been publicly disclosed or announced at least one hundred five days in advance, then not less than fifteen days after such public disclosure or announcement). In addition, not more than ten days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.

     By requiring advance notice of nominations by stockholders, the Notice of Meeting Provision will afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform the stockholders about such qualifications. By requiring advance notice of proposed business, the Notice of Meeting Proposal Provision will provide the Board with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meeting, together with any recommendation or statement of the Board's position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or to grant a proxy to the Board as to the disposition of any such business. Although the By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of Directors or proposals for action, they may have the effect of precluding a contest for the election of Directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     RESTRICTIONS ON AMENDMENT. The Charter provides that the approval of holders of at least 80% of the voting power entitled to vote generally in the election of Directors, voting together as a single class, is required to adopt any charter provision inconsistent with or to alter, amend or repeal the provisions of the Charter classifying the Board; governing the removal of directors; establishing the minimum and maximum number of members of the Board; eliminating the ability of stockholders to act by written consent; authorizing the Board to consider the interests of clients and other customers, creditors, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business, in evaluating proposed corporate transactions; establishing the Board's authority to issue, without a vote or any other action of the stockholders, any or all authorized shares of stock of the Corporation, securities convertible into or exchangeable for any authorized shares of stock of the Corporation and warrants, options or rights to purchase, subscribe for or otherwise acquire shares of stock of the Corporation for any such consideration and on such terms as the Board in its discretion lawfully may determine; and authorizing that

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the  By-Laws  of  the  Corporation  may  establish  procedures   regulating  the
submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation. In addition, the Charter provides that the approval of the Board or the affirmative vote of the holders of 80% of the voting power entitled to vote generally in the election of Directors, voting together as a single class, is required to alter, amend or repeal the above provisions of the Charter or to adopt any provision of the Charter inconsistent with such provisions or to alter, amend or repeal certain provisions of the By-Laws or to adopt any provision of the By-Laws inconsistent with such provisions.

     PREFERRED STOCK. Subject to the Charter and applicable law, the authority of the Board with respect to each series of Preferred Stock, excluding the Money Market Preferred Stock, includes but is not limited to the authority to generally determine the following: the designation of such series, the number of shares initially constituting such series and whether to increase or decrease such number of shares, dividend rights and rates, terms of redemption and redemption prices, liquidation preferences, voting rights, conversion rights, whether a sinking fund will be provided for the redemption of the shares of such series (and, if so, the terms and conditions thereof) and whether a purchase fund shall be provided for the shares of such series (and, if so, the terms and conditions thereof).

     The Company believes that the availability of the Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. Although the Board has no current intention to do so, it would have the power (subject to applicable law) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock. See "--Rights Plan."

     OTHER CONSIDERATIONS. Article XII of the Charter generally provides that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Company, the Board may, but shall not be obligated to, take into account the interests of clients and other customers, creditors, employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business.

     CERTAIN EFFECTS OF THE RIGHTS PLAN. The Rights Plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the then prevailing market rate and may be favored by a majority of the Company's stockholders. See "--Rights Plan." The Charter authorizes the Board to adopt a stockholder rights plan.

     DELAWARE BUSINESS COMBINATION STATUTE. The terms of Section 203 of the DGCL apply to the Company. With certain exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of

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"business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which such person became an interested stockholder unless (i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is generally defined as any person (and the affiliates and associates of any such person), other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. The restrictions contained in
Section 203 do not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but such stockholder action generally does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Charter and By-Laws do not exclude the Company from the restrictions imposed under Section 203, but the Charter provides that in no case shall the H&F Investors or any person who is a Permitted H&F 15% Transferee, regardless of the total percentage of the Company's Common Stock or other voting stock owned by the H&F Investors or such person, be deemed an interested stockholder for any purpose under Section 203 whatsoever.

       Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board, because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.


     Upon the closing of the Offering, the Company will have outstanding 66,519,164 shares of Common Stock. Of these shares, approximately (i) 31,603,969 shares will be freely tradeable by persons, other than "affiliates" of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"); (ii) 33,878,740 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144; and
(iii) 1,036,455 shares originally issued pursuant to Regulation S under the Securities Act will be subject to transfer restrictions thereunder.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any affiliate of the Company, who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of: (i) one percent of the number of Common Stock then outstanding (approximately 665,192 shares immediately after the Offering); or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information requirements, volume limitations or notice requirements of Rule 144. Sale of shares by affiliates of the Company will continue to be subject to such volume limitations, and manner of sale, notice and public information requirements.

     Each of the Company, certain of the Management Investors, the Directors, the H&F Investors and certain other stockholders of the Company, including the Selling Stockholders, who, upon consummation of the Offering, will collectively be the beneficial owners of an aggregate of 27,455,338 shares of Common Stock and hold vested options to acquire an aggregate of 8,644,869 shares of Common Stock has agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise), without the prior written consent of Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, for a period of 120 days after the date of this Prospectus (except that (i) the Company may grant stock options or stock awards pursuant to the Company's existing benefit or compensation plans, (ii) the Company may issue shares of Common Stock upon the exercise of options, warrants or Rights or the conversion of currently outstanding securities, (iii) the H&F Investors may transfer shares of Common Stock to partners or affiliates thereof in transactions not involving a public offering provided that each transferee agrees in writing to be bound by the restrictions set forth in this paragraph and (iv) the Company may issue, offer and sell shares of Common Stock or securities convertible, exercisable or exchangeable therefor in transactions not involving a public offering as consideration for the acquisition (pursuant to merger or otherwise) of one or more entities provided that each recipient of such securities agrees in writing to be bound by


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the  restrictions set forth in this paragraph). In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and the Company's executive officers and Directors, and certain other stockholders, including the Selling Stockholders, have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, without the prior written consent of Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting."



     In addition, certain of the Management Investors who are not Selling Stockholders and who, upon consummation of the Offering, will collectively be the beneficial owners of an aggregate of 9,243,557 shares of Common Stock and hold vested options to acquire an aggregate of 6,030,330 shares of Common Stock, have agreed with the Company not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) or (iii) make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable Common Stock, without the prior written consent of the Company, for a period ending on a date no later than 180 days after the date of this Prospectus. For a period of 120 days after the date of this Prospectus, the Company has agreed with the Underwriters to enforce the Company's rights under the foregoing agreements to prohibit transfers of Common Stock and the making of demands for registration of Common Stock. In addition, certain of the Management Investors hold an aggregate of 984,060 shares of Common Stock in a deferral trust pursuant to the Deferred Compensation Plan, which shares are not transferable for a period of at least 120 days.

REGISTRATION RIGHTS AGREEMENT


     In connection with the Recapitalization, Y&R, the Recapitalization Investors and the Management Voting Trust entered into a Registration Rights Agreement in favor of the Recapitalization Investors and, to the extent necessary to permit a Management Investor to pay taxes when such sales would not otherwise be permitted, the Management Investors, under which registration rights are available. Pursuant to the Registration Rights Agreement, the Company has granted (i) the Recapitalization Investors the right to require, subject to the terms and conditions set forth therein, the Company to register shares of Common Stock held by them for sale in accordance with their intended method of disposition thereof and (ii) the Management Voting Trust the right to require, subject to the terms and conditions set forth therein, the Company to register such number of shares of Common Stock as is necessary to permit Management Investors to pay taxes as a result of the exercise by such Management Investors of Rollover Options or Closing Options or the vesting of Restricted Stock awarded to such Management Investors (each a "demand registration"), provided that in the case of the Management Voting Trust no such request may be made without the consent of the Company. Subject to certain limitations, the Recapitalization Investors may request up to four demand registrations and the Management Voting Trust may request up to two demand registrations. The Company will not be required to effect any demand registration if (i) the aggregate market value of the shares of Common Stock proposed to be registered is less than $100 million or (ii) such demand registration is requested by the Recapitalization Investors or the Management Voting Trust within six months of
the   effective   date  of  a  prior  demand   registration   requested  by  the
Recapitalization Investors or the Management Voting Trust, respectively. The Company may postpone the filing of a demand registration for up to 60 days in certain circumstances.


     In addition, the Company has granted the Recapitalization Investors and the Management Voting Trust (to the extent of such number of

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


shares of Common Stock as is necessary to permit Management Investors to pay taxes as a result of the exercise by such Management Investors of Rollover Options or Closing Options or the vesting of Restricted Stock awarded to such Management Investors) the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of any other stockholder (a "piggy-back registration"). The Recapitalization Investors have exercised these piggy-back registration rights in connection with the Offering.


     The Registration Rights Agreement provides that if requested by the managing underwriter(s) of any underwritten offering of shares of Common Stock, the Recapitalization Investors and the Management Voting Trust will agree, on the same terms applicable to officers and directors of the Company, not to effect any public sale or distribution of any shares of Common Stock for a period of up to 180 days following and 15 days prior to the date of the final prospectus contained in the registration statement filed in connection with such offering. See "Underwriting."



     The Company is required to pay expenses incurred by it and the reasonable fees and disbursements of one counsel to the selling stockholders under the Registration Rights Agreement in connection with the demand and piggy-back registrations under the Registration Rights Agreement. The Company has agreed to pay expenses incurred by the Selling Stockholders in connection with the Offering, other than the underwriting discount. In connection with any registration under the Registration Rights Agreement, the Company has agreed to indemnify five of the Recapitalization Investors against certain liabilities, including liabilities under the Securities Act, and to contribute to certain payments they may be required to make. The Registration Rights Agreement will terminate on December 12, 2011.


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          CERTAIN U.S. TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for U.S. federal income tax purposes, is not a U.S. Person (a "non-U.S. holder"). For purposes of this Section a "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia). The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. tax consequences of the ownership and disposition of Common Stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a non-U.S. holder of Common Stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of Common Stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds the Common Stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

FEDERAL ESTATE TAXES

     Common Stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes (and thereby may be subject to U.S. federal estate tax), unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock to a non-U.S. holder address outside the United States, except that with regard to payments made after December 31, 1999, a non-U.S. Holder will be entitled to such an exemption only if it provides a Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" as to the United States, or (iv) with respect to payments made after December 31, 1999, is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in each case the broker has documentary evidence

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in its records that the holder is a non-U.S.  holder and certain  conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                 UNDERWRITING


     Subject to the terms and conditions of an Underwriting Agreement, dated November , 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), who are represented by Bear, Stearns & Co. Inc. ("Bear Stearns"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Goldman, Sachs & Co., ING Baring Furman Selz LLC and Salomon Smith Barney Inc. (the "Representatives"), have severally agreed to purchase from the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below.




                                                                  NUMBER OF
NAME OF UNDERWRITER                                                 SHARES
-------------------------------------------------------------   -------------
Bear, Stearns & Co. Inc. ....................................
Donaldson, Lufkin & Jenrette Securities Corporation .........
Goldman, Sachs & Co. ........................................
ING Baring Furman Selz LLC ..................................
Salomon Smith Barney Inc ....................................
                                                                  --------
 Total ......................................................   10,000,000
                                                                ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may re-allow, to certain other dealers a concession not in excess of $ per share. After the initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,500,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment in the Offering as indicated in the preceding table.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, certain of the Management Investors, the Directors, the H&F Investors and certain other stockholders of the Company, including the Selling Stockholders, who upon consummation of the Offering will collectively be the beneficial owners of an aggregate of 27,455,338 shares of Common Stock and hold vested options to acquire an aggregate of 8,644,869 shares of Common Stock, has agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 120 days after the date of this Prospectus without the prior written consent of Bear Stearns and DLJ (and, in the case of Management Investors, the Company) (except that (i) the Company may grant stock options or stock awards pursuant to the Company's existing benefit or compensation plans, (ii) the Company may issue shares of Common Stock upon the exercise of options, warrants or Rights or the conversion of currently outstanding securities, (iii) the H&F Investors may transfer shares of Common Stock to partners or affiliates thereof in transactions not involving a public offering provided that each transferee agrees in writing to be bound by the restrictions set forth in this paragraph and (iv) the Company may issue, offer and sell shares of Common Stock or securities convertible, exercisable or exchangeable therefor in transactions not involving a public offering as consideration for the acquisition (pursuant to merger or otherwise) of one or more entities provided that each recipient of such securities agrees in writing to be bound by the restrictions set forth in this paragraph). In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of Bear Stearns and DLJ.

     In addition, certain of the Management Investors who are not Selling Stockholders and who, upon consummation of the Offering, will collectively be the beneficial owners of an aggregate of 9,243,557 shares of Common Stock and hold vested options to acquire an aggregate of 6,039,330 shares of Common Stock, have agreed with the Company not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) or (iii) make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable Common Stock, without the prior written consent of the Company, for a period ending on a date no later than 180 days after the date of this Prospectus. For a period of 120 days after the date of this Prospectus, the Company has agreed with the Underwriters to enforce the Company's rights under the foregoing agreements to prohibit transfers of Common Stock and the making of demands for registration of Common Stock. In addition, certain of the Management Investors hold an aggregate of 984,060 shares of Common Stock in a deferral trust pursuant to the Deferred Compensation Plan, which shares are not transferable for a period of at least 120 days.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction.
Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment options granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

     Bear Stearns from time to time performs investment banking and other financial services for the Company and its affiliates for which Bear Stearns may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for such services. Alan D. Schwartz, an Executive Vice President and Head of the Investment Banking Department of Bear Stearns, is a member of the Board. BearTel Corp., a wholly owned subsidiary of The Bear Stearns Companies Inc., the parent company of Bear Stearns, is a Selling Stockholder in the Offering.
See "Selling Stockholders."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements, the "Registration Statement"). This Prospectus is a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, you should refer to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to in this Prospectus are not necessarily complete. Where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may review the Registration Statement, as well as reports and other information we have filed, without charge at the Committee's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the Commission's web site at http://www.sec.gov. These materials may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on the operation of the public reference rooms, please call 1-800-SEC-0330.You may also review these materials at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                           PAGE
                                                                                           -----
Report of Independent Accountants ........................................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 .............................  F-3
Consolidated Statements of Operations for the three years ended December 31, 1997 ........  F-4
Consolidated Statements of Cash Flows for the three years ended December 31, 1997 ........  F-5
Consolidated Statements of Changes in Equity (Deficit) for the three years ended
 December 31, 1997 .......................................................................  F-6
Notes to Financial Statements ............................................................  F-7
Consolidated Balance Sheets as of December 31, 1997 and September 30, 1998 (unaudited) ... F-29
Unaudited Consolidated Statements of Operations for the three months and nine months ended
 September 30, 1997 and 1998 ............................................................. F-30
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30,
 1997 and 1998 ........................................................................... F-31
Consolidated Statements of Changes in Equity (Deficit) for the year ended December 31,
 1997  and for the nine months ended September 30, 1998 (unaudited) ...................... F-32
Notes to Unaudited Financial Statements .................................................. F-33


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Young & Rubicam Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in equity (deficit) present fairly, in all material respects, the financial position of Young & Rubicam Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
New York, New York
February 19, 1998

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                  DECEMBER 31,
                                                                                           ---------------------------
                                                                                                1996          1997
                                                                                           ------------- -------------
                                                                                           (IN THOUSANDS, EXCEPT SHARE
                                                                                                      DATA)

CURRENT ASSETS
 Cash and cash equivalents ...............................................................  $  110,180    $  160,263
 Accounts receivable, net of allowance for doubtful accounts of $9,849 and $14,125 at
  December 31, 1996 and 1997, respectively ...............................................     847,653       790,342
 Costs billable to clients ...............................................................      78,723        50,479
 Other receivables .......................................................................      50,302        35,218
 Deferred income taxes ...................................................................      78,732        32,832
 Prepaid expenses and other assets .......................................................      17,102        16,891
 Due from employees ......................................................................       2,340         1,098
                                                                                            ----------    ----------
  Total Current Assets ...................................................................   1,185,032     1,087,123
                                                                                            ----------    ----------
NONCURRENT ASSETS
 Property and equipment, net .............................................................     129,088       125,014
 Deferred income taxes ...................................................................      79,411       124,192
 Goodwill, less accumulated amortization of $64,062 and $80,166 at December 31, 1996 and
  1997, respectively .....................................................................     131,511       116,637
 Equity in net assets of and advances to unconsolidated companies ........................      25,219        26,393
 Due from employees ......................................................................         705           300
 Other assets ............................................................................      47,846        48,360
                                                                                            ----------    ----------
  Total Noncurrent Assets ................................................................     413,780       440,896
                                                                                            ----------    ----------
  Total Assets ...........................................................................  $1,598,812    $1,528,019
                                                                                            ==========    ==========
CURRENT LIABILITIES
 Loans payable ...........................................................................  $   36,282    $   10,765
 Accounts payable ........................................................................     805,710       811,162
 Installment notes payable--related parties ..............................................      24,874         3,231
 Accrued expenses and other liabilities ..................................................     247,816       273,011
 Accrued payroll and bonuses .............................................................     252,487        65,458
 Income taxes payable ....................................................................      14,372        29,665
                                                                                            ----------    ----------
  Total Current Liabilities ..............................................................   1,381,541     1,193,292
                                                                                            ----------    ----------
NONCURRENT LIABILITIES
 Loans payable ...........................................................................     206,082       330,552
 Installment notes payable--related parties ..............................................          --         6,503
 Deferred compensation--related parties ..................................................      17,887        31,077
 Other liabilities .......................................................................     104,502       112,851
                                                                                            ----------    ----------
  Total Noncurrent Liabilities ...........................................................     328,471       480,983
                                                                                            ----------    ----------
Commitments and Contingencies (Note 18)
Minority Interest ........................................................................       5,569         6,987
                                                                                            ----------    ----------
MANDATORILY REDEEMABLE EQUITY SECURITIES
 Common  stock,  par value  $.01 per  share;  authorized--250,000,000  shares at
  December  31,  1996 and 1997;  issued and  outstanding--47,382,330  shares and
  50,658,180 shares at December 31, 1996 and December 31, 1997, respectively .............     363,264       508,471
                                                                                            ----------    ----------
STOCKHOLDERS' DEFICIT
 Money Market Preferred  Stock--Cumulative variable dividend;  liquidating value of  $115.00  per  share;  one-tenth  of one  vote  per  share;  50,000  shares authorized December 31, 1996 and 1997; 87 shares issued and outstanding at
  December 31, 1996 and 1997 .............................................................          --            --
 Common stock, par value $.01 per share; authorized 250,000,000 shares at December 31,
  1996 and 1997; issued and outstanding--11,086,950 shares at December 31, 1996 and 1997 .         111           111
 Capital surplus .........................................................................     106,825        23,613
 Accumulated deficit .....................................................................    (498,928)     (522,866)
 Cumulative translation adjustment .......................................................      (2,322)      (16,577)
 Pension liability adjustment ............................................................        (719)         (706)
                                                                                            ----------    ----------
                                                                                              (395,033)     (516,425)

 Common stock in treasury, at cost; 0 shares at December 31, 1996 and 1,115,160 shares at
  December 31, 1997 ......................................................................          --        (8,550)
 Unearned compensation--Restricted Stock .................................................     (85,000)     (136,739)
                                                                                            ----------    ----------
   Total Stockholders' Deficit ...........................................................    (480,033)     (661,714)
                                                                                            ----------    ----------
     Total Liabilities, Mandatorily Redeemable Equity Securities and Stockholders'          $1,598,812    $1,528,019
                                                                                            ==========    ==========
  Deficit.


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------
                                                                   1995            1996            1997
                                                              -------------   -------------   -------------
                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                                  DATA)

Revenues ..................................................    $1,085,494      $1,222,139     $1,382,740
Compensation expense, including employee benefits .........       672,026         730,261        836,150
General and administrative expenses .......................       356,523         391,617        463,936
Recapitalization-related charges ..........................            --         315,397             --
Other operating charges ...................................        31,465          17,166         11,925
                                                               ----------      ----------     ----------
Operating expenses ........................................     1,060,014       1,454,441      1,312,011
                                                               ----------      ----------     ----------
Income (loss) from operations .............................        25,480        (232,302)        70,729
Interest income ...........................................         9,866          10,269          8,454
Interest expense ..........................................       (27,441)        (28,584)       (42,879)
                                                               ----------      ----------     ----------
Income (loss) before income taxes .........................         7,905        (250,617)        36,304
Income tax provision (benefit) ............................         9,130         (20,611)        58,290
                                                               ----------      ----------     ----------
                                                                   (1,225)       (230,006)       (21,986)
Equity in net income (loss) of unconsolidated companies.            5,197          (9,837)           342
Minority interest in net (income) loss of consolidated
 subsidiaries .............................................        (3,152)          1,532         (2,294)
                                                               ----------      ----------     ----------
Net income (loss) .........................................    $      820      $ (238,311)    $  (23,938)
                                                               ==========      ==========     ==========
Basic and diluted loss per common share (Note 3) ..........                                   $    (0.51)
                                                                                              ==========
Weighted average shares outstanding (Note 3) ..............                                   46,949,355
                                                                                              ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------------------
                                                                                     1995            1996             1997
                                                                                 ------------   --------------   -------------
                                                                                                (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...........................................................    $     820       $ (238,311)     $  (23,938)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Recapitalization-related charges ..........................................           --          315,397              --
   Depreciation and amortization .............................................       47,492           53,030          56,721
   Other operating charges ...................................................       24,360           11,096          11,925
   Deferred income tax expense ...............................................      (14,866)         (59,671)           (384)
   Equity in net (income) loss of unconsolidated companies ...................       (5,197)           9,837            (342)
   Dividends from unconsolidated companies ...................................        2,101            2,691           2,728
   Minority interest in net income (loss) of consolidated subsidiaries .......        3,152           (1,532)          2,294
   Change in  assets  and  liabilities,  excluding  effects  from  acquisitions, dispositions, recapitalization and foreign exchange:
    Accounts receivable ......................................................      (44,156)        (209,518)         42,144
    Costs billable to clients ................................................      (19,637)           7,784          25,622
    Other receivables ........................................................        5,462           (2,883)         13,930
    Prepaid expenses and other assets ........................................       (1,922)           5,342            (876)
    Due from employees .......................................................         (453)           3,434           1,145
    Accounts payable .........................................................       58,635          256,460          18,547
    Accrued expenses and other liabilities ...................................        7,368           (7,565)         25,621
    Accrued payroll and bonuses ..............................................          (90)           3,192           2,179
    Income taxes payable .....................................................        2,383            4,263          19,352
    Deferred compensation ....................................................       10,921            4,950          13,052
    Other liabilities ........................................................        2,188           11,225           9,457
    Other ....................................................................        1,248            8,843           5,334
                                                                                  ---------       ----------      ----------
    Net cash provided by operating activities ................................       79,809          178,064         224,511
                                                                                  ---------       ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment .........................................      (42,096)         (51,792)        (51,899)
 Acquisitions, net of cash acquired ..........................................       (5,298)         (23,887)        (11,281)
 Investment in net assets of and advances to unconsolidated companies ........         (189)            (775)         (5,640)
 Proceeds from notes receivable ..............................................        1,762              360           1,678
                                                                                  ---------       ----------      ----------
 Net cash used in investing activities .......................................      (45,821)         (76,094)        (67,142)
                                                                                  ---------       ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from loans payable, long-term ......................................           --          319,282         226,770
 Repayment of loans payable, long-term .......................................      (29,743)        (252,496)       (105,870)
 Proceeds from loans payable, short-term, net ................................       11,052           27,849          20,103
 Deferred financing costs ....................................................           --           (9,157)             --
 Recapitalization cash contributions .........................................           --          242,007              --
 Recapitalization payments ...................................................           --         (323,920)       (247,789)
 Payments of non-recapitalization deferred compensation ......................      (15,243)         (13,886)           (961)
 Proceeds (loans) due from employees, net ....................................        1,145            2,262            (157)
 Common stock/LPUs issued ....................................................        9,732            4,163          10,390
 Common stock/LPUs repurchased ...............................................      (21,647)          (8,971)         (1,500)
 Dividends paid on preferred and common stock ................................         (491)            (696)             --
 (Dividends paid to) capital contributions from minority shareholders ........       (1,770)           1,652             347
 Distributions to limited partners ...........................................       (3,060)            (703)             --
                                                                                  ---------       ----------      ----------
 Net cash used in financing activities .......................................      (50,025)         (12,614)        (98,667)
                                                                                  ---------       ----------      ----------
 Effect of exchange rate changes on cash and cash equivalents ................        1,148             (822)         (8,619)
                                                                                  ---------       ----------      ----------
 Net (decrease) increase in cash and cash equivalents ........................      (14,889)          88,534          50,083
 Cash and cash equivalents, beginning of period ..............................       36,535           21,646         110,180
                                                                                  ---------       ----------      ----------
 Cash and cash equivalents, end of period ....................................    $  21,646       $  110,180      $  160,263
                                                                                  =========       ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ...............................................................    $  30,161       $   28,612      $   39,986
                                                                                  =========       ==========      ==========
 Income taxes paid ...........................................................    $  20,350       $   20,732      $   25,020
                                                                                  =========       ==========      ==========
NONCASH INVESTING ACTIVITY:
 Common stock issued in acquisitions .........................................    $      --       $       --      $    1,126
                                                                                  =========       ==========      ==========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)


                                                                             LIMITED
                                                    NON-VOTING    VOTING    PARTNERS'
                                        PREFERRED     COMMON      COMMON   CONTRIBUTED
                                          STOCK        STOCK      STOCK       EQUITY
                                       ----------- ------------ --------- -------------
                                                     (IN THOUSANDS)

BALANCE AT DECEMBER 31, 1994 .........   $  63      $   4,000    $    --    $     946
                                         -----      ---------    -------    ---------
 Net income ..........................      --             --         --           --
 Dividends paid ......................      --             --         --           --
 Common stock/Limited
  Partnership Units issued ...........      28             --         --        1,359
 Limited Partnership Units
  repurchased/capital
  distributions ......................      --             --         --       (4,000)
 Common Stock repurchased ............     (25)            --         --           --
 Capitalization of tax benefits of
  options exercised ..................      --             --         --           --
 Equityholder loans ..................      --             --         --        4,231
                                         -----      ---------    -------    ---------
BALANCE AT DECEMBER 31, 1995 .........   $  66      $   4,000    $    --    $   2,536
                                         -----      ---------    -------    ---------
 Net loss ............................      --             --         --           --
 Dividends paid ......................      --             --         --           --
 Common stock/Limited
  Partnership Units issued ...........       3             --         --        4,067
 Limited Partnership Units
  repurchased/capital
  distributions ......................      --             --         --       (2,370)
 Common stock repurchased ............      (2)            --         --           --
 Recapitalization redemptions ........     (67)        (3,900)        --       (1,534)
 Recapitalization issuances ..........      --             --        427           --
 Recapitalization exchanges ..........      --           (100)       158       (2,914)
 Mandatorily Redeemable
  Equity Securities ..................      --             --       (474)          --
 Equityholder loans ..................      --             --         --          215
                                         -------    ---------    -------    ---------
BALANCE AT DECEMBER 31, 1996 .........   $  --      $      --    $   111    $      --
                                         -------    ---------    -------    ---------
 Net loss ............................      --             --         --           --
 Common stock issued .................      --             --         --           --
 Common stock repurchased ............      --             --         --           --
 Unearned
  compensation--Restricted
  Stock ..............................      --             --         --           --
 Common stock options
  exercised ..........................      --             --         44           --
 Accretion of Mandatorily
  Redeemable Equity
  Securities .........................      --             --        (44)          --
                                         -------    ---------    -------    ---------
BALANCE AT DECEMBER 31, 1997 .........   $  --      $      --    $   111    $      --
                                         =======    =========    =======    =========




                                                      RETAINED AND
                                                      UNDISTRIBUTED
                                                        EARNINGS       COMMON
                                          CAPITAL     (ACCUMULATED    STOCK IN     RESTRICTED
                                          SURPLUS       DEFICIT)      TREASURY       STOCK
                                       ------------- -------------- ------------ -------------
                                                          (IN THOUSANDS)

BALANCE AT DECEMBER 31, 1994 .........  $    53,006    $   29,616     $  3,298    $       --
                                        -----------    ----------     --------    ----------
 Net income ..........................           --           820           --            --
 Dividends paid ......................           --          (491)          --            --
 Common stock/Limited
  Partnership Units issued ...........       12,237           183          (72)           --
 Limited Partnership Units
  repurchased/capital
  distributions ......................           --        (6,733)          --            --
 Common Stock repurchased ............      (10,051)       (5,759)          91            --
 Capitalization of tax benefits of
  options exercised ..................           29            --           --            --
 Equityholder loans ..................        1,882            --           --            --
                                        -----------    ----------     --------    ----------
BALANCE AT DECEMBER 31, 1995 .........  $    57,103    $   17,636     $  3,317    $       --
                                        -----------    ----------     --------    ----------
 Net loss ............................           --      (238,311)          --            --
 Dividends paid ......................           --          (696)          --            --
 Common stock/Limited
  Partnership Units issued ...........       13,269            --          (61)           --
 Limited Partnership Units
  repurchased/capital
  distributions ......................           --        (3,329)          --            --
 Common stock repurchased ............      (14,699)       (8,863)         123            --
 Recapitalization redemptions ........      (36,435)     (265,365)      (3,379)           --
 Recapitalization issuances ..........      326,590            --           --       (85,000)
 Recapitalization exchanges ..........      122,732            --           --            --
 Mandatorily Redeemable
  Equity Securities ..................     (362,790)           --           --            --
 Equityholder loans ..................        1,055            --           --            --
                                        -----------    ----------     --------    ----------
BALANCE AT DECEMBER 31, 1996 .........  $   106,825    $ (498,928)    $     --    $  (85,000)
                                        -----------    ----------     --------    ----------
 Net loss ............................           --       (23,938)          --            --
 Common stock issued .................        1,501            --           --            --
 Common stock repurchased ............           --            --       (8,550)           --
 Unearned
  compensation--Restricted
  Stock ..............................       51,739            --           --       (51,739)
 Common stock options
  exercised ..........................        8,711            --           --            --
 Accretion of Mandatorily
  Redeemable Equity
  Securities .........................     (145,163)           --           --            --
                                        -----------    ----------     --------    ----------
BALANCE AT DECEMBER 31, 1997 .........  $    23,613    $ (522,866)    $ (8,550)   $ (136,739)
                                        ===========    ==========     ========    ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--OPERATIONS AND BASIS OF PRESENTATION:

     NATURE OF OPERATIONS: Young and Rubicam Inc. (the "Company") is a global marketing and communications enterprise with integrated services in advertising, perception management and public relations, identity and design, sales promotion, direct marketing and healthcare communications. The Company operates in the U.S., Canada, Europe, Latin America and Asia/Pacific as well as through certain affiliations in other parts of the world.

     BASIS OF PRESENTATION: On December 12, 1996, the Company effected a recapitalization (the "Recapitalization"). As the equity holders prior to the Recapitalization retained control of the Company, the financial statements reflect the consolidated financial position, results of operations and cash flows of the Company on a continuous basis (see Note 4).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a Delaware corporation, and all subsidiaries in which it holds a controlling interest, including a Delaware Limited Partnership, Young & Rubicam L.P. (the "LP"). Investments in affiliates in which the Company owns more than 20% but less than or equal to 50% of the voting interest are accounted for under the equity method. All significant intercompany transactions are eliminated.

     CASH EQUIVALENTS: The Company considers all highly liquid instruments with an initial maturity of three months or less at the time of purchase to be cash equivalents.

     REVENUE RECOGNITION: Revenue from advertising and related services is comprised of commissions and fees derived from billings to clients for media and production activities. Public relations, sales promotion and other services are generally billed on the basis of negotiated fees. Commission revenue is recognized primarily when media placements appear on television, on radio or in print, and when labor and production costs are billed. Fee revenue is recognized when services are rendered.

     BENEFIT PLANS: The Company maintains a noncontributory defined benefit pension plan for all full-time U.S. employees. The Company also contributes to government mandated plans and maintains various noncontributory retirement plans at certain foreign subsidiaries in accordance with local laws and customs. The Company also maintains deferred compensation plans and has made appropriate provisions for future payments due under these plans.

     DEPRECIATION AND AMORTIZATION: Depreciation and amortization are computed using the straight-line method over the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the lease. Goodwill is amortized on a straight-line basis generally over twenty to forty years.

     INCOME TAXES: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. The Company's practice is to provide currently for taxes that will be payable upon remittance of foreign earnings of subsidiaries and affiliates to the extent that such earnings are not considered to be indefinitely reinvested.

     STOCK-BASED COMPENSATION: SFAS No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123") encourages entities to account for employee stock options or similar equity instruments using a fair value approach for all such plans. However, it also allows an entity to continue to measure compensation costs for those plans using the method prescribed by Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

elected to  continue  to  account  for such plans  under the  provisions  of APB
Opinion No. 25 and has included, in Note 17, the required SFAS 123 pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value-based method of accounting had been applied.

     FOREIGN CURRENCY TRANSLATION: Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a component of stockholders' deficit in the accompanying Consolidated Balance Sheets. Financial results of non-U.S. subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and any translation adjustments are included in net income (loss) along with all transaction gains and losses for the period.

     DERIVATIVE  FINANCIAL   INSTRUMENTS  AND  FOREIGN  CURRENCY   TRANSACTIONS:
Derivative financial instruments are used by the Company principally in the management of its interest rate and foreign currency exposures. The Company does not hold or issue derivative financial investments for trading purposes. Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to hedges of firm commitments are also deferred and included in the basis of the transaction when it is completed. Amounts to be paid or received under interest rate swap agreements are accrued as interest and are recognized over the life of the swap agreements as an adjustment to interest expense.

     LONG-LIVED ASSETS: In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS 121") management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

     CONCENTRATIONS OF CREDIT RISK: The Company's clients are engaged in various businesses located primarily in North America, Europe, Latin America and Asia/Pacific. The Company performs ongoing credit evaluations of its clients. Reserves for credit losses are maintained at levels considered adequate by management. The Company invests its excess cash in deposits with major banks and in money market securities. These securities typically mature within 90 days and bear minimal risk. Additionally, due to the Company's strategy, the Company is dependent upon a relatively small number of clients who contribute a significant percentage of revenues. The Company's largest client accounted for approximately 9%, 9%, and 10% of consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENT ACCOUNTING PRONOUNCEMENTS: In June 1997, SFAS No. 130, "Reporting Comprehensive Income", ("SFAS 130") was issued. SFAS 130 establishes standards for the reporting of comprehensive income and its components. It requires all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

same prominence as other income statement information. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Reclassification of financial statements for earlier periods presented for comparative purposes is required upon adoption.

     In June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", ("SFAS 131") was issued. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in annual financial statements and in interim financial reports issued to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", ("SFAS 132") was issued. SFAS 132 revises disclosures about pensions and other postretirement benefit plans. SFAS 132 is effective for financial statements for periods beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required upon adoption.

     The Company anticipates that the adoption of SFAS 130, SFAS 131 and SFAS 132 will not have a significant effect on its 1998 financial statements.

NOTE 3--NET LOSS PER COMMON SHARE:

     The Company computes earnings (loss) per share in accordance with SFAS No. 128, "Earnings Per Share".

     Basic net loss per share was computed by dividing net loss by the weighted-average number of common shares outstanding during the period. In computing basic net loss per share, the Company's 11,086,950 shares of restricted stock were excluded from the weighted average number of common shares outstanding as such shares vest upon the six-month anniversary of an initial public offering or the six-month anniversary thereof, a condition which was not satisfied at December 31, 1997. Diluted net loss per share for the period was computed in the same manner as basic net loss per share since the Company experienced a net loss for the period and therefore including potential common shares would be antidilutive.

     There are 31,013,205 common stock options that could potentially dilute basic earnings (loss) per share in the future that were excluded from the computation of diluted net loss per share because the effect would be antidilutive. In addition, there exists 11,086,950 shares of Restricted Stock, which would also be potentially dilutive upon the occurrence of the Company's contemplated initial public offering which is further described in Note 21.

     Earnings per share for the years ended December 31, 1996 and 1995 cannot be computed because the Company's capital structure prior to the 1996 Recapitalization consisted of both common shares and Limited Partnership Units in Predecessor entities (see Note 4).

NOTE 4--RECAPITALIZATION:

     On December 12, 1996, a recapitalization (the "Recapitalization") was effected of Young & Rubicam Inc., a New York corporation (the "Predecessor Company") whereby (a) the Predecessor Company, Young & Rubicam Holdings Inc. ("Holdings"), or subsidiaries of the Predecessor Company (i) acquired 2,058,678 of the 2,458,102 outstanding shares of Predecessor Company common stock for an amount equal to $115 per share less the principal and accrued interest of any outstanding loans relating to such shares (which loans were thereby repaid),
(ii) acquired 760,232 of the 1,869,682 outstanding Limited Partnership Units of the LP ("LPUs") together with any related subordinated promissory notes of the Predecessor Company for an amount equal to $115 per LPU less the principal and accrued interest of any outstanding loans relating to such LPUs (which loans

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

were thereby repaid); (iii) canceled 332,636 of the 690,249 common stock options and 596,448 of the 1,600,414 LPU options (collectively, the "Nonrollover
Options") and all outstanding Growth Participation Units ("GPUs") for cash consideration of $115 per unit less the aggregate option exercise price and (iv) exchanged for, or canceled in consideration of, the remaining outstanding common stock, LPUs and options on common stock and LPUs held by certain members of the management of the Predecessor Company (the "Management Investors") for 15,815,985 shares of Holdings common stock and 16,823,565 options on common stock of Holdings ("Rollover Options"); (b) Hellman & Friedman Capital Partners III, L.P. ("HFCP") and certain other investors contributed $242 million in cash to Holdings in exchange for 31,566,345 shares of Holdings common stock at a price of $7.67 per share ($115 per share prior to the stock dividend which is further described in Note 20) and 2,598,105 options to purchase additional shares of Holdings common stock at $7.67 per share ($115 per share prior to the stock dividend which is further described in Note 20)(the "HFCP Options"--see
Note 17), and (c) Senior Secured Credit Facilities of $700 million (the "Credit Facilities") were arranged (see Note 14).

     Common stock, LPUs, Nonrollover Options on common stock and LPUs and GPUs held by non U.S.-based equity holders were acquired or canceled prior to December 31, 1996. Payment for previously tendered Nonrollover options and GPUs of $161.7 million (included as a component of accrued payroll and bonuses at December 31, 1996) held by U.S. based equity holders occurred on March 18, 1997.

     Following the closing of the Recapitalization, Holdings was merged with and into the Predecessor Company. As a result of the merger, the 1,391 outstanding shares of Predecessor Company preferred stock were each converted into the right to receive par value $50 in cash. On December 31, 1996, the Predecessor Company then merged into Young & Rubicam Inc., a Delaware corporation (the "Company").

     Under the Stockholders' Agreement, the Management Investors are required to deposit all Company common stock currently held or acquired in the future into a voting trust (the "Management Voting Trust") under which all rights to vote such shares are assigned to certain members of the Company's senior management as voting trustees. In the event that HFCP holds greater than 49% of Company common stock, HFCP is required to transfer those shares in excess of 49% to a separate voting trust (the "HFCP Voting Trust") with the Chief Executive Officer of the Company as voting trustee, provided that the Company is not in default under certain terms of the Credit Facilities.

     As the equity holders of the Predecessor Company retained control of the Company, the transaction has been reported as a recapitalization. The financial statements reflect the financial position, results of operations and cash flows of the Company and the Predecessor Company on a continuous basis. The excess of the Predecessor common stock and LPUs repurchase transaction amount over the stated amount of the Predecessor common stock and LPUs repurchased has been reported as a distribution to equity holders and charged to limited partners' contributed equity, capital surplus and accumulated deficit.

     As a result of the Recapitalization, the Company recorded charges of $315.4 million, primarily related to compensation. A summary of the significant Recapitalization and related charges include the following:

       (1) The cancellation of 1,244,647 GPUs outstanding for cash consideration of $115 per unit. Compensation expense of $83.1 million represents the difference between the cash consideration paid to GPU holders and the amount of previously accrued compensation under the original terms of the GPU plan.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

       (2) The cancellation of 929,084 Nonrollover Options for cash consideration. The cash consideration and the associated compensation expense of $66.6 million represents the difference between the transaction price of $115 and the $40.2 million aggregate exercise price of the Nonrollover Options.

       (3) Cancellation of the remaining outstanding options and award of Rollover Options to acquire 16,823,565 shares of Company common stock at an exercise price of $1.92 ($28.75 per share prior to the stock split which is further described in Note 20) per share, with certain limited exceptions outside of the U.S. As a result of the change in the terms of the former stock option plan, which resulted in a new measurement date, the Company recognized compensation expense of $96.7 million representing the difference between the transaction price per Rollover Option of $7.67 ($115 per share prior to the stock split which is further described in Note 20) and the aggregate exercise price of the Rollover Options.

       (4) Professional fees and other charges amounted to approximately $69 million.

NOTE 5--EQUITY IN NET ASSETS OF UNCONSOLIDATED COMPANIES:


                                                                1995                      1996                      1997
                                                      ------------------------- ------------------------- ------------------------
                                                                                               EQUITY IN                EQUITY IN

                                          OWNERSHIP     EQUITY IN    EQUITY IN    EQUITY IN   NET INCOME    EQUITY IN   NET INCOME
               AFFILIATE                   INTEREST    NET ASSETS   NET INCOME   NET ASSETS     (LOSS)     NET ASSETS     (LOSS)
--------------------------------------- ------------- ------------ ------------ ------------ ------------ ------------ -----------
                                                                              (IN THOUSANDS)
Dentsu, Y&R Partnerships ..............     50%          $16,957      $  534       $12,954     $ (9,181)     $17,510    $   2,587
J.M.C. Creatividad Orientada
 (Venezuela) ..........................     49%            4,509       1,315         2,471       (2,038)         953       (1,515)
Prolam (Chile) ........................     30%            3,106         968         2,656          262        2,851          825
Eco S.A. (Guatemala) ..................     40%            1,864         372         2,134           26        2,206           96
Cresswell, Munsell, Fultz & Zirbel ....     33%            1,245         524         1,635          624        1,922          508
National Public Relations (Canada).....     22%              414         333           607          204          647           98
ViceVersa (Uruguay) ...................     35%              652         401           883          224           --           --
Other ................................. 50% or less        8,618         750         1,879           42          304       (2,257)
                                                         -------      ------       -------     --------      -------    ---------
                                                         $37,365      $5,197       $25,219     $ (9,837)     $26,393    $     342
                                                         =======      ======       =======     ========      =======    =========

     The summarized financial information below represents an aggregation of the Company's unconsolidated companies.

FINANCIAL INFORMATION


                                                         1995          1996          1997
                                                     -----------   -----------   -----------
                                                                 (IN THOUSANDS)
EARNINGS DATA
 Revenues ........................................    $234,891      $ 238,810     $207,668
 Income from operations ..........................      29,398         22,132       13,768
 Net income (loss) ...............................      14,984        (16,097)       4,347
 Company's equity in net earnings (loss) .........    $  5,197      $  (9,837)    $    342
                                                      ========      =========     ========
BALANCE SHEET DATA
 Current assets ..................................    $361,451      $ 348,325     $321,372
 Noncurrent assets ...............................      54,954         33,996       40,147
 Current liabilities .............................     335,490        323,406      287,101
 Noncurrent liabilities ..........................      18,902         11,683       13,215
 Equity ..........................................      62,013         47,232       61,203
 Company's equity in net assets ..................    $ 37,365      $  25,219     $ 26,393
                                                      ========      =========     ========


                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

NOTE 6--ACQUISITIONS, DISPOSITIONS AND OTHER OPERATING CHARGES:

     In 1995, the Predecessor Company increased its ownership interests in advertising agencies in Holland (from 49% to 70%) and Spain (from 49% to 77%), as well as a public relations firm in Belgium (from 40% to 85%). In addition, the Predecessor Company acquired the remaining 40% interest in an advertising agency in the Czech Republic, the remaining 25% interest in an agency in Hungary, the remaining 20% interest in a direct marketing operation in South Africa and the remaining 10% interest in an advertising agency, also in South Africa. The purchase price of these investments was $5.4 million. Other regional investment activity took place in Latin America in 1995, with increased ownership interests in advertising agencies in Guatemala (from 25% to 40%) and Uruguay (from 20% to 35%).

     In 1995, the D,Y&R Partnerships also acquired a 40% interest in an advertising agency in India (Y&R's effective ownership is 20%). The cost of this investment to Y&R was $2.2 million.

     A wholly owned public relations subsidiary in Canada was merged in 1995 with another Canadian public relations firm. The Company has a 22% interest in the merged operation.

     In 1995, the Predecessor Company approved a productivity improvement plan which resulted in the elimination of 500 positions throughout its worldwide operations. The Predecessor Company recorded a charge in 1995 of $24.4 million to cover the expected severance, benefits and social law costs which were paid during 1996 relating to this staff reduction.

     Also in 1995, losses of $7.1 million were recorded primarily to cancel a long-term agreement with a service provider as well as to dispose of certain non-strategic European agencies. The aforementioned charges are included in other operating charges in the accompanying Consolidated Statement of Operations.

     In 1996, the Predecessor Company acquired substantially all of the assets of one advertising agency and one media buying agency in the United States and acquired the remaining 28% equity interest in an advertising agency in Switzerland. In addition, the Predecessor Company increased its ownership interests in three advertising agencies in Europe. Other regional activity took place in Korea where the Company acquired a 25% equity interest in a public relations agency. The purchase price of these investments was $26.8 million.

     In 1996, a $17.2 million charge was recorded for asset impairment writedowns principally related to certain operations in Europe and Latin America.

     In 1997, the Company acquired the remaining 60% equity interest in an advertising agency in France and a 51% equity interest in an advertising agency in Brazil. In addition, the Company increased its ownership interests in one advertising agency in Latin America and one agency in Europe. The Company also acquired substantially all of the assets of one public relations agency and acquired a 70% equity interest in a German public relations agency and the remaining 49% equity interest in a Japanese public relations agency. The purchase price of these investments was $14.7 million.

     Effective January 1, 1997, the Company acquired an additional 37.5% equity interest in the former Australian and New Zealand joint ventures with Dentsu. In consideration for this additional equity interest, the Company contributed to Dentsu, 12.5% of its equity interest in its advertising and direct marketing agencies in Australia and New Zealand.

     In 1997, an $11.9 million charge was recorded for asset impairment writedowns principally related to certain operations in the U.S., Africa, Latin America and Europe.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

NOTE 7--PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost and are comprised of the following:


                                                                                      AS OF DECEMBER 31,
                                                                                    -----------------------
                                                                 USEFUL LIVES          1996         1997
                                                            ---------------------   ----------   ----------
                                                                                        (IN THOUSANDS)

Land and buildings ......................................   20-40 years              $ 31,901     $ 29,716
Furniture, fixtures and equipment .......................   3-10 years                220,728      235,836
Leasehold improvements ..................................   Shorter of 10 years        78,414       77,804
                                                            or life of lease
Automobiles .............................................   3-5 years                   6,315        6,609
                                                                                     --------     --------
                                                                                      337,358      349,965
                                                                                     --------     --------
Less--Accumulated depreciation and amortization .........                             208,270      224,951
                                                                                     --------     --------
                                                                                     $129,088     $125,014
                                                                                     ========     ========

     During 1995, 1996 and 1997, depreciation expense amounted to $38.2 million, $42.0 million and $47.6 million, respectively.

NOTE 8--CERTAIN LIABILITIES:

     Accrued expenses and other liabilities include $71.3 million and $41.0 million of bank overdrafts as of December 31, 1996 and 1997, respectively.

     Accrued payroll and bonuses are comprised of the following:


                                                   AS OF DECEMBER 31,
                                                 -----------------------
                                                     1996         1997
                                                 -----------   ---------
                                                     (IN THOUSANDS)
     Accrued costs--Recapitalization .........    $161,700      $    --
     Accrued payroll and bonuses .............      90,787       65,458
                                                  --------      -------
                                                  $252,487      $65,458
                                                  ========      =======


NOTE 9--INCOME TAXES:

     The components of income (loss) before income taxes are as follows:


                           FOR THE YEAR ENDED DECEMBER 31,
                     -------------------------------------------
                          1995            1996           1997
                     -------------   --------------   ----------
                                   (IN THOUSANDS)
Domestic .........     $ (22,957)      $ (242,578)     $12,304
Foreign ..........        30,862           (8,039)      24,000
                       ---------       ----------      -------
Total ............     $   7,905       $ (250,617)     $36,304
                       =========       ==========      =======

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

     The following summarizes the provision (benefit) for income taxes:


                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                      1995          1996           1997
                                                  -----------   ------------   ------------
                                                               (IN THOUSANDS)

CURRENT:
 Federal ......................................    $   1,295     $  16,993      $  18,195
 State and local ..............................        2,138         3,921          4,220
 Foreign ......................................       20,563        18,146         36,259
                                                   ---------     ---------      ---------
                                                      23,996        39,060         58,674
                                                   ---------     ---------      ---------
DEFERRED:
 Federal ......................................       (7,548)      (51,363)         7,547
 State and local ..............................       (2,811)      (22,111)         2,472
 Foreign ......................................       (4,507)       13,803        (10,403)
                                                   ---------     ---------      ---------
                                                     (14,866)      (59,671)          (384)
                                                   ---------     ---------      ---------
 Provision (benefit) for income taxes .........    $   9,130     $ (20,611)     $  58,290
                                                   =========     =========      =========


     The reconciliation of the United States statutory rate to the effective rate is as follows:


                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                             ---------------------------------------
                                                                                1995           1996          1997
                                                                             ----------   -------------   ----------
PERCENT OF INCOME (LOSS) BEFORE TAXES
 United States statutory rate ............................................       35.0%         (35.0)%        35.0%
 Federal tax savings attributable to limited partnership structure .......      (27.6)            --            --
 State and local income taxes, net of federal tax effect .................      ( 7.1)         ( 4.5)         17.1
 Foreign income taxed greater than the United States statutory
   rate ..................................................................       64.2           15.2         107.2
 Change in valuation allowance and related components ....................       11.5            5.9         (13.1)
 Amortization of goodwill ................................................       14.3            2.1           8.5
 Travel, entertainment and other non-deductible expenses .................       19.7            8.4           6.2
 Other, net ..............................................................        5.5          ( 0.3)        ( 0.3)
                                                                                -----          -----         -----
 Consolidated effective rate .............................................      115.5%         ( 8.2)%       160.6%
                                                                                =====          =====         =====


     The Company's share of the undistributed earnings of foreign subsidiaries not included in its consolidated Federal income tax return that could be subject to additional income taxes if remitted, was approximately $49.5 million at December 31, 1997. No provision has been recorded for the U.S. or foreign taxes that could result from the remittance of such undistributed earnings since the earnings are permanently reinvested outside the U.S. and it is not practicable to estimate the amount of such taxes. Withholding taxes of approximately $6.4 million would be payable upon remittance of all previously unremitted earnings at December 31, 1997.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

     The components of the Company's net deferred income tax assets are:


                                                          AS OF DECEMBER 31,
                                                      --------------------------
                                                          1996           1997
                                                      ------------   -----------
                                                           (IN THOUSANDS)
       Bad debt reserve ...........................    $   1,785      $   3,118
       Accrued expenses and other .................        5,195             --
       Net operating loss carryforwards ...........        7,377         32,797
       Deferred compensation ......................       76,170          1,172
                                                       ---------      ---------
                                                          90,527         37,087
       Valuation allowance ........................      (11,795)        (4,255)
                                                       ---------      ---------
       Current portion ............................       78,732         32,832
                                                       ---------      ---------
       Deferred compensation ......................       42,646         40,650
       Depreciable and amortizable assets .........       26,671         30,561
       Long-term leases ...........................        7,351          7,436
       Postretirement benefits ....................        3,570          3,654
       Other non-current items ....................          810         11,989
       Net operating loss carryforwards ...........       10,259         42,338
       Tax credit carryforwards ...................           --          3,658
                                                       ---------      ---------
                                                          91,307        140,286
       Valuation allowance ........................      (11,896)       (16,094)
                                                       ---------      ---------
       Non-current portion ........................       79,411        124,192
                                                       ---------      ---------
       Net deferred income tax assets .............    $ 158,143      $ 157,024
                                                       =========      =========

     The Company's net deferred income tax assets arise from temporary differences which represent the cumulative deductible or taxable amounts recorded in the financial statements in different years than recognized in the tax returns. The majority of the temporary differences result from expenses accrued for financial reporting purposes which are not deductible for tax purposes until actually paid and net operating losses.

     The net operating loss ("NOL") carryforwards represent the benefit recorded for U.S., state and local, and foreign NOLs. At December 31, 1997, the Company had approximately $140.4 million of NOL carryforwards for U.S. tax purposes which expire in the year 2012 and approximately $69.2 million of NOL carryforwards for foreign tax purposes with carryforward periods ranging from one year to an indefinite time. The Company had approximately $3.2 million of alternative minimum tax credits which are not subject to expiration and $0.4 million of foreign tax credits which expire in the year 2001.

     The Company is required to provide a valuation allowance against deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. A valuation allowance of $13.5 million was recorded at December 31, 1994. The valuation allowance increased $0.9 million to $14.4 million at December 31, 1995, increased $9.3 million to $23.7 million at December 31, 1996 and decreased $3.3 million to $20.4 million at December 31, 1997. The valuation allowances represent a provision for uncertainty as to the realization of certain deferred tax assets, including net operating loss carryforwards in certain jurisdictions. The Company has concluded, that based upon expected future results, it is more likely than not that the net deferred tax asset balance will be realized.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

NOTE 10--WORLDWIDE OPERATIONS:

     Financial information by geographic area is as follows:


                                            UNITED STATES       EUROPE        OTHER          TOTAL
                                           ---------------   -----------   -----------   -------------
                                                                 (IN THOUSANDS)

1995
 Revenues ..............................     $  492,265       $411,283      $181,946      $1,085,494
 (Loss) income from operations .........         (7,695)        14,899        18,276          25,480
 Identifiable assets ...................        511,779        499,335       215,467       1,226,581
1996
 Revenues ..............................     $  571,155       $444,644      $206,340      $1,222,139
 (Loss) income from operations .........       (239,201)        (3,627)       10,526        (232,302)
 Identifiable assets ...................        819,828        533,318       245,666       1,598,812
1997
 Revenues ..............................     $  661,367       $472,225      $249,148      $1,382,740
 (Loss) income from operations .........         42,816         29,527        (1,614)         70,729
 Identifiable assets ...................        687,462        582,424       258,133       1,528,019


     Foreign currency transactions and remeasurement losses resulting from operations in highly inflationary economies are included in general and administrative expenses. These amounts were comprised of the following:


                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                 --------------------------------
                                                    1995       1996        1997
                                                 ---------   --------   ---------
                                                          (IN THOUSANDS)
Foreign currency transaction losses ..........    $1,101      $  887     $1,344
Remeasurement losses resulting from operations
 in highly inflationary economies ............     1,156       1,653      2,603
                                                  ------      ------     ------
                                                  $2,257      $2,540     $3,947
                                                  ======      ======     ======

NOTE 11--EMPLOYEE BENEFITS:

     The Company has a defined benefit pension plan ("the Plan") that covers all full-time U.S. employees upon commencement of employment. Contributions to the Plan are based upon current costs and prior service costs. Both costs are actuarially computed and the latter are amortized over the average remaining service period. Effective July 1, 1996, the Predecessor Company amended the Plan. Benefits credited to each employee's account under the Plan are based on 3.2% of the employee's annual compensation up to $150,000. The Plan also credits each employee's account with interest equal to the average one year U.S. Treasury Bill interest rate multiplied by the account balance at the beginning of the year. Subject to certain limitations, most vested retirement benefits available under the Plan are insured by the Pension Benefit Guaranty Corporation ("PBGC"). The Company is in compliance with the minimum funding standards required by the Employee Retirement Income Security Act of 1974 ("ERISA").

     In connection with the Recapitalization transaction, the Company contributed an additional $12.5 million to the Plan on December 23, 1996, pursuant to an agreement with the PBGC. Total contributions made in 1996 and 1997 were $18.9 million and $6.6 million, respectively.

     The Company also agreed to make future contributions to the Plan in an amount required to cause the credit balance at the end of each Plan year to be at least equal to the required credit balance of $12.5 million plus interest. The Company is not required to make any payment that would

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

not be deductible under Internal Revenue Code section 404. The Company's credit balance maintenance requirement terminates when the Company's debt obtains specified rating levels (or, if there are no such ratings from certain major ratings agencies, when the Company meets a fixed charge coverage ratio test), but in no event earlier than December 31, 2001. In addition, such credit balance maintenance requirements terminate if the Plan's unfunded benefit liabilities are zero at the end of two consecutive Plan years.

     The Company also contributes to government mandated plans and maintains various noncontributory retirement plans at certain foreign subsidiaries, some of which are considered to be defined benefit plans for accounting purposes.

     A summary of the components of net periodic pension cost for the defined benefit plans is as follows:


                                                                FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------
                                                           1995                                 1996
                                           ------------------------------------ ------------------------------------
                                               U.S.      NON-U.S.      TOTAL        U.S.      NON-U.S.      TOTAL
                                           ------------ ---------- ------------ ------------ ---------- ------------
                                                                        (IN THOUSANDS)

Service costs for benefits earned
 during the period .......................  $    2,774    $  717    $    3,491   $    2,834    $  674    $    3,508
Interest costs on projected benefit
 obligation ..............................       8,074       946         9,020        8,488       893         9,381
Actual return on plan assets .............     (15,960)       --       (15,960)     (11,070)       --       (11,070)
Net amortization and deferral ............       9,390       182         9,572        5,668       188         5,856
                                            ----------    ------    ----------   ----------    ------    ----------
Net periodic pension cost of the plans.     $    4,278    $1,845    $    6,123   $    5,920    $1,755    $    7,675
                                            ==========    ======    ==========   ==========    ======    ==========


                                             FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                                           1997
                                           ------------------------------------
                                               U.S.      NON-U.S.      TOTAL
                                           ------------ ---------- ------------
                                                      (IN THOUSANDS)
Service costs for benefits earned
 during the period .......................  $    2,671    $  550    $    3,221
Interest costs on projected benefit
 obligation ..............................       8,804       789         9,593
Actual return on plan assets .............     (15,558)       --       (15,558)
Net amortization and deferral ............       6,862       150         7,012
                                            ----------    ------    ----------
Net periodic pension cost of the plans.     $    2,779    $1,489    $    4,268
                                            ==========    ======    ==========

     The funded status of the defined benefit plans is summarized as follows:


                                                                          AS OF DECEMBER 31,
                                               -------------------------------------------------------------------------
                                                               1996                                 1997
                                               ------------------------------------ ------------------------------------
                                                   U.S.      NON-U.S.      TOTAL        U.S.      NON-U.S.      TOTAL
                                               ----------- ------------ ----------- ----------- ------------ -----------
                                                                            (IN THOUSANDS)

Actuarial present value of accumulated
 benefit obligation including vested benefits
 of $119,093 and $134,491 at December 31,
 1996 and 1997, respectively .................  $111,921    $  10,350    $ 122,271   $126,975    $   9,557    $ 136,532
                                                --------    ---------    ---------   --------    ---------    ---------
Projected benefit obligation .................   114,710       12,198      126,908    130,036       10,753      140,789
Plan assets at fair value, primarily fixed
 income and equity securities ................   114,264           --      114,264    129,421           --      129,421
                                                --------    ---------    ---------   --------    ---------    ---------
Projected benefit obligation in excess of plan
 assets ......................................      (446)     (12,198)     (12,644)      (615)     (10,753)     (11,368)
Unrecognized net transition (asset)
 obligation ..................................      (225)         644          419       (164)         471          307
Unrecognized prior service benefit ...........    (2,953)          --       (2,953)    (2,542)          --       (2,542)
Unrecognized net loss ........................    12,811        1,813       14,624     16,352        1,260       17,612
Additional liability .........................        --         (719)        (719)        --         (706)        (706)
                                                --------    ---------    ---------   --------    ---------    ---------
(Accrued) prepaid pension costs for defined
 benefit plans ...............................  $  9,187    $ (10,460)   $  (1,273)  $ 13,031    $  (9,728)   $   3,303
                                                ========    =========    =========   ========    =========    =========

     Assumptions used were:


                                                       1995                     1996                     1997
                                             ------------------------ ------------------------ -------------------------
                                                U.S.      NON-U.S.       U.S.      NON-U.S.       U.S.       NON-U.S.
                                             --------- -------------- --------- -------------- ---------- --------------
Discount and settlement rate ...............     7.5%   6.5%-8.5%         8.0%   7.0%-8.0%         7.25%   6.5%-7.0%
Rate of increase in compensation levels.....     7.0%   3.5%-5.5%         5.5%   3.5%-5.0%          5.0%   3.5%-5.0%
Expected long-term rate of return on
 assets ....................................     9.0%      N/A            9.0%      N/A             9.0%      N/A

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

     In 1996 and 1997, the Company recorded liabilities of $0.7 million for the portion of its unfunded pension liabilities that had not been recognized as expense and an adjustment to equity of $0.7 million.

     Contributions to other foreign defined contribution plans were $5.9 million, $6.2 million and $7.5 million in 1995, 1996 and 1997, respectively.

     The Company also has an employee savings plan that qualifies as a deferred salary arrangement under section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer a portion of their pre-tax earnings up to the Internal Revenue Service annual contribution limit. The Company currently matches 100% of each employee's contribution up to a maximum of 5% of the employee's earnings up to $150,000. Amounts expensed by the Company for its contributions to the plan were $6.4 million, $7.0 million and $7.8 million in 1995, 1996 and 1997, respectively. Prior to the Recapitalization, the Company's contribution was made through the issuance of the Company's common stock. All of the shares of common stock held in the Plan were purchased by Holdings as part of the Recapitalization. Subsequent to the Recapitalization, matching contributions are satisfied in cash.

NOTE 12--DEFERRED COMPENSATION:

     The Predecessor Company maintained a non-qualified deferred compensation plan for its key executives, the Growth Participation Plan. Participation in the plan was at the discretion of management. Awards of growth participation units ("GPUs") granted under the plan generally vested at the rate of 20% per year. As a result of the Recapitalization, all GPUs (whether fully or partially vested) were canceled for cash consideration of $115 per unit (see Note 4).

     The Company maintains other deferred cash incentive plans which are either tied to operating performance or contractual deferred compensation agreements. The costs of these compensation plans are expensed currently. At December 31, 1996 and 1997, included in other non-current liabilities were deferred compensation liabilities of $17.9 million and $31.1 million, respectively.

NOTE 13--INSTALLMENT PAYMENT OBLIGATIONS:

     Prior to 1997, the Company issued installment notes payable to former equityholders of the Predecessor Company which arose out of the repurchase of Common Stock and LPUs upon termination of employment. Installment notes were paid in five annual installments, the first of which was payable 90 days following termination of employment. In connection with the Recapitalization, all foreign installment notes outstanding at December 12, 1996 were assumed and repaid. The remaining current installment notes of $24.9 million at December 31, 1996 were repaid in the first quarter of 1997.

     Effective in 1997 and pursuant to the Stockholders' Agreement, the Company may, at its election, pay for shares purchased from Management Investors pursuant to a call or put at the applicable call price or the applicable put price in up to four equal installments. The first such installment is payable in cash upon the applicable payment date (generally the June 30 or December 31 closest in time following termination of employment) and the remaining installments are evidenced by a non-negotiable obligation from the Company to the Management Investor. At December 31, 1997, current and non-current installment notes of $3.2 million and $6.5 million, respectively, were payable to former Management Investors.

     Interest accrues and is payable annually with each installment payment at a rate equal to the applicable federal rate in effect as published by the Internal Revenue Service, compounded semi-annually. For 1997, the interest rate ranged from 5.68% to 6.14%.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

NOTE 14--LOANS PAYABLE:

     Short Term: The Company's short term loans payable are primarily advances under bank lines of credit and generally bear interest at prevailing market rates. The Company's current loans payable of $36.3 million and $10.8 million include the short-term portion of long-term loans payable of $14.7 million and $1.2 million at December 31, 1996 and 1997 respectively.

     Long-term loans payable are comprised of the following at December 31:


                                                       AS OF DECEMBER 31,
                                                    -------------------------
                                                        1996          1997
                                                    -----------   -----------
                                                         (IN THOUSANDS)
       Senior Secured Credit Facilities .........    $219,282      $330,552
       Capital lease obligations ................         611           404
       Other borrowings .........................         859           818
                                                     --------      --------
                                                      220,752       331,774
       Less--Current portion ....................      14,670         1,222
                                                     --------      --------
                                                     $206,082      $330,552
                                                     ========      ========


     In connection with the Recapitalization, in December 1996, the Company entered into Senior Secured Credit Facilities (the "Credit Facilities") amounting to $700 million with a group of banks arranged by Bank of America, with The Bank of New York, Citibank N.A., Credit Lyonnais and Wachovia Bank as managing agents. The Credit Facilities consist of a six and one-half year $400 million term loan and a six and one-half year $300 million revolving credit facility. The term loan is available in two drawings of $200 million each: the first drawdown occurred in December 1996, while the second drawdown occurred on March 18, 1997. The Company's obligations under the Credit Facilities are secured by a security interest in certain domestic assets, including its headquarters building in New York, all of the capital stock of the direct and indirect domestic subsidiaries of the Company and 66.7% of the capital stock of the Company's first-tier non-U.S. subsidiaries. The Company pays a commitment fee ranging from 0.20% to 0.50% on the unused portion of the total Credit Facilities. The Credit Facilities include several credit sensitive pricing options (LIBOR, Base Rate Loans, Fronted Loans and Swing Line Loans), letter of credit issuances and a $175 million multi-currency subfacility. The applicable interest rate was 6.915% and 6.875% at December 31, 1996 and 1997, respectively.

     The Credit Facilities contain various covenants which contain interest, fixed charge, and debt coverage ratios, the maintenance of minimum net worth and limitations on the amount of debt, liens, asset sales, dividends and acquisitions. Deferred financing costs of $9.2 million were capitalized and are being amortized over the six and one-half year term of the Credit Facilities.

     The Company is required to enter into interest rate protection agreements with respect to $100 million of the initial drawdown and $100 million of the second drawdown.

     In December 1996, the Company entered into a two year $50 million notional principal amount interest rate floored-swap, and pays, on a quarterly basis, fixed interest equal to 6.00% and receives interest based on floating three-month LIBOR. If LIBOR is less than 5.00%, the Company receives the difference between 5.00% and the three-month LIBOR. This agreement expires December 29, 1998.

     In January 1997, the Company entered into a one year $50 million notional principal amount interest rate cap. The interest rate cap resulted in the Company receiving quarterly, the difference between the amount that three-month LIBOR exceeded the cap rate of 6.25%. This agreement expired January 27, 1998.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

     In February 1997, the Company entered into a four year $50 million notional principal amount interest rate swap. The interest rate swap will result in the Company paying, on a quarterly basis, fixed interest equal to 6.11% and receiving interest based on floating three month LIBOR. This four year interest rate swap agreement expires February 20, 2001.

     In March 1997, the Company entered into a two year $50 million notional principal amount interest rate floored-swap, and pays, on a quarterly basis, fixed interest equal to 6.36% and receives interest based on floating three-month LIBOR. If LIBOR is less than 5.00%, the Company receives the difference between 5.00% and the three-month LIBOR. This agreement expires March 24, 1999.

     In April 1997, the Company entered into a one year $50 million notional principal amount interest rate cap. The interest rate cap will result in the Company receiving quarterly, the difference between the amount that three-month LIBOR exceeds the cap rate of 6.50%. This agreement expires May 1, 1998.

     In June 1997, the Company entered into a four year $25 million notional principal amount interest rate swap. The interest rate swap will result in the Company paying, on a quarterly basis, fixed interest equal to 6.365% and receiving interest based on floating three-month LIBOR. This four year interest rate swap agreement expires June 18, 2001.

     In February 1996, the Predecessor Company entered into a 10-year, $100 million, 7.01% Senior Note transaction with a group of insurance companies. The proceeds were used to reduce the Revolving Credit Agreement borrowings. This note was repaid by proceeds from the Credit Facilities. A prepayment penalty of $1.8 million was paid in 1996 and is included as a component of interest expense.

     In June 1996, the Predecessor Company entered into a $150 million, five year Revolving Credit Agreement. The Company paid a facility fee ranging from 0.125% to 0.30% on the full amount of the committed facility. This agreement included several pricing options (LIBOR, Bid Loans and Swing Line Loans), letter of credit issuances and multi-currency borrowing options. This Revolving Credit Agreement was repaid by proceeds from the Credit Facilities.

     In June 1994, the Predecessor Company entered into a $225 million, three year Revolving Credit Agreement. The Company paid a facility fee ranging from 0.20% to 0.375% on the full amount of the committed facility. This revolving credit agreement included several pricing options (LIBOR, Bid Loans and Swing Line Loans), letter of credit issuances and multicurrency borrowing options. The Revolving Credit Agreement was replaced by the five year Revolving Credit Agreement entered into in June 1996.

     In October 1991, the Predecessor Company arranged a seven year $40 million, 8.75% Senior Note transaction with the Prudential Insurance Company. This note was repaid by proceeds from the Credit Facilities. A prepayment penalty of $1.1 million was paid in 1996 and is included as a component of interest expense.

     In January 1991, the Predecessor Company entered into a five year, $20 million notional principal amount interest rate swap. The Predecessor Company paid, on a semi-annual basis, fixed interest rate equal to 8.485% and received interest based on floating six-month LIBOR. This agreement expired January 22, 1996.

     At December 31, 1997, the Company had $690 million in availability under its commercial lines of credit ($449 million in the U.S. and $241 million outside the U.S.). Unused commercial lines of credit at December 31, 1997 were $349 million. The Company paid commitment fees of approximately $0.9 million on the unused portion of the U.S. credit lines and varying fees on the foreign credit lines. At December 31, 1996, the Company had $802 million in availability under its

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

commercial lines of credit ($540 million in the U.S. and $262 million outside the U.S.). Unused commercial lines of credit at December 31, 1996 were $560 million. The Company paid commitment fees of approximately $0.1 million on the unused portion of the U.S. credit lines and varying fees on the foreign credit lines.

     Repayment requirements on long-term loans existing at December 31, 1997 are as follows:


                              TOTAL
                          (IN THOUSANDS)
                         ---------------
  1998 ...............      $   1,222
  1999 ...............         50,250
  2000 ...............         68,750
  2001 ...............         71,250
  2002 ...............         84,583
  Thereafter .........         55,719
                            ---------
                            $ 331,774
                            =========


NOTE 15--EQUITY:

     The following schedule summarizes the changes in the number of outstanding shares of preferred stock, common stock, LPUs and treasury stock:


                                                                 NON-VOTING          LIMITED
                               PREFERRED     VOTING COMMON         COMMON          PARTNERSHIP       COMMON STOCK
                                 STOCK           STOCK              STOCK             UNITS           IN TREASURY
                              -----------   ---------------   ----------------   ---------------   ----------------
BALANCE 12/31/94 ..........       1,252                --         16,000,000         2,465,729         13,190,263
                                  -----                --         ----------         ---------         ----------
 Issued ...................         563                --                 --            43,000           (289,970)
 Repurchased ..............        (491)               --                 --          (476,719)           365,779
                                  -----                --         ----------         ---------         ----------
BALANCE 12/31/95 ..........       1,324                --         16,000,000         2,032,010         13,266,072
                                  -----                --         ----------         ---------         ----------
 Issued ...................          67                --                 --            83,993           (215,907)
 Repurchased ..............          --                --                 --          (246,321)           491,733
 Recapitalization .........      (1,391)       58,469,280        (16,000,000)       (1,869,682)       (13,541,898)
                                 ------        ----------        -----------        ----------        -----------
BALANCE 12/31/96 ..........          --        58,469,280                 --                --                 --
                                 ------        ----------        -----------        ----------        -----------
 Issued ...................          --         4,391,010                 --                --                 --
 Repurchased ..............          --        (1,115,160)                --                --          1,115,160
                                 ------        ----------        -----------        ----------        -----------
BALANCE 12/31/97 ..........          --        61,745,130                 --                --          1,115,160
                                 ======        ==========        ===========        ==========        ===========

     The preferred stock of the Predecessor Company was owned by members of the Predecessor Company's Board of Directors. The Predecessor Company had the right to reacquire the preferred stock when the holder ceased to be a member of the Board of Directors.

     On December 12, 1996, all outstanding Predecessor Company equity was purchased for cash or exchanged for Company common stock pursuant to the Recapitalization. In addition, all outstanding Predecessor Company options were canceled for cash consideration or the award of Company options and all outstanding GPUs were canceled for cash consideration (see Note 4). In addition, all treasury shares were retired.

     In connection with the consummation of the Recapitalization in December 1996, the Company created a class of preferred stock designated as Money Market Preferred Stock (the "Money Market Preferred"). The Money Market Preferred carries a variable rate dividend and is redeemable at the

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

Company's election for $115.00 per share following the fifth anniversary of the issuance thereof. At December 31, 1996 and 1997, 50,000 shares of Money Market Preferred were authorized. 87 shares of Money Market Preferred were issued and outstanding at December 31, 1996 and 1997.

     In connection with the Recapitalization, the Company also issued 11,086,950 shares of common stock ("Restricted Shares") to a trust ("Restricted Stock Trust"). All Restricted Shares held in the Restricted Stock Trust are deposited in the Management Voting Trust. Any employee awarded Restricted Shares under the plan will become vested in the Restricted Shares on the earlier of (i) a change of control event (as defined); (ii) the consummation of an initial public offering or the six month anniversary following an initial public offering if, in connection with the offering, the holders are unable to sell such Restricted Shares; and (iii) upon any other event as determined by the Compensation Committee of the Board of Directors with the written consent of the HFCP Investors, if prior to an initial public offering, and the Management Voting Trust. The Company has recorded unearned compensation of $85 million and $136.7 million, representing the fair value of the Restricted Shares at December 31, 1996 and 1997, respectively. Compensation expense will be recognized when vesting becomes probable and will be equal to the fair value of the common stock at the time that the Restricted Shares become vested. At December 31, 1996 and 1997, a total of 11,086,950 shares were outstanding and held in the Restricted Stock Trust.

NOTE 16--MANDATORILY REDEEMABLE EQUITY SECURITIES:

     Concurrent with the Recapitalization, the Company entered into a Stockholders' agreement which includes both put rights and calls on the Company's common stock. The Company has the right to purchase shares and the stockholder has the right to cause the Company to purchase such shares at certain times and subject to certain conditions. The put provision becomes enforceable upon termination of employment for Management Investors if the Company has not previously exercised its call right and upon the six-year anniversary of the Recapitalization for HFCP. The carrying value of the mandatorily redeemable equity securities held by the Management Investors is equivalent to the redemption value of $7.67 and $12.33 at December 31, 1996 and 1997, respectively. The carrying value of the Mandatorily Redeemable Equity Securities for common shares held by HFCP is being accreted to redemption value over the six year period from the date of the Recapitalization. Accordingly, the carrying value of Mandatorily Redeemable Equity Securities held by HFCP was $7.67 and $8.47 at December 31, 1996 and 1997, respectively.

     The accretion from carrying value to redemption value for the respective periods is reflected as a charge to capital surplus. Both the calls and puts terminate upon the earlier to occur of an initial public offering or such time as the Common Stock is listed for trading on a national securities exchange.

NOTE 17--OPTIONS:

     Under the Company's 1992 Stock Option Plan, options to purchase an aggregate of 8,000,000 shares of common stock, at a price not less than the prior year-end book value, as defined, could be granted to key employees. The Predecessor Company also had an LPU Option Plan with substantially the same terms as the common stock option plan. In accordance with the Recapitalization (as discussed below), all prior option plans were terminated.

     In connection with the Recapitalization, the shareholders approved a stock option plan (the "Stock Option Plan") which allowed the Board of Directors to grant to employees of the Company options to purchase up to 33,173,565 shares of Company common stock. The Stock Option Plan governs both the Rollover Options and certain other executive options (the "Executive Options").

     At the closing of the Recapitalization (see Note 4), the Board of Directors granted the Rollover Options which were immediately vested and exercisable. Each Rollover Option has an exercise price

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

of $1.92 per share, with certain limited exceptions outside of the U.S. Of the Rollover Options, 50% have a term of five years and the remaining 50% have a term of seven years. In connection with the issuance of the Rollover Options, the Company recognized compensation expense of $96.7 million (see Note 4).

     At the closing of the Recapitalization, the Board of Directors granted to employees 5,200,590 options to purchase shares of Company common stock at $7.67 per share (the "Closing Options"). The Closing Options vest as follows: 40% on the grant date, 30% on the third anniversary of the grant date and 30% on the fifth anniversary of the grant date.

     Pursuant to the Stock Option Plan, the Board of Directors had the right to grant additional options (the "Additional Options") to purchase up to 2,974,410 shares of Company common stock plus any shares that became available through the cancellation of unexercised Executive Options. Through December 31, 1997, Additional Options to purchase 1,891,200 shares of Company common stock had been granted, each at $7.67 per share. As a result, during 1997 the Company recognized a compensation charge of $1.3 million representing the difference between the estimated fair market value of Company common stock and the exercise price of $7.67 on date of grant in accordance with the applicable vesting provisions of the Additional Options.

     Additionally, at the closing of the Recapitalization, the Company issued options to HFCP (see Note 4) to purchase 2,598,105 shares of Company common stock at $7.67 per share which were exercisable immediately and expire on the seventh anniversary of the closing. The HFCP Options are not governed under the Stock Option Plan.

     In December 1997, the Company adopted the Young & Rubicam Inc. 1997 Incentive Compensation Plan (the "Incentive Compensation Plan" or "ICP"). The ICP superseded the Stock Option Plan and amended and restated the Restricted Stock Plan (the Stock Option Plan and the Restricted Stock Plan (prior to such amendment and restatement) (the "Preexisting Plans"), although all awards granted prior to the adoption of the ICP, and any grants of Restricted Stock made after such adoption but on or prior to March 31, 1998, will remain outstanding in accordance with their terms and will be subject to the terms of the Preexisting Plans.

     The ICP provides for grants of stock options, stock appreciation rights ("SARS"), Restricted Stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards"). Under the ICP, the total number of shares of Company common stock reserved and available for delivery to participants in connection with Awards is 19,125,000, plus the number of shares of Company common stock subject to awards under the Preexisting Plans that become available (generally due to cancellation or forfeiture) after the effective date of the ICP; provided, however that the total number of shares of Company common stock with respect to which incentive stock options ("ISO") may be granted shall not exceed 15,000,000. Any shares of Company common stock delivered under the ICP may consist of authorized and unissued shares or treasury shares.

     The Board of Directors is authorized to grant stock options, including both incentive stock options, non-qualified stock options, and SARS entitling the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR is determined by the Board of Directors, but must not be less than the fair market value of a share of common stock on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARS at or following termination of employment generally is fixed by the Board of Directors, except no option or SAR may have a term exceeding ten years.

     The Board of Directors may, at its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

control" of the Company except to the extent otherwise provided in the award agreement. In addition, the Board of Directors may provide that the performance goals relating to any performance-based awards will be deemed to have been met upon the occurrence of any change in control.

     In December 1997, the Company granted options to employees to purchase an aggregate of 9,577,950 shares of Company common stock at $12.33 per share, the fair market value of such common stock as of the date of grant. Each such option will expire if not exercised ten years after the date of grant and will be fully exercisable on the fifth anniversary of the date of grant if the recipient remains an employee of the Company or an affiliate as of such date; provided, however, that in the event that the Company completes an initial public offering of its common stock prior to December 31, 1999, the exercisability of 33 1/3% of the shares subject to any such option will accelerate to December 31, 2000, if the recipient remains an employee of the Company or an affiliate as of December 31, 2000, and an additional 33 1/3% of the shares subject to any such option will accelerate to December 31, 2001, if the recipient remains an employee of the Company or an affiliate as of December 31, 2001. Of the 9,577,950 options granted in December 1997, options to purchase 1,152,150 shares of common stock will not become exercisable until nine years and nine months from the date of grant, unless certain 1998 operating targets are met, in which case the vesting schedule described above will apply.

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25, and related interpretations in accounting for its plans. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plans consistent with the methodology prescribed by SFAS 123, the Company's SFAS 123 net loss would be increased by $1.3 million and $9.4 million for 1995 and 1996 and the net loss and net loss per common share would be increased by $6.3 million and $.13, respectively, for 1997.

     These SFAS 123 pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for the period ended December 31, 1995, 1996 and 1997, respectively:

ADDITIONAL OPTIONS


                                       1995               1996               1997
                                 ----------------   ----------------   ----------------
Expected term ................   2-10 years         5-10 years         10 years
Risk-free rate ...............    5.41%-7.22%        5.92%-6.61%        5.59%-7.12%
Dividend yield ...............            0%                 0%                 0%
Expected volatility ..........            0%                 0%                 0%


     The weighted-average fair value and weighted average exercise price of options granted prior to the Recapitalization for which the exercise price equals the fair value of Company common stock on the grant date was $11.23 and $44.65 in 1995, respectively, and $13.28 and $47.14, in 1996, respectively. The weighted-average fair value and weighted-average exercise price of options granted on and subsequent to the Recapitalization for which the exercise price equals the fair value of Company common stock on the grant date was $3.69 and $7.67 in 1996, respectively, and $5.28 and $12.33 in 1997, respectively.

     The weighted-average fair value and weighted-average exercise price of options granted for which the exercise price was less than the fair value of Company common stock on the grant date

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

was  $6.30  and  $1.97  in  1996,  respectively  and  $6.76  and  $7.67 in 1997, respectively. There were no option issuances prior to the Recapitalization for which the exercise price was less than the estimated fair value of Company common stock on the date of grant.

     The Black-Scholes option valuation model was developed for use in estimating the weighted-average fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Transactions involving options are summarized as follows:


                                                                 WEIGHTED-
                                                OPTIONS           AVERAGE
                                              OUTSTANDING      EXERCISE PRICE
                                            ---------------   ---------------
JANUARY 1, 1995 .........................       1,633,110     $ 40.51
 Granted ................................       1,197,722       44.72
 Exercised ..............................        (144,400)      34.26
 Cancellations ..........................        (260,324)      40.17
                                                ---------      -------
DECEMBER 31, 1995 .......................       2,426,108       42.99
                                                ---------      -------
 Granted ................................         284,773       47.14
 Exercised ..............................        (252,278)      41.94
 Cancellations ..........................        (167,940)      42.83
 Recapitalization cancellations .........      (2,290,663)      43.64
 Recapitalization grants ................      24,622,260        3.76
                                               ----------      -------
DECEMBER 31, 1996 .......................      24,622,260        3.76
                                               ----------      -------
 Granted ................................      11,469,150       11.56
 Exercised ..............................      (4,250,790)       2.19
 Cancellations ..........................        (827,415)       4.50
                                               ----------      -------
DECEMBER 31, 1997 .......................      31,013,205        6.84
                                               ==========      =======

     The following information is as of December 31, 1997:


Number outstanding ..................................      12,312,690        9,122,565        9,577,950
                                                           ----------        ---------        ---------
Weighted-average contractual life, in years .........               6               10               10
Weighted-average exercise price .....................    $       1.92      $      7.67      $     12.33
                                                         ------------      -----------      -----------
Number exercisable ..................................      12,312,690        4,930,305                0
                                                         ------------      -----------      -----------
Weighted-average exercise price .....................    $       1.92      $      7.67      $     12.33
                                                         ------------      -----------      -----------

     The following information is as of December 31, 1995 and 1996:


                                                                1995                       1996
                                                         ------------------   ------------------------------
Range of Exercise Prices .............................     $ 35.85-$44.65      $      1.92      $     7.67
                                                           --------------      -----------      ----------
Number outstanding ...................................          2,426,108       16,823,565       7,798,695
                                                           --------------      -----------      ----------
Weighted-average contractual life, in years ..........                  5                6              10
Weighted-average exercise price ......................     $        42.96      $      1.92      $     7.67
                                                           --------------      -----------      ----------
Number exercisable ...................................            544,004       16,823,565       4,678,335
                                                           --------------      -----------      ----------
Weighted-average exercise price ......................     $        40.92      $      1.92      $     7.67
                                                           --------------      -----------      ----------

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 18--LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES:

     The Company has performed, and continues to perform, services for clients in a wide range of businesses, including tobacco products manufacturers. As a result, the Company may from time to time be joined as a defendant in litigation brought against its clients and others by third parties, including its competitors, governmental and regulatory bodies, or consumers, alleging that advertising claims made through the Company with respect to such clients' products are false, deceptive or misleading; that such clients products are defective, injurious or pose some manner of threat to the public generally; or that marketing or communications materials created for such clients infringe upon the proprietary rights of third parties. The Company's practice is to attempt to minimize such potential liabilities through insurance coverage and/or indemnification provisions in its agreements with clients and others.

     Recently, the Company was named as a defendant in an action brought by a county government against tobacco products manufacturers (including a current and a former client of the Company) and others alleging that, because the Company performed advertising and other professional services for such clients, the Company is liable for damages for health and other claims. While this action is in its early stages and the allegations against the Company have not been made with specificity, the Company believes it has meritorious defenses to the claims and intends to contest them vigorously.

     The Company is named as party in litigation matters which arise in the ordinary course of its business, including claims by former employees for money damages and other relief based upon the circumstances or consequences of their separation from employment. The Company believes that it has meritorious defenses to these claims, and is contesting such claims vigorously. In addition, the Company is covered by insurance with respect to some of such claims. Accordingly, the Company does not expect such matters to have a material adverse effect on its consolidated financial position, results of operations or cash flows.

     Net rental expense was $62.4 million, $62.9 million, and $74.4 million in 1995, 1996 and 1997, respectively. Future minimum rental commitments as of December 31, 1997 are as follows:


                           (IN THOUSANDS)
  1998 ................       $ 62,863
  1999 ................         54,525
  2000 ................         42,924
  2001 ................         40,162
  2002 ................         39,119
  Thereafter ..........        108,437


     Certain leases contain renewal options calling for increased rentals. Others contain certain escalation clauses relating to taxes and other operating expenses.

     At December 31, 1996, the Company had outstanding guarantees of $18.6 million in support of credit lines of unconsolidated companies. At December 31, 1997, the Company had outstanding guarantees of $7.6 million in support of credit lines of unconsolidated companies.

     The Company and its corporate affiliates conduct business in various developing countries in Asia, Africa, Latin America and Eastern Europe, where the systems and bodies of commercial law and trade practices arising thereunder are in a continuing state of evolution. Commercial laws in such countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under such circumstances, it is difficult for the Company to determine with certainty at all times the exact requirements of such local laws. Nevertheless, the Company believes that any difficulty in compliance with local laws in such developing countries will not have a materially adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 19--FAIR VALUE OF FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES:

     At December 31, 1996 and 1997, the carrying value of the Company's financial instruments approximated fair value in all material respects.

     The Company entered into interest rate exchange agreements with off-balance sheet risk in order to reduce its exposure to changes in interest rates on its variable rate long-term debt. These interest rate exchange agreements included interest rate swaps, interest rate floors and interest rate caps. At December 31, 1996 and 1997, the notional amount of these agreements was $50 million and $275 million, respectively (see Note 14). The fair value, which has been estimated based upon quotations from independent third party banks, approximated the notional amount at December 31, 1996 and 1997.

     The Company enters into forward foreign exchange contracts to hedge certain assets and liabilities which are recorded in a currency different from that in which they settle. The purpose of these contracts is almost exclusively to hedge intercompany transactions. The Company's forward foreign exchange contracts do not create exchange rate risk because gains and losses on these contracts generally offset losses and gains on the foreign currency denominated intercompany transactions. The gains and losses on these positions are deferred and included in the basis of the transaction upon settlement. The terms of these contracts are generally a one month maturity. The tables below summarize the Company's forward foreign exchange contracts outstanding at December 31, 1996 and 1997. The "buy" amounts represent the U.S. dollar equivalent of commitments to purchase the respective currency, and the "sell" amounts represent the U.S. dollar equivalent of commitments to sell the respective currency.


                                       COMPANY     COMPANY
                                         BUYS       SELLS
                                      ---------   --------
                                         (IN THOUSANDS)
  1996
  Canadian Dollar .................    $    --     $8,399
  Italian Lira ....................      4,524         --
  Swiss Franc .....................      5,934         --
  Japanese Yen ....................      6,199         --
                                       -------     ------
                                       $16,657     $8,399
                                       =======     ======



                                           COMPANY      COMPANY
                                             BUYS        SELLS
                                          ---------   ----------
                                              (IN THOUSANDS)
  1997
  German Deutschemark .................    $    --     $13,318
  Italian Lira ........................         --       3,901
  Swedish Krona .......................         --       1,268
  Swiss Franc .........................      6,849          --
  Japanese Yen ........................      5,975          --
                                           -------     -------
                                           $12,824     $18,487
                                           =======     =======


     Management believes the risk of incurring losses due to credit risk and foreign exchange would not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 20--SUBSEQUENT EVENT--COMMON STOCK DIVIDEND

     On April 6, 1998, the Board of Directors declared a stock dividend of 14 shares of common stock payable for each share of common stock outstanding on the effective date of the Company's planned initial public offering (see Note 21). Common stock and accumulated deficit reflected in the historical balance sheets at December 31, 1996 and 1997 have been restated to reflect the common stock dividend. The number of common shares the Company is authorized to issue was also increased from 10 million to 250 million and the number of authorized preferred shares, none of which have been issued, was increased from 50,000 to 10 million.

     All references in the consolidated financial statements to shares, share prices, per share data, including stock option and stock option plan information, for periods after the 1996 Recapitalization are reflected on a post dividend basis. All references in the historical financial statements to common shares and Limited Partnership Units in Predecessor entities including option and option plan information are reflected on a pre-dividend basis.

NOTE 21--PUBLIC OFFERING AND RELATED TRANSACTIONS SUBSEQUENT TO THE DATE OF THE INDEPENDENT ACCOUNTANTS REPORT (UNAUDITED)

     PUBLIC OFFERING: On May 15, 1998, the Company closed its initial public offering of common stock (the "Offering"). An aggregate of 19,090,000 shares (including 2,490,000 shares subject to the underwriters' overallotment option) of the Company's common stock was offered to the public, of which 6,912,730 shares were sold by the Company and 12,177,270 shares were sold by certain selling stockholders. Net proceeds to the Company were $158.6 million, after deducting underwriting discounts and commissions and expenses paid by the Company in connection with the Offering. The Company did not receive any of the net proceeds from the sale of common stock by the selling stockholders. The Company used the net proceeds from the Offering together with $155 million of borrowings under a new credit facility (see below) to repay all of the outstanding borrowings under its then existing $700 million senior secured credit facility.

     NEW DEBT FACILITY: On May 15, 1998, the Company entered into a $400 million, five-year unsecured multicurrency revolving credit facility (the "New Credit Facility") which replaced its then existing $700 million senior secured credit facility. The New Credit Facility contains certain financial and operating restrictions and covenant requirements, including a maximum leverage ratio and a minimum interest coverage requirement. The Company is required to pay a facility fee tied to the leverage ratio ranging from 0.125% to 0.2% per annum. Under the terms of the New Credit Facility, interest charged on loans ranges from base rate to Eurodollar and Eurocurrency rate plus applicable margins tied to the leverage ratio ranging from 0.275% to 0.3%. On May 15, 1998, the Company used the net proceeds from the Offering together with $155 million of borrowings under the New Credit Facility to repay all outstanding borrowings under its then existing $700 million senior secured credit facility. Approximately $7.3 million of unamortized deferred financing costs related to the replaced credit facility were charged to expense and were reflected as an extraordinary charge, net of an applicable tax benefit of approximately $2.8 million, in the Company's consolidated statements of operations for the nine months ended September 30, 1998.

     RESTRICTED STOCK: Upon the consummation of the Offering, 9,231,105 shares of common stock ("Restricted Stock") held in a restricted stock trust vested and resulted in non-recurring, non-cash, pre-tax compensation charges of $234.4 million which were reflected as "other operating charges" in the Company's consolidated statements of operations for the nine months ended September 30, 1998. The Company redeemed the remaining 1,855,845 shares of Restricted Stock held in the restricted stock trust upon the consummation of the Offering.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                              DECEMBER 31,     SEPTEMBER 30,
                                                                                                  1997             1998
                                                                                             --------------   --------------
                                                                                                                (UNAUDITED)
CURRENT ASSETS
 Cash and cash equivalents ...............................................................     $  160,263       $   71,181
 Accounts receivable, net of allowance for doubtful accounts of $14,125 and $15,509 at
  December 31, 1997 and ,September 30, 1998 respectively .................................        790,342          780,230
 Costs billable to clients, net ..........................................................         50,479           80,479
 Other receivables .......................................................................         35,218           38,568
 Deferred income taxes ...................................................................         32,832           26,434
 Prepaid expenses and other assets .......................................................         17,989           30,657
                                                                                               ----------       ----------
  Total Current Assets ...................................................................      1,087,123        1,027,549
                                                                                               ----------       ----------
NONCURRENT ASSETS
 Property and equipment, net .............................................................        125,014          123,092
 Deferred income taxes ...................................................................        124,192          164,754
 Goodwill, less accumulated amortization of $80,166 and $85,269 at December 31, 1997 and
  September 30, 1998, respectively .......................................................        116,637          111,065
 Equity in net assets of and advances to unconsolidated companies ........................         26,393           30,741
 Other assets ............................................................................         48,660           38,012
                                                                                               ----------       ----------
  Total Noncurrent Assets ................................................................        440,896          467,664
                                                                                               ----------       ----------
  Total Assets ...........................................................................     $1,528,019       $1,495,213
                                                                                               ==========       ==========
CURRENT LIABILITIES
 Loans payable ...........................................................................     $   10,765       $   37,822
 Accounts payable ........................................................................        811,162          834,592
 Installment notes payable ...............................................................          3,231              451
 Accrued expenses and other liabilities ..................................................        273,011          238,022
 Accrued payroll and bonuses .............................................................         65,458           61,601
 Income taxes payable ....................................................................         29,665            2,948
                                                                                               ----------       ----------
  Total Current Liabilities ..............................................................      1,193,292        1,175,436
                                                                                               ----------       ----------
NONCURRENT LIABILITIES
 Loans payable ...........................................................................        330,552           70,469
 Installment notes payable ...............................................................          6,503              400
 Deferred compensation ...................................................................         31,077           32,542
 Other liabilities .......................................................................        112,851          109,299
                                                                                               ----------       ----------
  Total Noncurrent Liabilities ...........................................................        480,983          212,710
                                                                                               ----------       ----------
 Commitments and Contingencies
 Minority Interest .......................................................................          6,987            5,757
                                                                                               ----------       ----------
MANDATORILY REDEEMABLE EQUITY SECURITIES
 Common stock, par value $.01 per share; authorized - 250,000,000 shares; issued and  outstanding  50,658,180  shares and - 0 shares at  December  31, 1997 and
  September 30,  1998, respectively ......................................................        508,471               --
                                                                                               ----------       ----------
STOCKHOLDERS' EQUITY/(DEFICIT) Preferred stock:
  Money Market Preferred Stock - Cumulative variable dividend; liquidating value of
   $115.00 per share; one-tenth of one vote per share; authorized 50,000 shares; 87 shares
   issued and outstanding .................................................................             -               --
                                                                                               ----------       ----------
  Cumulative Participating Junior Preferred Stock - $ dividend; liquidating value of
   $1.00 per share; 100 votes per share; authorized 2,500,000 shares; no shares issued and
   outstanding...................................................................                      --               --
                                                                                               ----------       ----------
 Common stock, par value $.01 per share; authorized - 250,000,000 shares; issued and  outstanding - 11,086,950 and  66,215,842  shares at December 31, 1997 and
  September 30,1998, respectively (excluding 1,115,160 and 4,393,848 common shares
  in treasury) ...........................................................................            111              706
 Capital surplus .........................................................................         23,613          940,954
 Accumulated deficit .....................................................................       (522,866)        (785,552)
 Cumulative translation adjustment .......................................................        (16,577)         (13,650)
 Pension liability adjustment ............................................................           (706)            (706)
 Common stock in treasury, at cost .......................................................         (8,550)         (40,442)
 Unearned compensation - restricted stock ................................................       (136,739)               -
                                                                                               ----------       ----------
  Total Stockholders' Equity/(Deficit) ...................................................       (661,714)         101,310
                                                                                               ----------       ----------
  Total Liabilities, Mandatorily Redeemable Equity Securities and Stockholders'
   Equity/(Deficit) ......................................................................     $1,528,019       $1,495,213
                                                                                               ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                    SEPTEMBER 30,
                                                          -------------------------------   ------------------------------
                                                               1997             1998             1997             1998
                                                          --------------   --------------   --------------   -------------
 Revenues .............................................    $   333,387      $   375,419      $   977,067      $ 1,095,720

 Compensation expense, including employee benefits.            206,676          227,184          600,767          659,449
 General and administrative expenses ..................        131,013          106,057          331,353          324,783
 Other operating charges ..............................             --               --               --          234,449
                                                           -----------      -----------      -----------      -----------
 Operating expenses ...................................        337,689          333,241          932,120        1,218,681
                                                           -----------      -----------      -----------      -----------
 Income (loss) from operations ........................         (4,302)          42,178           44,947         (122,961)
 Interest expense, net ................................        (10,950)          (2,843)         (28,580)         (13,015)
 Other income .........................................             --               --               --            2,200
                                                           -----------      -----------      -----------      -----------
 Income (loss) before income taxes ....................        (15,252)          39,335           16,367         (133,776)
 Income tax expense (benefit) .........................         (7,796)          15,914            7,855          (22,291)
                                                           -----------      -----------      -----------      -----------
                                                                (7,456)          23,421            8,512         (111,485)
 Equity in net income of unconsolidated companies......          1,621            1,567            4,091            3,194
                                                           -----------      -----------      -----------      -----------
 Minority interest in net (income) loss of consolidated
  subsidiaries ........................................            135             (682)            (698)            (604)
                                                           -----------      -----------      -----------      -----------
 Income (loss) before extraordinary charge ............         (5,700)          24,306           11,905         (108,895)
 Extraordinary charge for early retirement of debt,
  net of tax benefit of $2,834.........................             --               --               --           (4,433)
                                                           -----------      -----------      -----------      -----------
 Net income (loss) ....................................    $    (5,700)     $    24,306      $    11,905      $  (113,328)
                                                           ===========      ===========      ===========      ===========
Earnings (loss) per share:
 Basic:
 Income (loss) before extraordinary charge ............    $     (0.12)     $      0.36      $      0.25      $     (1.84)
                                                           ===========      ===========      ===========      ===========
 Extraordinary charge .................................    $        --      $        --      $        --      $     (0.08)
                                                           ===========      ===========      ===========      ===========
 Net income (loss) ....................................    $     (0.12)     $      0.36      $      0.25      $     (1.92)
                                                           ===========      ===========      ===========      ===========
 Diluted:
 Income (loss) before extraordinary charge ............    $     (0.12)     $      0.29      $      0.20      $     (1.84)
                                                           ===========      ===========      ===========      ===========
 Extraordinary charge .................................    $        --      $        --      $        --      $     (0.08)
                                                           ===========      ===========      ===========      ===========
 Net income (loss) ....................................    $     (0.12)     $      0.29      $      0.20      $     (1.92)
                                                           ===========      ===========      ===========      ===========
Weighted average shares used to compute:
 Basic ................................................     46,566,357       66,608,726       47,109,739       58,939,274
                                                           ===========      ===========      ===========      ===========
 Diluted ..............................................     46,566,357       82,764,754       60,313,689       58,939,274
                                                           ===========      ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                 -----------------------------
                                                                                     1997            1998
                                                                                 ------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income .........................................................    $   11,905      $ (113,328)
 Adjustments to reconcile net (loss) income to net cash used by operating activities:
   Depreciation and amortization .............................................        41,474          43,061
   Other operating charges ...................................................            --         234,449
   Extraordinary charge, net .................................................            --           4,433
   Deferred income tax benefit ...............................................            --         (34,589)
   Equity in net income of unconsolidated companies ..........................        (4,091)         (3,194)
   Dividends from unconsolidated companies ...................................         2,220           1,427
   Minority interest in net income of consolidated subsidiaries ..............           698             604
 Change  in  assets  and  liabilities,   excluding  effects  from  acquisitions,
   dispositions, recapitalization and foreign exchange:
   Accounts receivable, net ..................................................       135,539          15,450
   Costs billable to clients, net ............................................       (31,447)        (27,933)
   Other receivables .........................................................        (2,167)         (3,247)
   Prepaid expenses and other assets .........................................        (7,651)        (12,218)
   Accounts payable ..........................................................       (50,958)         (7,934)
   Accrued expenses and other liabilities ....................................       (30,284)        (49,244)
   Accrued payroll and bonuses ...............................................       (12,900)         (5,901)
   Income taxes payable ......................................................        (8,887)        (23,996)
   Deferred compensation .....................................................         4,295           3,209
   Other .....................................................................         6,750           1,024
                                                                                  ----------      ----------
Net cash provided by operating activities ....................................        54,496          22,073
                                                                                  ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property and equipment .......................................       (38,930)        (34,784)
   Acquisitions, net of cash acquired ........................................        (5,337)           (499)
   Investment in net assets of and advances to unconsolidated companies ......        (3,297)         (4,316)
   Proceeds from notes receivable ............................................           647             339
                                                                                  ----------      ----------
Net cash used in investing activities ........................................       (46,917)        (39,260)
                                                                                  ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loans payable, long-term ....................................       236,361         224,795
   Repayment of loans payable, long-term .....................................       (53,679)       (484,816)
   Proceeds from loans payable, short-term, net ..............................        14,855          65,468
   Proceeds from issuance of common stock in initial public offering, net ....            --         158,637
   Deferred financing costs ..................................................            --            (667)
   Recapitalization payments .................................................      (247,259)             --
   Payments of non-recapitalization deferred compensation ....................          (508)         (3,985)
   Common stock repurchased ..................................................        (1,500)        (31,892)
   Common stock issued and other .............................................            99           7,431
   Payment of installment notes, net .........................................            --          (8,883)
   Dividends paid to minority shareholders ...................................        (1,418)         (1,532)
                                                                                  ----------      ----------
Net cash used in financing activities ........................................       (53,049)        (75,444)
                                                                                  ----------      ----------
Effect of exchange rate changes on cash and cash equivalents .................        (7,002)          3,549
                                                                                  ----------      ----------
Net decrease in cash and cash equivalents ....................................       (52,472)        (89,082)
Cash and cash equivalents, beginning of period ...............................       110,180         160,263
                                                                                  ----------      ----------
Cash and cash equivalents, end of period .....................................    $   57,708      $   71,181
                                                                                  ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Interest paid .............................................................    $   28,563      $   24,660
                                                                                  ==========      ==========
   Income taxes paid .........................................................    $   15,624      $   30,760
                                                                                  ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY/(DEFICIT)

                                 (IN THOUSANDS)


                                                VOTING                                        COMMON
                                                COMMON        CAPITAL       ACCUMULATED      STOCK IN       RESTRICTED
                                                 STOCK        SURPLUS         DEFICIT        TREASURY         STOCK
                                              ----------   -------------   -------------   ------------   -------------
BALANCE AT JANUARY 1, 1997 ................     $111        $  106,825      $ (498,928)     $      --      $  (85,000)
 Net loss .................................       --                --         (23,938)            --              --
 Common stock issued ......................       --             1,501              --             --              --
 Common stock repurchased .................       --                --              --         (8,550)             --
 Unearned compensation-Restricted Stock           --            51,739              --             --         (51,739)
 Common stock options exercised/
   repurchased ............................       44             8,711              --             --              --
 Accretion of mandatorily redeemable
   equity securities ......................      (44)         (145,163)             --             --              --
                                                -----       ----------      ----------      ---------      ----------
BALANCE AT DECEMBER 31, 1997 ..............     $111        $   23,613      $ (522,866)     $  (8,550)     $ (136,739)
 Net loss .................................       --                --        (113,328)            --              --
 Issuance of Restricted Stock .............       --            94,039              --             --         136,739
 Common stock issued and other ............       19             7,412              --             --              --
 Common stock repurchased .................       --                --              --        (31,892)             --
 Issuance of common stock in initial public
   offering, net of expenses ..............       69           158,568              --             --              --
 Accretion of mandatorily redeemable
   equity securities ......................         (3)       (137,942)       (149,358)            --              --
 Conversion of mandatorily redeemable
   equity securities ......................      510           795,264              --             --              --
                                                ------      ----------      ----------      ---------      ----------
BALANCE AT SEPTEMBER 30, 1998 (UNAUDITED).      $706        $  940,954      $ (785,552)     $ (40,442)     $       --
                                                ======      ==========      ==========      =========      ==========

   The accompanying notes are an integral part of these financial statements.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Young & Rubicam Inc. (the "Company") have been prepared pursuant to the rules of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Registration Statements. In the opinion of management, the accompanying financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results for the periods presented.

     The results of operations for the interim periods presented are not necessarily indicative of the results expected for the full year.

NOTE 2--USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates.

NOTE 3--EARNINGS (LOSS) PER SHARE

     The Company computes earnings (loss) per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average shares of common stock outstanding during each period. Diluted earnings per share reflects the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans. Shares used in computing basic and diluted earnings (loss) per share were as follows:


                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                                     SEPTEMBER 30,                 SEPTEMBER 30,
                                              ---------------------------   ----------------------------
                                                  1997           1998           1997            1998
                                              ------------   ------------   ------------   -------------
Basic - weighted average shares ...........   46,566,357     66,608,726     47,109,739      58,939,274
Effect of dilutive securities .............           --     16,156,028     13,203,950              --
                                              ----------     ----------     ----------      ----------
Diluted - weighted average shares .........   46,566,357     82,764,754     60,313,689      58,939,274
                                              ==========     ==========     ==========      ==========

     As of September 30, 1998, there were approximately 30.9 million common stock options outstanding that could potentially dilute basic earnings (loss) per share in the future that were excluded from the computation of diluted loss per share for the nine months ended September 30, 1998 because the effect would be antidilutive.

NOTE 4--RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Company anticipates that the adoption of SFAS No. 133 will not have a significant effect on the financial condition of the Company.

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

NOTE 5--COMPREHENSIVE INCOME (LOSS)

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which requires presentation of information on comprehensive income (loss) and its components in the financial statements. For the Company, comprehensive income (loss) includes net income (loss), foreign currency translation adjustments and minimum pension liability adjustments. Total comprehensive income (loss) and its components for interim periods ended September 30, 1997 and 1998 were as follows (in thousands):


                                                        THREE MONTHS ENDED             NINE MONTHS ENDED
                                                           SEPTEMBER 30,                 SEPTEMBER 30,
                                                     -------------------------   -----------------------------
                                                         1997          1998          1997            1998
                                                     ------------   ----------   ------------   --------------
Net income (loss) ................................     $ (5,700)     $24,306      $  11,905       $ (113,328)
Foreign currency translation adjustment, net of
 tax .............................................       (2,394)       5,036        (11,047)           2,927
Pension liability adjustment, net of tax .........           --           --             --               --
                                                       --------      -------      ---------       ----------
Total comprehensive income (loss) ................     $ (8,094)     $29,342      $     858       $ (110,401)
                                                       ========      =======      =========       ==========

NOTE 6--COMMON STOCK DIVIDEND

     On April 6, 1998, the Board of Directors declared a stock dividend of 14 shares of common stock payable for each share of common stock outstanding, which dividend became effective and was paid on May 11, 1998, the effective date of the Registration Statement filed on Form S-1 for the Company's initial public offering of common stock (the "Offering"). The Company's historical financial statements have been presented to give retroactive effect to such common stock dividend. In addition, the number of shares of common stock the Company is authorized to issue was increased from 10,000,000 to 250,000,000 and the number of authorized preferred shares was increased from 50,000 to 10,000,000. Of the authorized preferred shares, 50,000 shares have been designated as Money Market Preferred Stock and 2,500,000 shares have been designated as Cumulative Participating Junior Preferred Stock.

NOTE 7--PUBLIC OFFERING

     On May 15, 1998, the Company closed the Offering. An aggregate of 19,090,000 shares (including 2,490,000 shares subject to the underwriters' overallotment option) of the Company's common stock was offered to the public, of which 6,912,730 shares were sold by the Company and 12,177,270 shares were sold by certain selling stockholders. Net proceeds to the Company were $158.6 million, after deducting underwriting discounts and commissions and expenses paid by the Company in connection with the Offering. The Company did not receive any of the net proceeds from the sale of common stock by the selling stockholders. The Company used the net proceeds from the Offering together with $155 million of borrowings under a new credit facility (see Note 8) to repay all of the outstanding borrowings under its then existing $700 million senior secured credit facility.

     Upon the consummation of the Offering, 9,231,105 shares of common stock ("Restricted Stock") held in a restricted stock trust vested and resulted in non-recurring, non-cash, pre-tax compensation charges of $234.4 million which have been reflected as "other operating charges" in the Company's consolidated statement of operations for the nine months ended September 30, 1998. The Company redeemed the remaining 1,855,845 shares of Restricted Stock held in the restricted stock trust upon the consummation of the Offering.

NOTE 8--NEW DEBT FACILITY

     On May 15, 1998, the Company entered into a $400 million, five-year unsecured multicurrency revolving credit facility (the "New Credit Facility") which replaced its then existing $700 million senior secured credit facility. The New Credit Facility contains certain financial and operating

                  YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

restrictions and covenant requirements, including a maximum leverage ratio and a minimum interest coverage requirement. The Company is required to pay a facility fee tied to the leverage ratio ranging from 0.125% to 0.2% per annum. Under the terms of the New Credit Facility, interest charged on loans ranges from base rate to Eurodollar and Eurocurrency rate plus applicable margins tied to the leverage ratio ranging from 0.275% to 0.3%. On May 15, 1998, the Company used the net proceeds from the Offering together with $155 million of borrowings under the New Credit Facility to repay all outstanding borrowings under its then existing $700 million senior secured credit facility. Approximately $7.3 million of unamortized deferred financing costs related to the replaced credit facility were charged to expense and have been reflected as an extraordinary charge, net of an applicable tax benefit of approximately $2.8 million, in the Company's consolidated statement of operations for the nine months ended September 30, 1998.

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
NO DEALER,  SALESPERSON  OR OTHER PERSON
IS AUTHORIZED TO GIVE ANY INFORMATION OR
TO REPRESENT  ANYTHING NOT  CONTAINED IN
THIS  PROSPECTUS.  YOU  MUST NOT RELY ON
ANY    UNAUTHORIZED    INFORMATION    OR
REPRESENTATIONS.  THIS  PROSPECTUS IS AN                           [GRAPHIC OMITTED]
OFFER  TO SELL OR A  SOLICITATION  ON AN
OFFER  TO BUY ONLY  THE  SHARES  OFFERED
HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND
IN  JURISDICTIONS  WHERE IT IS LAWFUL TO
DO SO. THE INFORMATION CONTAINED IN THIS
PROSPECTUS  IS  CURRENT  ONLY  AS OF ITS                            10,000,000 SHARES
DATE.                                                                  COMMON STOCK

----------------------------------------
          TABLE OF CONTENTS

----------------------------------------




                                     PAGE
                                    -----
Certain Introductory Matters .........  2
Prospectus Summary ...................  3
Risk Factors .........................  9                       ---------------------------------
The Company .......................... 16
Use of Proceeds ...................... 17                                   PROSPECTUS
Price Range of Common Stock and
   Dividend Policy ................... 17                       ---------------------------------
The Company .......................... 16
Capitalization ....................... 18
The Company .......................... 16
Selected Consolidated Financial
   Data .............................. 19                             BEAR, STEARNS & CO. INC.
Management's Discussion and
   Analysis of Financial Condition and                             DONALDSON, LUFKIN & JENRETTE
   Results of Operations ............. 22
Business ............................. 31
Management ........................... 42                        ---------------------------------
Certain Transactions ................. 58
Principal Stockholders ............... 59                                GOLDMAN, SACHS & CO.
Selling Stockholders ................. 60
Description of Capital Stock ......... 64                            ING BARING FURMAN SELZ LLC
Shares Eligible for Future Sale ...... 77
Certain U.S. Tax Consequences to                                         SALOMON SMITH BARNEY
   Non-United States Holders ......... 80
Underwriting ......................... 82
Legal Matters ........................ 84
Experts .............................. 84
Available Information ................ 85
Index to Consolidated Financial
   Statements ........................F-1                                      , 1998
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions.


     Securities and Exchange Commission registration fee .................       $84,945
     National Association of Securities Dealers, Inc. filing fee .........        30,500
     Legal fees and expenses .............................................          *
     Accounting fees and expenses ........................................          *
     Printing and engraving expenses .....................................          *
     Registrar and transfer agent's fee ..................................          *
     Miscellaneous .......................................................          *
       Total .............................................................       $  *


----------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XI of Young & Rubicam Inc.'s Amended and Restated Certificate of Incorporation provides substantially as follows:

     Section 1. Elimination of Certain Liability of Directors. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 2. Indemnification and Insurance.

     (a) Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company
(including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "servicing at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expense proved by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Section 5 of the Management Voting Trust Agreement provides substantially as follows:

     The Company hereby agrees to assume liability for and does hereby indemnify, protect, save and hold harmless the Voting Trustees and their successors, assigns, agents and servants to the full extent lawful from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever ("Losses") that may be imposed, incurred by or asserted against the Voting Trustees or any of them individually in any way relating to or arising under the Management Voting Trust Agreement or the enforcement of any of the terms thereof or in any way relating to or arising out of the administration of the trusts created thereby or the action or inaction of the Management Voting Trust thereunder, unless the Company shall sustain the burden of proving by clear and convincing evidence that such Losses were proximately caused by an act or omission on the part of such Voting Trustee or Voting Trustees that was not taken in good faith or that was not reasonably believed to be in or not opposed to the best interests of the Company and the Management Investors as a group. The Company shall advance to any Voting Trustee all reasonable expenses in connection with litigation arising under the Management Voting Trust Agreement or the enforcement of any of the terms thereof or in any way relating to or arising out of the administration of the trusts created thereby or the action or inaction of the Management Voting Trust thereunder, including, but not limited to, expenses in connection with litigation in which such Voting Trustee purports to seek to enforce any portion of the Management Voting Trust Agreement. A Voting Trustee shall be required to execute an undertaking agreeing to repay the Company the amount so advanced in the event it is ultimately determined that such Voting Trustee is not entitled to indemnification with respect to such Losses, but the Voting Trustee shall not be required to give a bond or any security for the advancement of such expenses. To the extent insurance is available on commercially reasonable terms, the Company will procure and maintain (for the benefit of the Company and the Voting Trustees) insurance covering the Voting Trustees at least to the extent their conduct would give rise to indemnification under the Management Voting Trust Agreement. The provisions contained in this indemnification section shall survive the termination of the Management Voting Trust Agreement.

     The Restricted Stock Plan and the Management Stock Option Plan each provide that no member of the Compensation Committee of the Board or of the Board shall be liable for any action or determination made in good faith with respect to such plan or any grant under such plan. The Restricted Stock Plan and the Management Stock Plan each provide that to the fullest extent permitted by law, the Company shall indemnify and save harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a member of the Compensation Committee of the Board. The 1997 ICP provides that no member of the Compensation Committee or any officer or employee of the
Registrant or an affiliate acting at the direction or on behalf of the Compensation Committee shall be personally liable for any action or determination taken or made in good faith with respect to the 1997 ICP, and shall, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any such action or determination.

     Young & Rubicam Inc. also carries liability insurance covering officers and directors.

     Pursuant to the proposed form of Underwriting Agreement, the Underwriters have agreed to indemnify the directors and officers of Young & Rubicam Inc. in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In December 1996, in connection with the Recapitalization, Y&R (i) issued and sold 30,228,195 shares of Common Stock to the Recapitalization Investors and one entity affiliated with an independent member of the Board for cash consideration of $231,749,495, (ii) issued and sold 17,154,135 shares of Common Stock to 182 employees in exchange for a combination of cash, notes, shares of common stock, $.25 par value, of Young & Rubicam Inc., a New York corporation, and limited partnership units of Young & Rubicam L.P., a Delaware limited partnership, (iii) granted 16,823,565 Rollover Options to its employees in consideration of the surrender for cancellation of all or a portion of their outstanding employee options, and (iv) granted 5,200,590 Executive Options to its employees without consideration pursuant to the Management Stock Option Plan.

     In August 1997, two members of management of the Company purchased an aggregate of 12,900 shares of Common Stock for an aggregate purchase price of $98,900. In October 1997, four members of management of the Company purchased an aggregate of 36,000 shares of Common Stock for an aggregate purchase price of $276,000. In November 1997, the Company purchased additional equity interests in two of its Argentine subsidiaries using an aggregate of 91,320 shares of Common Stock as part of the consideration therefor.

     During 1997, management investors whose employment with the Company was terminated exercised Rollover Options to purchase an aggregate of 463,065 shares of Common Stock at $1.92 per share, or an aggregate of $887,541. All of such shares of Common Stock were repurchased by the Company pursuant to the call provisions of the Stockholders Agreement at a price equal to $7.67 per share.

     In December 1997, the Company issued and sold 4,250,790 shares of Common Stock to its employees for an aggregate amount of $9,314,483 pursuant to the exercise of Rollover Options and Executive Options. In March 1998, the Company issued and sold 135,885 shares of Common Stock to its employees for an aggregate amount of $864,196 pursuant to the exercise of Rollover Options and Executive Options.

     All of the sales of Y&R securities described above were deemed to be exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof, and in reliance on Rule 701 promulgated under Section 3(b) thereof and Regulation D and Regulation S thereunder. Each recipient of such securities represented in each transaction such recipient's intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.

ITEM 16. EXHIBITS.

     (a) Exhibits


 1.1       Form of Underwriting Agreement.*

 3.1       Amended and  Restated  Certificate  of  Incorporation  of  Registrant
           (incorporated  by  reference  from  Exhibit  4.4 to the  Registration
           Statement on Form S-8 (File No. 333-57605) filed by the Company).

 3.2 Amended and Restated Bylaws of Registrant (incorporated by reference from Exhibit 4.5 to the Registration Statement on Form S-8 (File No.
           333-57605) filed by the Company).

 4.1 Specimen Certificate of Common Stock of Registrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-1
           (File No. 333-46929) filed by the Company).

 4.2 Rights Agreement, dated as of May 1, 1998 (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-8 (File No.
           333-57605) filed by the Company).

 4.3       Certificate of Designation for Registrant's Cumulative  Participating
           Junior Preferred  Stock.**

 5.1       Opinion  of  Cleary,  Gottlieb,  Steen  &  Hamilton,  counsel  to the
           Registrant, as to the legality of the shares of Common Stock being registered.*

 9.1       Management  Voting  Trust  Agreement,  dated as of December  12, 1998
           (incorporated  by  reference  from  Exhibit  9.1 to the  Registration
           Statement on Form S-1 (File No. 333-46929) filed by the Company).

 9.2       Young & Rubicam Inc.  Restricted Stock Trust  Agreement,  dated as of
           December 12, 1996  (incorporated by reference from Exhibit 9.2 to the
           Registration  Statement on Form S-1 (File No. 333-46929) filed by the
           Company).

10.1 Stockholders' Agreement, dated as of May 8, 1998 (incorporated by reference from Exhibit 4.8 to the Registration Statement on Form S-8
           (File No. 333-57605) filed by the Company).

10.2 Contribution Agreement dated October 30, 1996 (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-1
           (File No. 333-46929) filed by the Company).

10.3 Young & Rubicam Holdings Inc. Restricted Stock Plan (incorporated by reference from Exhibit 10.4 to the Registration Statement on Form S-1
           (File No. 333-46929) filed by the Company).

10.4       Young  &  Rubicam   Holdings  Inc.   Management   Stock  Option  Plan
           (incorporated  by reference  from  Exhibit  10.5 to the  Registration
           Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.5 Young & Rubicam Inc. 1997 Incentive Compensation Plan (incorporated by reference from Exhibit 10.6 to the Registration Statement on Form
           S-1 (File No. 333-46929) filed by the Company).

10.6 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Peter Georgescu (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form S-1
           (File No. 333-46929) filed by the Company).



10.7 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Peter Georgescu (incorporated by reference from Exhibit 10.8 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.8 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with Peter Georgescu (incorporated by reference from Exhibit 10.9 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.9 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with John McGarry (incorporated by reference from Exhibit 10.10 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.10 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with John McGarry (incorporated by reference from Exhibit 10.11 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

10.11 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 31, 1994, with John McGarry (incorporated by reference from Exhibit 10.12 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.12 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Edward Vick (incorporated by reference from Exhibit 10.13 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

10.13 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Edward Vick (incorporated by reference from Exhibit 10.14 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

10.14 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Alan J. Sheldon (incorporated by reference from Exhibit 10.15 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.15 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Alan J. Sheldon (incorporated by reference from Exhibit 10.16 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.16 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1988, with Alan J. Sheldon (incorporated by reference from Exhibit 10.17 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

10.17       Registration  Rights  Agreement,  dated  as  of  December  12,  1996
            (incorporated  by reference  from Exhibit 10.18 to the  Registration
            Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.18       Letter Agreement dated as of October 16, 1997 by and between Young &
            Rubicam Inc. and Michael J. Dolan  (incorporated  by reference  from
            Exhibit  10.19 to the  Registration  Statement on Form S-1 (File No.
            333-46929) filed by the Company).

10.19       Letter  Agreement dated June 28, 1996 by and between Young & Rubicam
            Inc. and Michael J. Dolan  (incorporated  by reference  from Exhibit
            10.20 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.20 Lease agreement for 230 Park Avenue South (incorporated by reference from Exhibit 10.21 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

10.21       H&F Option  Agreement,  dated as of December 12, 1996, among Young &
            Rubicam Holdings Inc., a New York corporation ("Holdings"),  Young &
            Rubicam  Inc.,  a New York  corporation,  Young &  Rubicam  Inc.,  a
            Delaware corporation and a wholly-owned subsidiary of Holdings, and Hellman & Friedman Capital Partners III, L.P. (incorporated by reference from Exhibit 10.22 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).




10.22        H&F Option Agreement,  dated as of December 12, 1996, among Young &
             Rubicam Holdings Inc., a New York corporation ("Holdings"), Young &
             Rubicam  Inc.,  a New York  corporation,  Young & Rubicam  Inc.,  a
             Delaware corporation and a wholly-owned subsidiary of Holdings, and H&F Orchard Partners III, L.P. (incorporated by reference from
             Exhibit 10.23 to the  Registration  Statement on Form S-1 (File No.
             333-46929) filed by the Company).

10.23        Form of Young & Rubicam Inc. Key  Corporation  Managers  Bonus Plan
             (incorporated  by reference from Exhibit 10.24 to the  Registration
             Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.24        Amendment No. 1 to  Restricted  Stock Trust  Agreement  dated as of
             March 13, 1998 (incorporated by reference from Exhibit 10.25 to the
             Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.25 Young & Rubicam Inc. Deferred Compensation Plan (incorporated by reference from Exhibit 10.26 to the Registration Statement on Form
             S-1 (File No. 333-46929) filed by the Company).

10.26 Young & Rubicam Inc. Grantor Trust Agreement (incorporated by reference from Exhibit 10.27 to the Registration Statement on Form
             S-1 (File No. 333-46929) filed by the Company).

10.27        Amendment to Young & Rubicam Inc. 1997 Incentive  Compensation Plan
             (incorporated  by reference from Exhibit 10.28 to the  Registration
             Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.28        Credit Agreement for the New Credit Facility.**

21.1         List of Subsidiaries.

23.1         Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion to be filed as Exhibit 5.1).

24.1         Powers of Attorney (included on signature pages).**


----------


 * To be filed by amendment.

** Previously filed.



     (b) Financial Statement Schedules

       Schedule II -- Valuation and Qualifying Accounts and Reserves

YOUNG  AND RUBICAM INC. AND SUBSIDIARY COMPANIES                        SCHEDULE

                                                                             II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                (IN THOUSANDS)


                                                                     ADDITIONS
                                                       -----------------------------------
                                            BALANCE AT   CHARGED TO COSTS     CHARGED TO                   BALANCE
                DESCRIPTION                  BEGINNING     AND EXPENSES     OTHER ACCOUNTS   DEDUCTIONS    AT END
------------------------------------------ ------------ ------------------ ---------------- ------------ ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 1994

 Allowance for Doubtful Accounts .........    $ 7,844        $  4,947               --         $ 4,507    $ 8,284
                                              -------        --------               --         -------    -------
Year ended December 31, 1995

 Allowance for Doubtful Accounts .........    $ 8,284        $  8,352               --         $ 5,110    $11,526
                                              -------        --------               --         -------    -------
Year ended December 31, 1996

 Allowance for Doubtful Accounts .........    $11,526        $ 11,411               --         $13,088    $ 9,849
                                              -------        --------               --         -------    -------
VALUATION ALLOWANCE
Year ended December 31, 1994

 SFAS 109 Valuation Allowance ............    $15,221        $ (1,746)              --              --    $13,475
                                              -------        --------               --         -------    -------
Year ended December 31, 1995

 SFAS 109 Valuation Allowance ............    $13,475        $    912               --              --    $14,387
                                              -------        --------               --         -------    -------
Year ended December 31, 1996

 SFAS 109 Valuation Allowance ............    $14,387        $ 14,667           $4,483              --    $33,537
                                              -------        --------           ------         -------    -------


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

       (a)  Insofar  as  indemnification   for  liabilities  arising  under  the
    Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       (b) (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 12, 1998.

                                        YOUNG & RUBICAM INC.

                                        By: /s/ Michael J. Dolan
                                          ------------------------------------
                                           Name:   Michael J. Dolan
                                           Title:  Vice Chairman and
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




         SIGNATURE                             TITLE                           DATE
---------------------------   ---------------------------------------   ------------------
              *               Chairman of the Board and Chief           November 12, 1998
-------------------------      Executive Officer (principal
      Peter A. Georgescu       executive officer)

              *               Vice Chairman, Chief Financial            November 12, 1998
-------------------------      Officer and Director (principal
        Michael J. Dolan       financial officer)

              *               Vice President, Controller                November 12, 1998
-------------------------     (principal accounting officer)
        John A. Wozniak

              *               Chief Operating Officer and Director      November 12, 1998
-------------------------
         Edward H. Vick

              *               Executive Vice President and Director     November 12, 1998
-------------------------
      Thomas D. Bell, Jr.

              *               Director                                  November 12, 1998
-------------------------
       F. Warren Hellman

              *               Director                                  November 12, 1998
-------------------------
       Richard S. Bodman

              *               Director                                  November 12, 1998
-------------------------
   Philip U. Hammarskjold



         SIGNATURE               TITLE            DATE
---------------------------   ----------   ------------------
              *               Director     November 12, 1998
-------------------------
        Alan D. Schwartz

              *               Director     November 12, 1998
-------------------------
     John F. McGillicuddy





*By: /s/ Michael J. Dolan
   --------------------------
    Name: Michael J. Dolan
     Title:  Attorney-in-Fact

                                 EXHIBIT INDEX



 EXHIBIT                                                                                             PAGE
  NUMBER                                   DESCRIPTION OF EXHIBITS                                  NUMBER
---------   ------------------------------------------------------------------------------------   -------
     1.1    Form of Underwriting Agreement.*
     3.1    Amended and Restated  Certificate  of  Incorporation  of  Registrant
            (incorporated  by  reference  from  Exhibit 4.4 to the  Registration
            Statement on Form S-8 (File No. 333-57605) filed by the Company).

     3.2 Amended and Restated Bylaws of Registrant (incorporated by reference from Exhibit 4.5 to the Registration Statement on Form S-8 (File No.
            333-57605) filed by the Company).

     4.1 Specimen Certificate of Common Stock of Registrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-1
            (File No. 333-46929) filed by the Company).

     4.2 Rights Agreement, dated as of May 1, 1998 (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-8 (File No.
            333-57605) filed by the Company).

     4.3    Certificate of Designation for Registrant's Cumulative Participating
            Junior Preferred Stock.**

     5.1    Opinion  of  Cleary,  Gottlieb,  Steen &  Hamilton,  counsel  to the
            Registrant, as to the legality of the shares of Common Stock being registered.*

     9.1    Management  Voting  Trust  Agreement,  dated as of December 12, 1998
            (incorporated  by  reference  from  Exhibit 9.1 to the  Registration
            Statement on Form S-1 (File No. 333-46929) filed by the Company).

     9.2    Young & Rubicam Inc.  Restricted Stock Trust Agreement,  dated as of
            December 12, 1996 (incorporated by reference from Exhibit 9.2 to the
            Registration Statement on Form S-1 (File No. 333-46929) filed by the
            Company).

    10.1 Stockholders' Agreement, dated as of May 8, 1998 (incorporated by reference from Exhibit 4.8 to the Registration Statement on Form S-8
            (File No. 333-57605) filed by the Company).

    10.2 Contribution Agreement dated October 30, 1996 (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

    10.3 Young & Rubicam Holdings Inc. Restricted Stock Plan (incorporated by reference from Exhibit 10.4 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

    10.4    Young  &  Rubicam   Holdings  Inc.   Management  Stock  Option  Plan
            (incorporated  by reference  from  Exhibit 10.5 to the  Registration
            Statement on Form S-1 (File No. 333-46929) filed by the Company).

    10.5 Young & Rubicam Inc. 1997 Incentive Compensation Plan (incorporated by reference from Exhibit 10.6 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

    10.6 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Peter Georgescu (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

    10.7 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Peter Georgescu (incorporated by reference from Exhibit 10.8 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).


 EXHIBIT                                                                                           PAGE
 NUMBER                                  DESCRIPTION OF EXHIBITS                                 NUMBER
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
  10.8      Young & Rubicam Inc. Select Executive  Retirement Income Plan, dated as of  January  1,  1986,  with  Peter  Georgescu  (incorporated  by reference  from Exhibit 10.9 to the  Registration  Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

  10.9 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with John McGarry (incorporated by reference from Exhibit 10.10 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

  10.10 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with John McGarry (incorporated by reference from Exhibit 10.11 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

  10.11 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 31, 1994, with John McGarry (incorporated by reference from Exhibit 10.12 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

  10.12 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Edward Vick (incorporated by reference from Exhibit 10.13 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

  10.13 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Edward Vick (incorporated by reference from Exhibit 10.14 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).

  10.14 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Alan J. Sheldon (incorporated by reference from Exhibit 10.15 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

  10.15 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Alan J. Sheldon (incorporated by reference from Exhibit 10.16 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

  10.16 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1988, with Alan J. Sheldon (incorporated by reference from Exhibit 10.17 to the Registration Statement on Form
            S-1 (File No. 333-46929) filed by the Company).

  10.17     Registration  Rights  Agreement,  dated  as  of  December  12,  1996
            (incorporated  by reference  from Exhibit 10.18 to the  Registration
            Statement on Form S-1 (File No. 333-46929) filed by the Company).

  10.18     Letter Agreement dated as of October 16, 1997 by and between Young &
            Rubicam Inc. and Michael J. Dolan  (incorporated  by reference  from
            Exhibit  10.19 to the  Registration  Statement on Form S-1 (File No.
            333-46929) filed by the Company).

  10.19     Letter  Agreement dated June 28, 1996 by and between Young & Rubicam
            Inc. and Michael J. Dolan  (incorporated  by reference  from Exhibit
            10.20 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

  10.20 Lease agreement for 230 Park Avenue South (incorporated by reference from Exhibit 10.21 to the Registration Statement on Form S-1 (File
            No. 333-46929) filed by the Company).


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
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  EXHIBIT                                                                                            PAGE
  NUMBER                                   DESCRIPTION OF EXHIBITS                                 NUMBER
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
    10.21    H&F Option  Agreement, dated as of December 12, 1996, among Young &
             Rubicam Holdings Inc., a New York corporation ("Holdings"), Young &
             Rubicam  Inc.,  a New York  corporation,  Young & Rubicam  Inc.,  a
             Delaware corporation and a wholly-owned subsidiary of Holdings, and
             Hellman & Friedman  Capital  Partners  III, L.P.  (incorporated  by reference from Exhibit 10.22 to the Registration  Statement on Form
             S-1 (File No. 333-46929) filed by the Company).

    10.22    H&F Option Agreement,  dated as of December 12, 1996, among Young &
             Rubicam Holdings Inc., a New York corporation ("Holdings"), Young &
             Rubicam  Inc.,  a New York  corporation,  Young & Rubicam  Inc.,  a
             Delaware corporation and a wholly-owned subsidiary of Holdings, and H&F Orchard Partners III, L.P. (incorporated by reference from
             Exhibit 10.23 to the  Registration  Statement on Form S-1 (File No.
             333-46929) filed by the Company).

    10.23    Form of Young & Rubicam Inc. Key  Corporation  Managers  Bonus Plan
             (incorporated  by reference from Exhibit 10.24 to the  Registration
             Statement on Form S-1 (File No. 333-46929) filed by the Company).

    10.24    Amendment No. 1 to  Restricted  Stock Trust  Agreement  dated as of
             March 13, 1998 (incorporated by reference from Exhibit 10.25 to the
             Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

    10.25 Young & Rubicam Inc. Deferred Compensation Plan (incorporated by reference from Exhibit 10.26 to the Registration Statement on Form
             S-1 (File No. 333-46929) filed by the Company).

    10.26 Young & Rubicam Inc. Grantor Trust Agreement (incorporated by reference from Exhibit 10.27 to the Registration Statement on Form
             S-1 (File No. 333-46929) filed by the Company).

    10.27    Amendment to Young & Rubicam Inc. 1997 Incentive  Compensation Plan
             (incorporated  by reference from Exhibit 10.28 to the  Registration
             Statement on Form S-1 (File No. 333-46929) filed by the Company).

    10.28    Credit Agreement for the New Credit Facility.**
    21.1     List of Subsidiaries.
    23.1     Consent of PricewaterhouseCoopers LLP.

    23.2 Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion to be filed as Exhibit 5.1).

    24.1     Powers of Attorney (included on signature pages).**



----------


 * To be filed by amendment.

** Previously filed.